As filed with the Securities and Exchange Commission on January 15, 2009	Registration No. 333____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUBAYE.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	7371	98-0573479
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation	Classification Code Number)
or organization)

6 North Twelfth Road
Country Garden
Shunde District
Foshan City
Guangdong, China 528312
(86) 757 2663 9986
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jun Han
Chief Executive Officer
Subaye.com, Inc.
6 North Twelfth Road
Country Garden
Shunde District
Foshan City
Guangdong, China 528312
(86) 757 2663 9986
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to

Robert S. Matlin, Esq.
Robert D. Shin, Esq.
K&L Gates LLP
599 Lexington Avenue
New York, New York 10022-6030
Telephone: (212) 536-3900 Facsimile: (212) 536-3901

Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective and the satisfaction or waiver of certain other conditions described herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum	Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate	Registration
Securities To Be Registered	Registered		Per Share		Offering Price	Fee
Common Stock, $.001 par value per share	2,689,627	(1)	$2.00	(2)	$5,379,254	$211.40
Total Registration Fee						$211.40	(3)

1 Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions and similar transactions

2 Based on the value of our common stock as determined upon the per share acquisition price of the stock for stock acquisition of Media Group International, Limited on October 23, 2007. There is no relationship between this price and our assets, earnings, book value, or any other objective criteria.

3 Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURTIIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated January 15, 2009

Subaye.com, Inc.

2,689,627   Shares of Common Stock

This prospectus relates to 2,689,627 shares of common stock of Subaye.com, Inc. a Delaware corporation, which may be resold by the selling security holders named in this prospectus. We have been advised by the selling security holders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling security holders will sell their shares of our common stock at a fixed price of $2.00 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock being offered for sale by the selling security holders. We will pay for all expenses related to this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 3 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	14
DETERMINATION OF OFFERING PRICE	14
SELLING SECURITY HOLDERS	14
PLAN OF DISTRIBUTION	16
DESCRIPTION OF SECURITIES	18
INTEREST OF NAMED EXPERTS AND COUNSEL	19
DESCRIPTION OF BUSINESS	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	30
EXECUTIVE OFFICERS AND DIRECTORS	41
COMPENSATION DISCUSSION AND ANALYSIS	42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
LEGAL MATTERS	46
EXPERTS	46
ADDITIONAL INFORMATION	46
FINANCIAL STATEMENTS	F-1
PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

In this prospectus, Subaye.com, Inc. is referred to as “Subaye.com” and, together with its subsidiaries as “we,” “our,” “us,” “the Registrant,” and “the Company.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in States where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Dealer Prospectus Delivery Obligation

Until                  , 2009 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 4.

Overview

Subaye.com, Inc. is a Delaware corporation, and a majority-owned subsidiary of MyStarU.com, Inc., a Delaware corporation (“MYST”). The Company was formed in January 2005 and is headquartered in the People’s Republic of China (the “PRC”). The Company is a provider of internet video sharing services in China, focused on web-based corporate branding videos and internet marketing services.

The Company’s platform consists of its websites, www.goongreen.org, www.x381.com, www.goongood.com, www.subaye.com and the Subaye Alliance network, which is its network of third-party websites. The Company’s website, www.subaye.com is active, while its other website businesses are under development at this time. Subaye.com’s services are designed to enable internet users to find and view videos online. As of November 30, 2008, the Company had 34,545 members and the Company’s video database consisted of 73,999 profiles of corporate video showcases. These showcases offer a cost-effective venue for small to mid-size enterprises (“SMEs”) to advertise their products and services and establish and enhance their corporate brands. The Company provides its users with easy access to an index of over 2.77 million video clips, images and web pages.

The Company currently operates in the following business segments:

1.	Online Membership Services - The Company provides online content and member services for commercial use.

2.	Software Sales - The Company provides web-based and mobile software platforms.

3.	Media and Marketing Management - The Company coordinates product placement activities for filmmakers and advertisers in the entertainment arts industry of the PRC.

On April 25, 2006, the Company acquired 100% of the shares of Guangzhou Panyu Metals & Minerals Import and Export Co., Limited (“Panyu M&M”), a PRC limited company, from the sole shareholder, Wukang IE Limited, for $500,000 of MYST’s yet-to-be received accounts receivable. Panyu M&M’s principal activity is conducting import and export trade in the PRC.

On June 16, 2006, the following transactions took place:

1.	The Company sold 2,024,192 shares of its common stock to MYST for $1,060,000.
2.	The Company acquired certain valuable assets, namely the minority ownership rights to the website known as www.subaye.com, by issuing 798,747 shares, valued at $1,565,544, of its common stock to CDN.
3.
The Company issued 500,000 shares of its common stock and 200,000 shares of its Series A convertible preferred stock, par value $0.01, to Top Rider Group Limited for $1,760,000. Each share of the Company’s Series A convertible preferred stock is convertible into two shares of the Company’s common stock.

4.	The Company agreed to reimburse CDN for website development costs incurred on behalf of the Company in 2006 and 2005 totaling $190,800.
5.	MYST and CDN agreed to terminate the Rights Agreement dated November 11, 2005.

On October 1, 2006, the Company sold 100% of the outstanding ownership interests in Panyu M&M to its controlling shareholder, MYST, for gross consideration of $500,000. The transaction was between two entities under common control. As a result, the transaction was accounted for at the historical adjusted cost of the net assets transferred, which was $500,000.

On February 28, 2007, the Company changed its name to Subaye.com, Inc. by filing a certificate of amendment with the State of Delaware.

From July 1, 2007 through December 31, 2007, the Company allowed its current members and potential new members to use the Company's website, www.subaye.com, free of charge. As a result, the Company's Online Membership Services business segment did not generate any revenues during this time period.

On October 1, 2007, the Company acquired 100% of the outstanding ownership units of Guangzhou TCOM Computer Tech Limited (“Guangzhou Subaye”) from MYST for $119,534. Payment of the purchase price of $119,534 was made in the form of 59,767 shares of Subaye.com common stock. With the acquisition of Guangzhou Subaye, the Company acquired the technical know-how to market, sell and manage the Company's software products, specifically IBS Version 5.0. Additionally, the Company now has a much more diverse employee base which it anticipates will help it to develop a more collaborative work environment and result in more robust products and services. The Company believes that Guangzhou Subaye provides the appropriate employee staff the Company needs in order to generate revenues from software sales and also to manage its computer infrastructure, among other tasks, for the foreseeable future.

On October 23, 2007, the Company completed the acquisition of Media Group International Limited (“MGI”), a Hong Kong-based media and marketing management firm. The purchase price was $200,000, payable in the form of 100,000 shares of the Company's common stock. With the acquisition of MGI, the Company is now able to further develop business within the entertainment sector of the PRC, which it believes will generate significant revenues for the Company. The Company believes that it now has individuals in place who can enhance the Company's brand and not only develop a marketing plan, but implement that plan on a daily basis. The Company strives, like most businesses with online service offerings, to drive internet traffic to the Company’s websites. This is a highly competitive environment but the Company believes that the acquisition of MGI is an important step in expanding its advertising, media and marketing efforts.

On February 20, 2008, the Company issued 767,457 shares of common stock valued at $1,534,914 to MYST as consideration for the purchase of 3 websites controlled by MYST, namely www.goongreen.org, www.x381.com, and www.goongood.com. The Company believes these acquisitions provide synergies with the business operations of the Company's website, www.subaye.com, and are expected to enhance the services offered and corresponding revenues derived from the members of www.subaye.com.

The Company’s principle executive offices are located at 6 North Twelfth Road, Country Garden, Shunde District, Foshan City, Guangdong, China 528312. The Company’s telephone number at that address is (86) 757 2663 9986.

Risk Factors

We face risks in operating our business, including risks that may prevent us from achieving the objectives of our growth strategies. You should carefully consider these risks before investing in our common stock. For a description of the risks affecting our business or an investment in our common stock, please see the section entitled “Risk Factors.”

Number of Shares Being Offered

This prospectus covers the resale by the selling security holders named in this prospectus of up to 2,689,627 shares of our common stock. The selling security holders will sell their shares of our common stock at a fixed price of $2.00 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 10,361,832 shares of our common stock issued and outstanding as of January 12, 2009.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares of our common stock being offered by the selling security holders. We will pay for all expenses related to this offering.

Determination of Offering Price

The $2.00 per share offering price of our common stock is based on the per share acquisition price of the stock for stock acquisition of Media Group International, Inc. on October 23, 2007. There is no relationship between this price and our assets, earnings, book value, or any other objective criteria of value.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the proposed facility acquisition on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

Our dependence on government contracts;

Fluctuation and unpredictability of costs related to our products and services;

Changes in the laws of the PRC that affect our operations;

Our failure to meet or timely meet contractual performance standards and schedules;

Exposure to product liability and defect claims;

Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

Development of a public trading market for our securities;

The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.”

These risks and uncertainties, along with others, are also described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the events or developments described below actually occurred, our business, financial condition and results of operation would likely suffer. In that case, the trading price of our common stock would likely decline and you could lose part of or all of your investment in our common stock.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. We commenced operations in 2005 and first achieved profitability in the quarter ended December 31, 2006. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the internet industry in China. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business and prospects. As a result of these factors, the future revenue and income potential of our business is uncertain. If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We sustained losses in the past and our historical financial information may not be representative of our future results of operations.

We began achieving profitability in the quarter ended December 31, 2006. As of September 30, 2008, we had retained earnings of $4,720,381. We have experienced growth in recent periods, in part, due to the growth in China’s online marketing industry, which may not be representative of future growth or be sustainable. We cannot assure you that our historical financial information is indicative of our future operating results or financial performance, or that our profitability will be sustained.

We face significant competition and may suffer from a loss of users and customers as a result.

We face significant competition in almost every aspect of our business, particularly from other companies that seek to provide internet video services to users and provide online marketing services to customers. Our main competitors include U.S.-based internet video providers such as Google, Yahoo! and Microsoft, as well as other Chinese internet companies. These Chinese competitors include internet portals such as Netease, Sina and Sohu, other internet video service providers, such as Baidu, and business-to-business, or B2B, service providers such as Alibaba. We compete with these entities for both users and customers on the basis of user traffic, quality (relevance) and quantity (index size) of the video online, availability and ease restriction of use of products and services, the number of customers, distribution channels and the number of associated third-party websites. In addition, we may face greater competition from our U.S. competitors as a result of, among other things, a relaxation on the foreign ownership restrictions of PRC internet content and advertising companies, improvements in online payment systems and internet infrastructure in China and our U.S. competitors’ increased business activities in China.

Many of these competitors have significantly greater financial resources than we do. They also have longer operating histories and more experience in attracting and retaining users and managing customers than we do. They may use their experience and resources to compete with us in a variety of ways, including by competing more heavily for users, customers, distributors and networks of third-party websites, investing more heavily in research and development and making acquisitions. If any of our competitors provide comparable or better Chinese language video sharing experience, our user traffic could decline significantly. Any such decline in traffic could weaken our brand, result in loss of customers and users and have a material adverse effect on our results of operations.

We also face competition from traditional advertising media, such as newspapers, magazines, yellow pages, billboards and other forms of outdoor media, television and radio. Most large companies in China allocate, and will likely continue to allocate, most of their marketing budgets to traditional advertising media and only a small portion of their budgets to online marketing. If these companies do not devote a larger portion of their marketing budgets to online marketing services provided by us, or if our existing customers reduce the amount they spend on online marketing, our results of operations and future growth prospects could be adversely affected.

Our business depends on a strong network, and if we are not able to maintain and enhance our network, we may lose customers, resulting in a reduction in revenue.

We believe that recognition of our network “Subaye Alliance” has contributed significantly to the success of our business. We also believe that maintaining and enhancing the Subaye Alliance is critical to expanding our base of users, customers and Subaye Alliance members. As our market becomes increasingly competitive, maintaining and enhancing our brand will depend largely on our ability to continue expanding operation as a provider of internet video services in China, which may be increasingly difficult and expensive.

We have developed our user base primarily by word-of-mouth and incurred limited brand promotion expenses. We have recently initiated brand promotion efforts, but we cannot assure you that our new marketing efforts will be successful in further promoting our brand. If we fail to promote and maintain the “Subaye” brand, or if we incur excessive expenses in this effort, our business and results of operations could be materially and adversely affected.

If we fail to continue to innovate and provide relevant products and services, we may not be able to generate sufficient user traffic levels to remain competitive, resulting in a loss of customers and reduction in revenue.

Our success depends on providing products and services that people use for a high-quality internet video experience. Our competitors are constantly developing innovations in internet video and online marketing as well as enhancing users’ online experience. As a result, we must continue to invest significant resources in research and development to enhance our internet video technology and our existing products and services and introduce additional high quality products and services to attract and retain users. If we are unable to anticipate user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users and customers. Our operating results would also suffer if our innovations do not respond to the needs of our users and customers, or are not appropriately timed with market opportunities or are not effectively brought to market. As video technology continues to develop, our competitors may be able to offer video sharing results that are, or that are perceived to be, substantially similar to or better than those generated by our video services. This may force us to expend significant resources in order to remain competitive.

If we fail to keep up with rapid technological changes, our future success may be adversely affected due to a loss of customers and reduced ability to attract new customers.

The online marketing industry is subject to rapid technological changes. Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our services. Our failure to adapt to such changes could harm our business. New marketing media could also adversely affect us. For example, the number of people accessing the internet through devices other than personal computers, including mobile telephones and hand-held devices, has increased in recent years. If we are slow to develop products and technologies that are more compatible with those devices or non-PC communications devices, we may not be successful in capturing a significant share of this increasingly important market for media and other services. In addition, the widespread adoption of new internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid technological changes to remain competitive in our rapidly evolving industry, our future success may be adversely affected.

We may not be able to prevent others from unauthorized use of our intellectual property, which could result in a reduction of income and loss of customers.

We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights. The protection of intellectual property rights in China may not be as effective as those in the United States or other countries. The steps we have taken may be inadequate to prevent the misappropriation of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without paying us. Moreover, unauthorized use of our technology could enable our competitors to offer internet videos online, Subaye VIDEO SHARING or online advertising services that are comparable to or better than ours, which could harm our business and competitive position. From time to time, we may have to enforce our intellectual property rights through litigation. Such litigation may result in substantial costs and diversion of resources and management attention.

Online marketing is a relatively novel concept in China and our business strategy may prove to be ineffective, resulting in loss of customers and revenue.

If we fail to retain existing customers or attract new customers for our online marketing services, our business and growth prospects could be seriously harmed. Our online marketing customers will not continue to do business with us if their investment does not generate sales and ultimately consumers, or if we do not deliver their web pages in an appropriate and effective manner. Our Corporate VIDEO SHARING customers may discontinue their business with us at any time and for any reason as they are not subject to fixed-term contracts. Failure to retain our existing online marketing customers or attract new customers for our online marketing services could seriously harm our business and growth prospects.

Our reliance on third-party distributors poses operational risks to our business.

Because we primarily rely on distributors in providing our VIDEO SHARING services, our failure to retain key distributors or attract additional distributors could materially and adversely affect our business.

Online marketing is at an early stage of development in China and is not as widely accepted by or available to businesses in China as in the United States. As a result, we rely heavily on a nationwide distribution network of third-party distributors for our sales to, and collection of payment from, our VIDEO SHARING customers. If our distributors do not provide quality services to our VIDEO SHARING customers or otherwise breach their contracts with our VIDEO SHARING customers, we may lose customers and our results of operations may be materially and adversely affected. We do not have long-term agreements with any of our distributors, including our key distributors, and cannot assure you that we will continue to maintain favorable relationships with them. Our distribution arrangements, except for those with our key distributors, are non-exclusive. Furthermore, some of our distributors also contract with our competitors or potential competitors and may not renew their distribution agreements with us. In addition, as new methods for accessing the internet, including the use of wireless devices, become available, we may need to expand our distribution network. If we fail to retain our key distributors or attract additional distributors on terms that are commercially reasonable, our business and results of operations could be materially and adversely affected.

Our strategy of acquiring complementary businesses, assets and technologies may fail which could reduce our ability to compete for customers.

As part of our business strategy, we have pursued, and intend to continue to pursue, selective strategic acquisitions of businesses, assets and technologies that complement our existing business. We may make other acquisitions in the future if suitable opportunities arise. Acquisitions involve uncertainties and risks, including:

•	potential ongoing financial obligations and unforeseen or hidden liabilities;

•	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

•	costs and difficulties of integrating acquired businesses and managing a larger business; and

•	diversion of resources and management attention.

Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, we may dilute the value of your shares. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Such acquisitions may also generate significant amortization expenses related to intangible assets.

We may not be able to manage our expanding operations effectively which could impede our growth.

The Company was organized on January 27, 2005 and we have expanded our operations rapidly. We anticipate significant continued expansion of our business as we address growth in our user-base, customer-base and market opportunities. To manage the potential growth of our operations and personnel, we will be required to improve operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with other websites, internet companies and other third parties. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our common stock to fall.

Our user traffic tends to be seasonal. For example, we generally experience less user traffic during public holidays in China. In addition, advertising spending in China has historically been cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Our rapid growth has lessened the impact of the cyclicality and seasonality of our business. As we continue to grow, we expect that the cyclicality and seasonality in our business may cause our operating results to fluctuate.

Our business may be adversely affected by third-party software applications that interfere with our receipt of information from, and provision of information to, our users, which may impair our users’ experience, resulting in a loss of customers.

Our business may be adversely affected by third-party malicious or unintentional software applications that make changes to our users’ computers and interfere with our products and services. These software applications may change our users’ internet experience by hijacking queries to our websites, altering or replacing our video play results, or otherwise interfering with our ability to connect with our users. The interference often occurs without disclosure to or consent from users, resulting in a negative experience that users may associate with our websites and the Company itself. These software applications may be difficult or impossible to remove or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to provide a superior user experience is critical to our success. If our efforts to combat these software applications are unsuccessful, our reputation may be harmed. This could result in a decline in user traffic and, consequently, our revenues.

The successful operation of our business depends upon the performance and reliability of the internet infrastructure and fixed telecommunications networks in China and diminished reliability could result in loss of confidence among our users which could lead to reduced revenues or loss of customers.

Our business depends on the performance and reliability of the internet infrastructure in China. Almost all access to the internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Information Industry of China. In addition, the national networks in China are connected to the internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the internet. We cannot assure you that a more sophisticated internet infrastructure will be developed in China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s internet infrastructure. In addition, the internet infrastructure in China may not support the demands associated with continued growth in internet usage.

We also rely on Foshan Ruijang Technology Limited, or FRT, and China Netcom Corporation Limited, or China Netcom, to provide us with data communications capacity primarily through local telecommunications lines and internet data centers to host our servers. We do not have access to alternative services in the event of disruptions, failures or other problems with the fixed telecommunications networks of FRT and China Netcom, or if FRT or China Netcom otherwise fail to provide such services. In March 2006, due to a power outage at China Netcom’s internet data center that hosted our servers, we were unable to provide internet video online services for approximately five hours. Any unscheduled service interruption could damage our reputation and result in a decrease in our revenues. Furthermore, we have no control over the costs of the services provided by FRT and China Netcom. If the prices that we pay for telecommunications and internet services rise significantly, our gross margins could be adversely affected. In addition, if internet access fees or other charges to internet users increase, our user traffic may decrease, which in turn may harm our revenues.

Our success depends on the continuing efforts of our senior management team and other key personnel and the loss of the services of such key personnel could result in a disruption of operations which could result in reduced revenues.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our Chief Executive Officer, Jun Han, our President, Yaofu Su, and our Vice President, Heying Zhang. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. We do not currently maintain key man insurance on our senior managers.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key professionals and staff members.

Each of our executive officers and key employees has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. However, if any disputes arise between any of our senior executives or key personnel and us, we cannot assure you the extent to which any of these agreements are enforceable.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance and future success depends on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

As competition in our industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

If we are unable to adapt or expand our existing technology infrastructure to accommodate greater traffic or additional customer requirements, we may lose customers.

Our www.subaye.com website regularly serves a large number of users and customers and delivers a large number of daily video views. Our technology infrastructure is highly complex and may not provide satisfactory service in the future, especially as the number of customers using our VIDEO SHARING services increases. We may be required to upgrade our technology infrastructure to keep up with the increasing traffic on our websites, such as increasing the capacity of our hardware servers and the sophistication of our software. If we fail to adapt our technology infrastructure to accommodate greater traffic or customer requirements, our users and customers may become dissatisfied with our services and switch to our competitors’ websites, which could harm our business.

If we fail to detect click-through fraud, we could lose the confidence of our customers and our revenues could decline.

We are exposed to the risk of fraudulent clicks on ads posted by individuals seeking to increase the advertising fees paid to our web publishers when we commence internet advertising services. Although we have not historically generated revenues from advertising, we may do so in the future. We may have to refund revenue that our advertisers have paid to us and that was later attributed to click-through fraud. Click-through fraud occurs when an individual clicks on an ad displayed on a website for the sole intent of generating the revenue share payment to the publisher rather than to view the underlying content. From time to time it is possible that fraudulent clicks will occur and we would not allow our advertisers to be charged for such fraudulent clicks. This would negatively affect the profitability of our online advertising agency business, and this type of fraudulent act could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our performance-based advertising network, which could lead the advertisers to become dissatisfied with our online advertising agency business, and in turn lead to loss of advertisers and the related revenue. At the moment, we have no specific plans to focus on mitigating this risk through specific actions but we may need to subscribe to certain applicable software platforms that detect click-through fraud and possibly work with consultants to further mitigate this risk. This could adversely affect our business and our prospects.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Our ability to provide our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our brand if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, computer viruses, interruptions in access to our websites through the use of “denial of service” or similar attacks, hacking or other attempts to harm our systems, and similar events. Our servers, which are hosted at third-party internet data centers, are also vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an internet data center by a third-party provider without adequate notice could result in lengthy service interruptions.

In October 2006, we failed to provide internet video sharing results for approximately four hours as a result of an error in operations. If we experience frequent or persistent system failures on our website, our reputation and brand could be permanently harmed. The steps we plan to take to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of service interruptions.

If our software contains bugs, we could lose the confidence of users, resulting in loss of customers and a reduction of revenue.

Our online systems, including our websites, our enterprise video play software and other software applications and products, could contain undetected errors or “bugs” that could adversely affect their performance. We regularly update and enhance our website and our other online systems and introduce new versions of our software products and applications. The occurrence of errors in any of these may cause us to lose market share, damage our reputation and brand name, and materially and adversely affect our business.

Concerns about the security of electronic commerce transactions and confidentiality of information on the internet may reduce use of our network and impede our growth.

A significant barrier to electronic commerce and communications over the internet in general has been a public concern over security and privacy, including the transmission of confidential information. If these concerns are not adequately addressed, they may inhibit the growth of the internet and other online services generally, especially as a means of conducting commercial transactions. If a well-publicized internet breach of security were to occur, general internet usage could decline, which could reduce traffic to our destination websites and impede our growth.

We have limited business insurance coverage and potential liabilities could exceed our ability to pay them.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions which could result in significant disruptions to our operations and/or our ability to generate revenues.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our vendors and customers. Subaye.com is considered a foreign person or foreign enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of internet and advertising companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

PRC laws currently provide limited guidance as to whether an internet video provider that provides video result links to domestic news websites is required to obtain an approval from the State Council News Office. PRC laws also do not provide clear guidance as to whether an internet video provider that provides links to online audio/video products is required to obtain an internet culture permit from the Ministry of Culture or a license for broadcasting audio/video programs from the State Administration of Radio, Film and Television. If the interpretation of existing laws and regulations changes or new regulations come into effect requiring us to obtain any such licenses, permits or approvals, we cannot assure you that we may successfully obtain them, and we may need to remove links to news and audio/video products until we obtain the requisite licenses, permits and approvals.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If the PRC government were to classify VIDEO SHARING services as a form of advertising, we may have to conduct our VIDEO SHARING business through our PRC-organized subsidiary, namely Guangzhou Subaye, which would increase our effective tax rate, and we might be subject to sanctions and required to pay delinquent taxes.

PRC laws and regulations related to advertising do not currently classify video sharing as a form of advertising. We conduct our video sharing business through www.subaye.com, which does not hold an advertising license. However, we cannot assure you that the PRC government will not classify video sharing as a form of advertising in the future. If new regulations characterize video sharing as a form of advertising, we may have to conduct our video sharing business through Guangzhou Subaye, our PRC-organized subsidiary. This would increase our consolidated effective tax rate for two reasons. First, advertising revenues generated by Guangzhou Subaye are subject to a 3% surcharge in addition to the 5% business tax. Second, Guangzhou Subaye is subject to the 25% statutory enterprise income tax rate, as compared to the preferential enterprise income tax exemption enjoyed by www.subaye.com as of the date of this prospectus. See “Business—Taxation” for more information on PRC business and enterprise income tax as applicable to Guangzhou Subaye and www.subaye.com. Moreover, if the change in classification of video sharing were retroactively applied, we might be subject to sanctions, including payment of delinquent taxes and fines. Any change in the classification of video sharing by the PRC government may significantly disrupt our operations and materially and adversely affect our business, results of operations and financial condition.

Complexity, uncertainties and changes in PRC regulation of internet business and companies could affect our operations, including placing limitations on our ability to own key assets, such as our websites.

The PRC government extensively regulates the internet industry including foreign ownership of, and the licensing and permit requirements pertaining to companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the internet industry include the following:

•
We only have contractual control over our websites. We do not own the websites due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including online information services.

•
There are uncertainties relating to the regulation of the internet business in China, including evolving licensing practices, which means that permits, licenses or operations at some of our companies may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

•
Certain PRC government authorities have stated publicly that they are in the process of promulgating new laws and regulations that will regulate internet activities. The areas of regulation may include online advertising, online news displaying, online audio-video program broadcasting and the provision of culture-related information over the internet. Other aspects of our online operations may be regulated in the future. If our operations do not comply with these new regulations at the time they become effective, we could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business.

In order to comply with PRC laws limiting foreign ownership of internet and advertising businesses, we conduct our ICP (independent content provider) and online advertising businesses through Guangzhou Subaye, our PRC-organized subsidiary. If the PRC government determines that these contractual arrangements do not comply with applicable regulations, our ability to operate could be significantly reduced resulting in loss of customers and revenue.

The PRC government restricts foreign investment in internet and advertising businesses. Accordingly, we operate our websites and our online advertising business in China through Guangzhou Subaye. Guangzhou Subaye holds the licenses and approvals necessary to operate our website and our online advertising business in China. We cannot assure you, however, that we will be able to enforce these contracts. Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our website, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities who could exert substantial influence in company matters which may be adverse to your interests.

After this offering, the shareholders of MYST will still own approximately 69.03% of our outstanding common stock, representing 69.03% of our voting power. The shareholders of MYST, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce the price of our stock. These actions may be taken even if they are opposed by our other shareholders, including those who purchase stock in this offering.

Risks Related to Doing Business in China

If the internet and, in particular, online marketing are not broadly adopted in China, our ability to increase revenue and sustain profitability could be significantly reduced.

The use of the internet as a marketing channel is at an early stage in China. Internet and broadband penetration rates in China are both relatively low compared to those in most developed countries. Many of our current and potential customers have limited experience with the internet as a marketing channel, and have not historically devoted a significant portion of their marketing budgets to online marketing and promotion. As a result, they may not consider the internet effective in promoting their products and services as compared to traditional print and broadcast media.

Regulation and censorship of information disseminated over the internet in China may disrupt our operations and subject us to liability for information linked to our websites, resulting in reduced income.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses and the closure of the concerned websites. In the past, failure to comply with such requirements has resulted in the closure of certain websites. The website operator may also be held liable for such censored information displayed on or linked to the website.

In addition, the Ministry of Information Industry has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local internet service provider to block any internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the internet of information which it believes to be socially destabilizing. The State Secrecy Bureau is also authorized to block any website it deems to be leaking State secrets or failing to meet the relevant regulations relating to the protection of State secrets in the dissemination of online information.

Although we attempt to monitor the content in our video sharing results and on our VIDEO UPLOADER, we are not able to control or restrict the content of other internet content providers linked to or accessible through our websites, or content generated or placed on our VIDEO UPLOADER by our users. To the extent that PRC regulatory authorities find any content displayed on our websites objectionable, they may require us to limit or eliminate the dissemination of such information on our websites, which may reduce our user traffic and have an adverse effect on our business. In addition, we may be subject to penalties for violations of those regulations arising from information displayed on or linked to our websites, including a suspension or shutdown of our online operations.

PRC government authorities may deem certain third-party websites unlawful and could require us to remove links to such websites, which may reduce our user traffic and reduce revenues.

The internet industry in China, including the operation of online activities, is extensively regulated by the PRC government. Various PRC government authorities, such as the State Council, the Ministry of Information Industry, the State Administration for Industry and Commerce, the State Press and Publication Administration and the Ministry of Public Security are empowered to issue and implement regulations governing various aspects of the internet and online activities. Substantial uncertainties exist regarding the potential impact of current and future PRC laws and regulations on internet video providers. We are not able to control or restrict the operation of third-party websites linked to or accessible through our website. If third-party websites linked to or accessible through our websites operate unlawful activities such as online gambling on their websites, PRC regulatory authorities may require us to remove the links to such websites or suspend or shut down the operation of such websites. This in turn may reduce our user traffic and adversely affect our business. In addition, we may be subject to potential liabilities for providing links to third-party websites that operate unlawful activities.

Intensified government regulation of internet cafes could restrict our ability to maintain or increase user traffic to our website.

In April 2001, the PRC government began tightening its regulation of internet cafes. In particular, a large number of unlicensed internet cafes have been closed. In addition, the PRC government has imposed higher capital and facility requirements for the establishment of internet cafes. Furthermore, the PRC government’s policy, which encourages the development of a limited number of national and regional internet cafe chains and discourages the establishment of independent internet cafes, may slow down the growth of internet cafes. Recently, the Ministry of Culture, together with other government authorities, issued a joint notice suspending the issuance of new internet cafe licenses. It is unclear when this suspension will be lifted. So long as internet cafes are one of the primary venues for our users to access our website, any reduction in the number, or any slowdown in the growth, of internet cafes in China could limit our ability to maintain or increase user traffic to our website.

If PRC law were to phase out the preferential tax benefits currently being extended to foreign invested enterprises and “new or high-technology enterprises” located in a high-tech zone, we would have to pay more taxes, which could result in reduced income.

Under PRC laws and regulations, a foreign invested enterprise may enjoy preferential tax benefits if it is registered in a high-tech zone and also qualifies as a “new or high-technology enterprise” or a “software developer enterprise.” If the PRC law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises” and technology consulting services, we would be subject to the standard statutory tax rate, which currently is 25%, and we would be unable to obtain business tax refunds for our provision of technology consulting services. Loss of these preferential tax treatments could have a material and adverse effect on our financial condition and results of operations.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our cash receipts are primarily derived from cash transfers from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay cash or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Common Stock.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could limit our PRC subsidiaries’ ability to distribute dividends or otherwise adversely affect the implementation of our acquisition strategy.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice clarifying the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents had been confirmed by a Foreign Investment Enterprise Certificate prior to the issuance of the January notice, each of the PRC residents is required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the offshore company. The SAFE notices do not specify the timeframe during which such registration must be completed. The PRC resident must also amend such registration form if there is a material event affecting the offshore company, such as, among other things, a change to share capital, a transfer of stock, or if such company is involved in a merger and an acquisition or a spin-off transaction or uses its assets in China to guarantee offshore obligations. We have notified our shareholders who are PRC residents to register with the local SAFE branch as required under the SAFE notices. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by these SAFE notices. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends to our company.

As it is uncertain how the SAFE notices will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE notices. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on dividends and other fees paid to us by our subsidiaries and affiliated entity in China. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investment or expenditure more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our RMB denominated financial assets into U.S. Dollars, as the U.S. Dollar is our reporting currency.

Risks Related to Our Stock Being Publicly Traded

Our stock price may be volatile.

We cannot predict the extent to which a trading market will develop for our common stock or how liquid that market might become. The trading price of our common stock is expected to be highly volatile as well as subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Changes in earnings estimates or recommendations by securities analysts.

•	General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

You may experience substantial dilution if we raise funds through the issuance of additional equity and/or convertible securities.

We are likely to engage in equity financing in the future in order to raise funds for working capital, financing expansion efforts and/or investing in research and development. Such financing may result in a substantial dilution of your equity stake in our company.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of common stock being offered by the selling security holders.

DETERMINATION OF OFFERING PRICE

The $2.00 per share offering price of our common stock is based on the per share acquisition price of the stock for stock acquisition of MGI on October 23, 2007. There is no relationship between this price and our assets, earnings, book value, or any other objective criteria of value.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering 2,689,627 shares of our common stock offered through this prospectus. The shares represent 25.96% of the issued and outstanding shares of common stock of Subaye.com as of January 12, 2009.

The information regarding beneficial ownership of our common stock is being presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right.

The following table provides information regarding the beneficial ownership of our common stock held by the selling security holders as of January 12, 2009, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 10,361,832 shares of common stock outstanding on January 12, 2009.

Name of Selling Security Holder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Security Holder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Leyi Yang (1)	500,000	500,000	0	0.0%
Ling Tung Ho (2)	10,000	10,000	0	0.0%
Jian Wang (3)	10,000	10,000	0	0.0%
Bloomen Limited (4)	499,800	499,800	0	0.0%
Bon Air Group Limited (5)	500,000	500,000	0	0.0%
Telecom Value Added, Inc. (6)	69,827	69,827	0	0.0%
Lishan Deng (7)	500,000	500,000	0	0.0%
Fox Law Escrow Trust (8)	450,000	450,000	0	0.0%
Cheung Tat Ming (9)	30,000	30,000	0	0.0%
Jin Li (10)	110,000	110,000	0	0.0%
Kai Wah Ng (11)	10,000	10,000	0	0.0%
Total	2,689,627	2,689,627	0	0.0%

(1)
Leyi Yang was the sole shareholder of MGI and received 100,000 shares of the Company’s common stock when MGI was acquired by the Company in October 2007. Leyi Yang bought 400,000 shares of the Company’s common stock from Top Rider Group in a transaction that did not involve the Company.

(2)	Ling Tung Ho purchased 10,000 shares of the Company’s common stock from China Dongguan Networks, Inc. (“CDN”), in a transaction which did not involve the Company.

(3)	Jian Wang purchased 10,000 shares of the Company’s common stock from CDN, in a transaction which did not involve the Company.

(4)
Bloomen Limited purchased 308,920 shares of the Company’s common stock from CDN, in a transaction which did not involve the Company. On June 12, 2007, Bloomen Limited also purchased 190,880 shares of the Company’s common stock from three of the Company’s employees in transactions that did not involve the company (160,000 shares from Zhang Weiming, 20,000 shares from Fu Jintao and 10,880 shares from Yang Yuezhi). Xiaorong Peng and Xirong Li exercise the shared voting and dispositive powers with respect to the shares offered by Bloomen Limited.

(5)
Bon Air Group Limited purchased 250,000 shares of the Company’s common stock from three of the Company’s employees in transactions that did not involve the company (40,000 shares from Li Youhong, 30,000 shares from Chen Zhiguang and 180,000 shares from Liu Qimei). On June 10, 2007, Bon Air Group Limited purchased 250,000 shares of the Company’s common stock from CDN in a transaction that did not involve the Company. Ye Lin Qing and Qimei Liu exercise the shared voting and dispositive powers with respect to the shares offered by Bon Air Group Limited.

(6)
Telecom Value Added, Inc. purchased 69,827 shares from CDN on June 10, 2007 in a transaction that did not involve the Company. Zhiguang Cai exercises the voting and dispositive powers with respect to the shares offered by Telecom Value Added, Inc.

(7)	Lishan Deng purchased 500,000 shares of the Company’s common stock from Top Rider Group on October 30, 2007 in a transaction that did not involve the Company.

(8)	Richard Fox exercises the voting and dispositive powers with respect to the shares offered by Fox Law Escrow Trust.

(9)	Cheung Tat Ming purchased 30,000 shares of the Company’s common stock from CDN on June 15, 2007 in a transaction that did not involve the Company.

(10)	Jin Li purchased 110,000 shares of the Company’s common stock from CDN on June 10, 2007 in a transaction that did not involve the Company.

(11)	Kai Wah Ng purchased 10,000 shares of the Company’s common stock from CDN on June 15, 2007 in a transaction that did not involve the Company.

Except as otherwise provided above, none of the selling security holders had any position, office or other material relationship with the Company in the past three years with the Company or any of its affiliates. None of the selling security holders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling security holders will sell their shares of our common stock at a fixed price of $2.00 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	a combination of any aforementioned methods of sale; and
(g)	any other method permitted pursuant to applicable law, including compliance with SEC’s Rule 144.

In the event of the transfer by any selling security holder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling security holder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling security holder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling security holders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling security holder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling security holder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling security holders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

(a)	adequate current public information with respect to the issuer must be available;
(b)	restricted securities must meet a six month holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;
(c)
sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

(d)
the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

The current information requirement listed in (a) above, the volume limitations listed in (c) above and the requirement for sale pursuant to broker's transactions listed in (d) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least one year has elapsed from the date the securities were acquired from the issuer or from an affiliate.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, with a par value of $0.001 per share, and 50,000,000 shares of preferred stock with a par value of $0.01 per share. As of January 12, 2009, there were 10,361,832 shares of our common stock issued and outstanding and 0 shares of our preferred stock issued and outstanding.

Description of Share Capital

We are a Delaware company and our affairs are governed by our Certificate of Incorporation, our By-laws and the Delaware General Corporations Law, which is referred to as the DGCL below.

The following are summaries of material provisions of our Certificate of Incorporation and By-laws, as well as the DGCL insofar as they relate to the material terms of our common stock.

Common Stock

General. Our Certificate of Incorporation authorizes the issuance of up to 300,000,000 shares of common stock with $0.001 par value. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the By-Laws of the Company.

Dividends. The holders of our common stock are entitled to such dividends as may be declared by our board of directors subject to the DGCL.

Preferred Stock

General. Our Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock, with $0.01 par value. The preferred stock may be issued from time to time in one or more series. Our board of directors has the authority to determine and state the designations and the relative rights (including, if any, conversion rights, participating rights, voting rights, dividend rights, and stated, redemption and liquidation values), ranking preferences, limitations and restrictions of each series of preferred stock.

Registration Rights

Pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”) between the Company and Top Rider Group Limited (“Top Rider”), entered into as of June 16, 2006, we have granted certain registration rights to Top Rider. Set forth below is a brief description of the registration rights granted to Top Rider under the Registration Rights Agreement.

Demand Registration Rights. Top Rider has the right to demand that we file a registration statement covering the offer and sale of its securities as long as the aggregate offering price of such securities exceeds $10 million. We are not obligated to effect such demand registration rights under the Registration Rights Agreement under certain circumstances, including when such demand is made prior to one hundred eighty (180) days following the effective date of a public offering, and after we have effected two (2) registrations pursuant to such demand rights, and those registration statements have been declared effective, and the securities offered pursuant to such registration statements have been sold. The registration rights do not provide for compensation to be payable to the holders of our registrable securities in the event a registration statement is not filed under any circumstances or that the registration statement is not declared effective by the SEC.

Expenses of Registration. We will pay all expenses relating to any demand registration other than underwriting commissions and discounts, and fees and disbursements for counsel for selling security holders, if applicable.

INTEREST OF NAMED EXPERTS AND COUNSEL

None.

DESCRIPTION OF BUSINESS

Overview

Subaye.com, Inc. is a Delaware corporation, and a majority-owned subsidiary of MyStarU.com, Inc., a Delaware corporation (“MYST”). The Company was formed in January 2005 and is headquartered in the People’s Republic of China. The Company is a provider of internet video sharing services in China, focused on web-based corporate branding videos and internet marketing services.

The Company’s platform consists of its websites, www.goongreen.org, www.x381.com, www.goongood.com, www.subaye.com and the Subaye Alliance network, which is its network of third-party websites. The Company’s website, www.subaye.com is active, while its other website businesses are under development at this time. Subaye.com’s services are designed to enable internet users to find and view videos online. As of November 30, 2008, the Company had 34,545 members and the Company’s video database consisted of 73,999 profiles of corporate video showcases. These showcases offer a cost-effective venue for small to mid-size enterprises (“SMEs”) to advertise their products and services and establish and enhance their corporate brands. The Company provides its users with easy access to an index of over 2.77 million video clips, images and web pages.

Our VIDEO UPLOADER and related services enables our customers, SMEs and government agencies in China, to upload informational and brand-building videos onto the internet for viewing by the PRC public.

On April 25, 2006, the Company acquired 100% of the shares of Guangzhou Panyu Metals & Minerals Import and Export Co., Limited (“Panyu M&M”) from its sole shareholder, Wukang IE Limited in exchange for $500,000 of MYST's as yet-to-be-collected accounts receivable. Panyu M&M is a limited company in the PRC and its principal activity is conducting import and export trading in the PRC.

On June 16, 2006, the following transactions took place:

1	The Company sold 2,024,192 shares of its common stock to MYST for $1,060,000.

2.
The Company acquired certain valuable assets, namely certain minority ownership rights to the website known as www.subaye.com, by issuing 798,747 shares, valued at $1,565,544, of its common stock to China Dongguan Networks, Inc. (“CDN”).

3.
The Company issued 500,000 shares of its common stock and 200,000 shares of its Series A convertible preferred stock, par value $0.01, to Top Rider Group Limited for $1,760,000. Each share of the Company’s series A convertible preferred stock is convertible into two shares of the Company’s common stock.

4.	The Company agreed to reimburse CDN for website development costs incurred on behalf of the Company in 2006 and 2005 totaling $190,800.

5.	MYST and CDN agreed to terminate the November 11, 2005 Rights Agreement

On October 1, 2006, the Company sold 100% of the ownership units of Panyu M&M to MYST for $500,000.    The transaction was between two entities under common control.  As a result, the transaction was accounted for at the historical adjusted cost of the net assets transferred, which was $500,000.

On February 28, 2007, the Company changed its name to Subaye.com, Inc. by filing a certificate of amendment with the State of Delaware.

The Company offered free use of the Company's website, www.subaye.com, by its current members and potential new members for the period from July 1, 2007 through December 31, 2007.  As a result, the Company did not record any revenues for its online membership services business segment during this period.

On October 1, 2007, the Company acquired 100% of the outstanding ownership units of Guangzhou Subaye from MYST for $119,534. Payment of the purchase price of $119,534 was made in the form of 59,767 shares of Subaye.com common stock. With the acquisition of Guangzhou Subaye, the Company acquired the technical know-how to market, sell and manage the Company's software products, specifically IBS Version 5.0. Additionally, the Company now has a much more diverse employee base which we anticipate will help us to develop a more collaborative work environment and result in even more robust products and services. We believe the acquisition of Guangzhou Subaye provides the appropriate employee staff we need in order to produce revenues from software sales and also to manage our computer infrastructure, among other tasks, for the foreseeable future.

On October 23, 2007, the Company completed the acquisition of Media Group International Limited, a Hong Kong-based media and marketing management firm. The acquisition price was $200,000, payable in the form of 100,000 shares of the Company's common stock. With the acquisition of MGI, the Company is now able to further develop business within the entertainment sector of the PRC, which it believes will generate significant revenues for the Company. The Company believes that it now has individuals in place who can mold the Company's image and not only develop a marketing plan, but implement that plan on a daily basis. The Company strives, like most businesses with online service offerings, to drive internet traffic to the Company’s websites. This is a highly competitive environment but the Company believes that the acquisition of MGI is an important step in expanding its advertising, media and marketing efforts.

On February 20, 2008, the Company issued 767,457 shares of common stock valued at $1,534,914 to MYST, as consideration for the sale of three websites to the Company, as listed below:

www.goongreen.org
www.x381.com
www.goongood.com

All three websites were being developed by MYST prior to the acquisition. The Company plans to further develop the websites and maintain the websites if they are determined to be synergistic with the operations of www.subaye.com or sell the websites after development is complete and the websites are generating user traffic. Currently, both www.goongreen.org and www.x381.com are operating and do have user traffic but the Company has not committed to any finalized plans with regard to maintaining the websites or selling them. The www.goongreen.org website is a localized PRC city-specific internet offering meant to service tourists and travelers within the PRC. As of November 30, 2008, the www.x381.com website had 33,785 shops operating online businesses focused on selling goods and services to individuals. The www.goongood.com website is an internet gaming website for which the Company has not yet finalized development plans.

Corporate Structure

As of January 12, 2009, our corporate structure is as follows*:

*Where referenced above, “100%” indicates 100% equity control of the subsidiary.

Subaye.com, Inc.

Subaye.com is a provider of corporate branding videos, internet marketing services and internet video sharing services in China.

Subaye IIP Limited

Subaye IIP Limited is a holding company utilized by the Company to manage its investments in Guangzhou Subaye Computer Technology Limited and Media Group International, Limited

Guangzhou Subaye Computer Technology Limited

Guangzhou Subaye Computer Technology Limited provides technical expertise with regard to computer software, hardware, internet infrastructure and networking for the Company and its employees and markets and sells computer software, namely IBS Version 5.0.

Media Group International Limited

Media Group International Limited provides media, advertising and marketing expertise for the Company and its employees and markets and sells its services such as advertising placements and media management.

Our Industry

Internet Users in China

The number of internet users in China has grown rapidly. According to the China Internet Network Information Center (“CNNIC”), there were approximately 253 million internet users in China as of June 2008, an increase of 43 million from December 2007. CNNIC claims China ranks first in the world in number of internet users.

Online Marketing in China

We believe that SMEs are generally more likely to adopt internet video as a marketing medium given their relatively modest budgets. Paid video upload and sharing services allow SMEs to maximize the return by reaching potential consumers that they otherwise may not be able to reach cost-effectively.

Reliance on Distributors. China’s paid video uploading and sharing market relies heavily on distributors to acquire customers, collect payments and provide customer service. This is in part due to the large, fragmented and less sophisticated SME customer base, which is at an early stage of adopting paid video uploading and sharing as a marketing medium. Moreover, since secure online payment and credit card systems are at early stages of development in China, distributors serve as an effective channel to collect payments from customers.

Competition

The web-based marketing industry in China is rapidly evolving and highly competitive. Our primary competitors include U.S.-based internet search providers providing Chinese language internet search services and Chinese internet companies. We compete with these entities for both users and customers on the basis of user traffic, quality (relevance) and quantity (index size) of search results, availability and ease of use of our products and services, the number of customers, distribution channels and the number of associated third-party websites. We also face competition from traditional advertising media.

U.S.-based Internet Search Providers

U.S.-based Internet search providers such as Google and Yahoo! have a strong global presence, well-established brand names, more users and customers and significantly greater financial resources than we do. Google’s Chinese website google.cn is a major competitor in providing Chinese language internet search services. We may face more intense competition from our U.S.-based competitors as the regulatory environment in China evolves, online payment systems and internet infrastructure in China mature, and our U.S.-based competitors increase their business activities in China.

Chinese Internet Companies

Chinese internet portals such as Baidu, Sina, Sohu, Netease and Tencent offer a broad range of online services, including news, wireless value-added services, email, online shopping, blogs, chat rooms and community networks. Sina has its own search engine, “iAsk,” and Sohu also has its own search engine, Sogou. Each of our Chinese internet portal competitors has generated significant traffic, a loyal user base and a large and broad customer base. These portals have widely recognized brand names in China and have greater financial resources than we do. We also face competition from other internet search service providers such as Yisou, Sousou, Zhongsou and Youdao. In addition, we compete with B2B service providers such as Alibaba.

Other Advertising Media

Other advertising media, such as newspapers, yellow pages, magazines, billboards and other forms of outdoor media, television and radio, compete for a share of our customers’ marketing budgets. Large enterprises currently spend a relatively small percentage of their marketing budgets on online marketing as compared to the percentage they spend on other advertising media.

Our Strengths

We focus on providing Chinese language internet corporate video sharing and related services. Our services are designed to enable our users to find relevant information efficiently online and to enable our SME customers to reach these users cost-effectively. We believe that we will be able to successfully implement our business plan because of the following strengths.

Local Market Experience and Expertise. We believe that we have developed a significant understanding of the needs and preferences of our users and customers in China. We believe that we have expertise in implementing video sharing technologies that cater to the video sharing behavior of Chinese users and address the unique features of Chinese language video sharing.

Extensive and Effective Distribution and Customer Service Network. Our customers can access our video sharing services directly or through our nationwide network of over 200 regional distributors. Our distributors sell our video sharing services to customers and collect payments for us. We also provide training to our distributors and evaluate their performance to ensure high-quality customer service. In addition, we, along with our distributors, provide training, keyword analysis and video reports to our customers to help them better understand our services and achieve higher return on investment.

Subaye Alliance

Our Subaye Alliance members typically place a Subaye Video Sharing box on their websites and allow their users to access our website by clicking the Subaye Video Sharing box. Our relationships with Subaye Alliance members allow them to provide high-quality and relevant VIDEO SHARING results to their users without the costs associated with building and maintaining advanced video sharing capabilities in-house. We recently began offering subscription services to some Subaye Alliance members. This service allows our Subaye Alliance members to display our customers’ promotional links that are relevant to the content on their websites. We intend to recruit additional Subaye Alliance members to further increase traffic to our Subaye.com website.

Products and Services

Online Marketing Services

VIDEO UPLOADER
-Internet Online Video Services for SMEs and Enterprise Video Software and Related Services

Our VIDEO UPLOADER service enables our SME customers to upload video showcases for their products and services. We provide the end-users with easy access to an index of up to 2.77 million video clips, images and web pages. The Subaye.com corporate video sharing channel had 73,799 corporate profiles as of November 30, 2008. The chart below details the growth of this business for the 23 month period ending November 30, 2008.

	Subaye Members		Subaye Corporate Profiles
	As of the End of Month	Month Over Month Growth	As of the End of Month	Month Over Month Growth
January 31, 2007	6,562		9,807
February 28, 2007	9,230	41%	12,101	23%
March 31,2007	10,625	15%	21,204	75%
April 30, 2007	11,447	8%	26,323	24%
May 31, 2007	11,699	2%	27,989	6%
June 30, 2007	11,968	2%	29,821	7%
July 31, 2007	12,500	4%	32,560	9%
August 31, 2007	12,876	3%	36,999	14%
September 30, 2007	15,121	17%	38,123	3%
October 31, 2007	15,903	5%	39,400	3%
November 30, 2007	16,023	1%	40,995	4%
December 31, 2007	16,348	2%	45,243	10%
January 31, 2008	18,859	15%	53,343	18%
February 29, 2008 *	19,015	1%	40,301	(24)%
March 31, 2008	19,659	3%	46,233	15%
April 30, 2008	23,788	21%	49,112	6%
May 31, 2008	26,442	11%	64,410	31%
June 30, 2008	29,323	11%	68,894	7%
July 31, 2008	29,743	1%	69,996	2%
August 31, 2008	30,127	1%	70,889	1%
September 30, 2008	32,366	7%	71,884	1%
October 31, 2008	34,121	5%	73,298	2%
November 30, 2008	34,545	1%	73,999	1%

*In February, 2008, the Company began a campaign to remove corporate profiles which were considered to be of poor quality and were not associated with customers continuing to pay for our services. The Company anticipates this process will be necessary at least once annually.

VIDEO SHARING

Our VIDEO SHARING platform enables our customers to reach users who seek video content related to our customers’ products or services. Customers may use our automated online tools to create text-based descriptions of their web pages and bid on keywords that trigger the display of their web page information and link. Our VIDEO SHARING platform features an automated online sign-up process that allows customers to activate their accounts at any time.

We offer customers additional services that help to maximize their return on investment, including:

•
Keyword Suggestions - We suggest synonyms and associated phrases to use as keywords or text in video sharing listings. These suggestions can improve click-through rates of the customer’s listing and increase the likelihood that a user will enter into a transaction with the customer;

•
Account Management - We help manage customers’ video sharing accounts by, among other things, adjusting keywords from time to time at their request to help increase the click-through rate for their listings; and

•
Performance Reporting - We provide our customers online daily reports of the number of click-throughs, clicked keywords and the total costs incurred, as well as statistical reports organized by geographic region.

Subscription Service. We recently began offering subscription services to some of our Subaye Alliance members. Our subscription services enable these Subaye Alliance members to display our customers’ promotional links that are relevant to the content on Subaye Alliance members’ websites.

Fixed Ranking. Our fixed ranking services allow our customers to display query-sensitive text links at a designated location on our video sharing results pages.

Other Products and Services

Software. In addition, we market and sell internet-based software and software that employs our video technology to manage information on the intranets of our customers and on the internet. We sell our software and related services primarily through our direct sales personnel. We expect that our online membership services will grow at a faster rate than our other products and services, and revenues from our enterprise video software and related services will decline as a percentage of our total revenues in the future.

We focus on offering products and services that enable our users to find relevant information quickly and easily. We offer the following services at Subaye.com to users free of charge:

Subaye Post Bar. Subaye’s corporate video sharing lists allow users to locate information, products and services using Chinese language video sharing terms. Through our video sharing software, we build and continuously refine a large database of Chinese synonyms and closely associated phrases, which is essential for accurate and efficient execution of Chinese language videos. The Subaye.com home page prominently features a video sharing play window that is designed to load quickly. After entering a video play query, users are generally presented with a list of video sharing results, which may include our customers’ links. Users can then access the desired websites by clicking on the hypertext links displayed in the video sharing results.

In addition to providing access to more than a million indexed Chinese language web pages, we have integrated additional features into our web video sharing that help users find information more easily. The Subaye web video sharing experience includes the following features:

•	Related Video – provides alternative video sharing terms based on the original queries to help users find relevant web pages quickly;

•	Video Sharing in Results – enables users to conduct additional video searches within the initial video sharing results;

•	Video Sharing by Chinese Phonetics (Pinyin) – enables users to conduct quick videos searches by entering Chinese phonetics with letters of the English alphabet instead of Chinese characters;

•
Advanced Video – enables users to create more focused queries by employing techniques such as narrowing results to specified words or phrases, document formats, geographic regions, time frames or websites;

•	Snapshots – provides snapshots of web pages taken when the pages were indexed, allowing users to view web pages that cannot be quickly or easily opened;

•	Translation – provides instant translations of words and phrases from English to Chinese or vice versa;

•	Spell Checker – suggests alternate video sharing terms when a video appears to contain misspellings or typing errors;

•	Product Showcase – provides video or links to products video information of companies on the video sharing lists in China; and

•	Travel Video Information – enables users to check domestic train and flight schedules as well as video viewer of information in China.

Subaye Video Sharing Ranking. Subaye Video Sharing Ranking provides listings of top video sharing terms based on daily video play queries entered on Subaye.com. The listings are organized by categories and allow users to easily locate popular video sharing terms on topics of interest.

Subaye Companies Directory. Subaye Companies Directory enables users to browse videos through web pages that have been organized into categories.

Subaye Local Video. We developed Subaye Local Video jointly with FRT. This service allows users to conduct online video file searches for businesses in specific localities in China.

Subaye Video Sharing Lists. Subaye Post Bar provides users with a query-based community to exchange views and share knowledge and experience. Through Subaye Post Bar, users can view videos, read and browse internet message boards and post messages to other members of the community. Subaye Post Bar contains over 820,000 message boards covering a broad range of topics and interest areas, such as society, technology, sports, entertainment and fashion.

Subaye News. Subaye News provides video feeds from an extensive selection of local, national and international news from approximately 1,000 selected sources and presents news stories in a video format, typically within minutes of their publication on the web. Subaye News uses an automated process to display links to related headlines, which enables people to see many different viewpoints on the same story. Subaye News is typically updated every three to six minutes throughout the day.

X381 Webshops

The Company acquired the www.x381.com website on February 20, 2008.  The www.x381.com website is focused on selling goods and services to the PRC marketplace.  The chart below details the growth of this business for the 9 month period ending November 30, 2008.

	Webshops
	As of the End of Month	Month Over Month Growth
February 29, 2008	14,301
March 31,2008	16,213	13%
April 30, 2008	19,205	18%
May 31, 2008	19,986	4%
June 30, 2008	20,641	3%
July 31, 2008	25,690	24%
August 31, 2008	27,108	6%
September 30, 2008	31,887	18%
October 31, 2008	32,981	3%
November 30, 2008	33,785	2%

Marketing

Our user base has grown primarily through word-of-mouth. We focus on continuously improving the quality of our products and services as we believe satisfied users and customers are more likely to recommend our products and services to others.

We have recently initiated various marketing activities designed to further promote our brand awareness among potential users and customers. For example, we have several leading Chinese video production firms and DVD retailers that regularly publish our logo and URL. We also sponsored the use of our Chinese name in a movie titled, “BIG MOVIE: Subaye” (http://ent.sina.com.cn/f/m/bigmovie/index.shtml), which was shown in 400 theaters across China beginning on December 29, 2006 running through January 20, 2007 which also featured references to our www.subaye.com website.

Research and Development

As of September 30, 2008, our research and development staff consisted of 28 engineers, representing approximately 18% of our total staff. Substantially all of our engineers are based at our operational headquarters in Foshan City, China. We recruit most of our engineers locally and have established various recruiting and training programs with leading universities in China. We compete aggressively for engineering talent to help us address challenges such as Chinese language processing, information retrieval and high performance computing. Our research and development expenditures for the years ended September 30, 2008 and 2007 were $123,414 and approximately $80,000, representing approximately 1% and 2% of our total net revenues, respectively.

In June 2006, the Company acquired the www.subaye.com website. The Company did not incur any specific research and development expenses during the year ended September 30, 2006. Additionally, as of September 30, 2006, the Company's website had not yet reached "technological feasibility" as defined by FAS 86 and was still under development. Additional testing and verification of the functional attributes of the website were underway through September 30, 2006. As a result, the website costs were not amortized during the year ended September 30, 2006.

Intellectual Property

We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property. We also enter into confidentiality, non-compete and invention assignment agreements with our employees and consultants and nondisclosure agreements with third parties. We are the master licensee of trademarks “Subaye” and its Chinese name. We have registered our domain names with Register.com.

Internet, technology and media companies are frequently involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving and could involve substantial risks to us. See “Risk Factors—Risks Related to Our Business.”

Employees

As of December 30, 2008, we had 159 employees, which included 47 salaried employees (19 in management and administration and 28 in research and development) and 112 employees receiving sales commissions. We also hire temporary employees and contractors from time to time. We have developed a strong company culture that encourages individual thinking and creativity, continuous self-improvement and strong commitment to providing the best experience to our users and customers. Our employee base has grown substantially over the past twelve months as a result of management’s focus on sales and research and development. The Company believes its investments in personnel will generate significant new business and improve our technology over the next twelve months.

Regulation

The PRC government extensively regulates the telecommunications industry, including the internet sector. The State Council, the Ministry of Information Industry and other relevant government authorities have promulgated an extensive regulatory scheme governing internet-related services. This section summarizes the principal PRC laws and regulations relating to our business.

In the opinion of Guangdong Zhengda Joint Attorney Offices, our PRC legal counsel: (1) the ownership structure of our company, Subaye.com and Guangzhou Subaye, complies with, and immediately after this offering, will comply with, current PRC laws and regulations; and (2) the business operations of our company, Subaye.com and our subsidiaries comply with current PRC laws and regulations.

Regulations on Value-Added Telecommunications Services and Internet Content Services

In September 2000, the State Council promulgated the Telecommunications Regulations (the “Telecom Regulations”). The Telecom Regulations categorize all telecommunications businesses in the PRC as either basic or value-added. Internet content services, or ICP services, are classified as value-added telecommunications businesses. Under the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the Ministry of Information Industry or its provincial level counterparts.

In September 2000, the State Council issued the Administrative Measures on Internet Information Services, (the “Internet Measures”). According to the Internet Measures, commercial ICP service operators must obtain an ICP license from the relevant government authorities before engaging in any commercial ICP operations within the PRC. In November 2000, the Ministry of Information Industry promulgated the Internet Electronic Messaging Service Administrative Measures, or the BBS Measures. BBS services include electronic bulletin boards, electronic forums, message boards and chat rooms. The BBS Measures require ICP operators to obtain specific approvals before providing BBS services.

In December 2001, the Ministry of Information Industry promulgated the Administrative Measures for Telecommunications Business Operating Licenses (the “Telecom License Measures”). The Telecom License Measures set forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. For example, an ICP operator providing value-added services in multiple provinces is required to obtain an inter-regional license, whereas an ICP operator providing the same services in one province is required to obtain a local license.

National security considerations are an important factor in the regulation of internet content in China. The National People’s Congress, the PRC’s national legislature, has enacted laws that subject violators to penalties, including criminal sanctions, for internet content that:

•	opposes the fundamental principles stated in the PRC constitution;

•	compromises national security, divulges state secrets, subverts state power or damages national unity;

•	harms the dignity or interests of the state;

•	incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

•	undermines the PRC’s religious policy or propagates heretical teachings or feudal superstitions;

•	disseminates rumors, disturbs social order or disrupts social stability;

•	disseminates obscenity or pornography, encourages gambling, violence, murder or fear or incites the commission of a crime;

•	insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

•	is otherwise prohibited by law or administrative regulations.

ICP operators are required to monitor their websites, including electronic bulletin boards. They may not post or disseminate any content that falls within these prohibited categories and must remove any such content from their websites.

The PRC government may shut down the websites of ICP license holders that violate any of the above-mentioned content restrictions and revoke their ICP licenses.

Restrictions on Foreign Ownership in Value-Added Telecommunications Services

To comply with China’s commitments for its entry into the World Trade Organization, or WTO, the State Council promulgated the Provisions on Administration of Foreign Invested Telecommunications Enterprises, or FITE Provisions, in December 2001. The FITE Provisions set forth detailed requirements for capitalization, investor qualifications and application and approval procedures in connection with the establishment of a foreign invested telecommunications enterprise. Under the FITE Provisions, the ultimate foreign equity ownership in a value-added telecommunications services provider must not exceed 50%. Pursuant to the latest Industry Guidance Catalogue for Foreign Investment, or Guidance Catalogue, jointly issued by the National Reform and Development Commission and the Ministry of Commerce on November 30, 2004 and effective as of January 1, 2005, foreign investors may own up to 50% of the equity interest in a company that operates a value-added telecommunications business listed in China’s WTO commitments, including ICP services. However, for a foreign investor to acquire any equity interest (up to 50% as permitted under Guidance Catalogue) in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating track record and experience in operating value-added telecommunication business overseas. Moreover, foreign investors that meet these requirements must obtain approvals from the Ministry of Information Industry and the Ministry of Commerce or their authorized local counterparts, which retain considerable discretion in granting approvals. Based on the publicly available information, the PRC government has issued an ICP license to only a limited number of companies, all of which are Sino-foreign joint ventures engaging in the value-added telecommunication business.

To comply with these PRC regulations, we operate our websites through our wholly-owned subsidiary, Guangzhou Subaye, which is a PRC company. Guangzhou Subaye holds the licenses and permits necessary to operate our website.

Regulations on News Display

Displaying news on a website and disseminating news through the internet are highly regulated in the PRC. In November 2000, the State Council News Office and the Ministry of Information Industry promulgated the Provisional Measures for Administrating Internet Websites Carrying News. These measures require an ICP operator (other than a government authorized news unit) to obtain State Council News Office approval to post news on its website or disseminate news through the internet. Furthermore, the disseminated news must come from government-approved sources pursuant to contracts between the ICP operator and these sources, copies of which must be filed with the relevant government authorities.

We provide our video users with links to other domestic websites that display news. According to our PRC legal counsel, providing links to news stories in response to a video query does not constitute displaying news on a website or disseminating news through the internet. Therefore, we are not required to obtain governmental approval for providing our video users with these news links.

Regulation on Internet Culture Activities

On May 10, 2003, the Ministry of Culture promulgated the Internet Culture Administration Tentative Measures (the “Internet Culture Measures”) in the PRC. The Internet Culture Measures require ICP operators engaging in “internet culture activities” to obtain a license from the Ministry of Culture. The term “internet culture activities” includes, among other things, on-line dissemination of internet cultural products (such as audio-video products, gaming products, performances of plays or programs, works of art and cartoons) and the production, reproduction, importation, sale (wholesale or retail), leasing and broadcasting of internet cultural products. The Internet Culture Measures do not state whether the measures apply to internet video services that provide links to internet cultural products, such as online audio-video products offered by third-party websites. According to our PRC legal counsel, internet video services that provide links to third-party websites do not currently constitute engaging in internet culture activities under the Internet Culture Measures. We therefore believe that we do not need to obtain an internet culture business operation license.

Regulation on Broadcasting Audio-Video Programs through the Internet

On January 7, 2003, the PRC State Administration of Radio, Film and Television promulgated the Rules for Administration of Broadcasting of Audio-Video Programs through the internet and Other Information Networks (the “Broadcasting Rules”). The Broadcasting Rules regulate internet broadcasting of audio-video programs. According to the Broadcasting Rules, anyone who wishes to engage in internet broadcasting activities must first obtain a license. The State Administration of Radio, Film and Television has confirmed that the broadcast of corporate marketing videos online does not require such a license.

On April 23, 2005, the PRC State Council announced a policy regarding investment by non-state-owned companies in culture-related business in China. The policy restricts investment by non-state-owned companies in audio-video broadcasting business or website news business, whether the business is conducted via the internet or otherwise. The policy authorizes the Ministry of Culture, the State Administration of Radio, Film and Television and the State Council News Office to adopt detailed implementation rules according to the policy. As we provide algorithm-generated links to third-party websites, we do not believe this policy would have direct adverse impact on our business and operations.

Regulations on Advertisements

The PRC government regulates on-line advertising, principally through the State Administration for Industry and Commerce, or the SAIC. Under the Rules for Administration of Foreign Invested Advertising Enterprise, promulgated by the SAIC and Ministry of Commerce on March 2, 2004, and the Guidance Catalogue, foreign investors were permitted to own up to 70% of the equity interest, individually or collectively, in a PRC advertising company. As of December 10, 2005, there is now no limit on the percentage of foreign equity ownership.

Any entity that wishes to conduct advertising business in the PRC must first obtain approval from the SAIC or its local counterpart. Although the PRC laws or regulations at the national level do not specifically regulate online advertising businesses, certain provincial government authorities, such as the Beijing Administration for Industry and Commerce, or Beijing AIC, regulate online advertising businesses. In March 2001, Beijing AIC promulgated the Online Advertising Tentative Administrative Measures, which require ICP operators that provide online advertising services within the municipality of Beijing to obtain an advertising operations license. We conduct our online advertising business through Guangzhou Subaye, which holds an advertising operations license.

Regulation on Software Products

On October 27, 2000, the Ministry of Information Industry issued the Administrative Measures on Software Products, (the “Software Measures”), to strengthen the regulation of software products and to encourage the development of the PRC software industry. Under the Software Measures, a software developer must have all software products imported into or sold in the PRC tested by a testing organization approved by the Ministry of Information Industry. The software products must be registered with the Ministry of Information Industry or with its provincial branch. The sale of unregistered software products in the PRC is forbidden. Software products can be registered for five years, and the registration is renewable upon expiration.

Regulations on Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks, patents and copyrights. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Patent. The National People’s Congress adopted the Patent Law in 1984, and amended it in 1992 and 2000. The purpose of the Patent Law is to protect and encourage invention, foster applications of invention and promote the development of science and technology. To be patentable, invention or utility models must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Council is responsible for receiving, examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. A third-party user must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of patent rights.

Copyright. The National People’s Congress amended the Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

To address copyright issues relating to the internet, the PRC Supreme People’s Court on November 11, 2000 issued the Interpretations on Some Issues Concerning Applicable Laws for Trial of Disputes Over Internet Copyright, (the “Interpretations”), which were subsequently amended on December 23, 2003. The Interpretations establish joint liability for ICP operators if they knowingly participate in, assist in or incite infringing activities or fail to remove infringing content from their websites after receiving notice from the rights holder. In addition, any act intended to bypass circumvention technologies designed to protect copyrights constitutes copyright infringement.

To address the problem of copyright infringement related to the content posted or transmitted over the internet, the PRC National Copyright Administration and the Ministry of Information Industry jointly promulgated the Administrative Measures for Copyright Protection Related to the Internet on April 30, 2005. This measure became effective on May 30, 2005.

This measure applies to situations where an ICP operator (i) allows another person to post or store any works, recordings, audio or video programs on the websites operated by such ICP operator or (ii) provides links to, or video sharing results for, the works, recordings, audio or video programs posted or transmitted by such person, without editing, revising or selecting the content of such material. Upon receipt of an infringement notice from a legitimate copyright holder, an ICP operator must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement, the ICP operator could be subject to administrative penalties, including: cessation of infringement activities; confiscation by the authorities of all income derived from the infringement activities; and payment of a fine of up to three times the unlawful income or, in cases where the amount of unlawful income cannot be determined, a fine of up to RMB100,000. An ICP operator is also required to retain all infringement notices for a minimum of six months and to record the content, display time and IP addresses or the domain names related to the infringement for a minimum of 60 days. Failure to comply with this requirement could result in an administrative warning and a fine of up to RMB30,000.

Under PRC copyright laws, a copyright holder can sue internet service providers for copyright infringement. For example, in 2004, a Chinese record company sued a Chinese internet music content provider, alleging that the defendant enabled users to download certain MP3 music files without the plaintiff’s authorization. The Beijing Municipal Supreme People’s Court found the defendant liable for knowingly participating in infringing activities and fined the defendant RMB100,000 (US$12,082). On the other hand, in a 2001 case in which an author sued a Chinese internet company for providing search links to a third-party website which displayed his book online without his authorization, the Haidian District People’s Court in Beijing held that the internet company was not liable for providing algorithm-generated search links to the third-party website without knowledge of the website’s infringing activities. However, if an internet video provider does not promptly remove links to the infringing content after receiving notices from the copyright holders, the internet video provider may be held liable by a PRC court. For example, in 2000, a copyright holder of a book brought a copyright infringement claim against another Chinese internet company in the Beijing Intermediate People’s Court, alleging that the defendant provided search links to certain third-party websites that posted the plaintiff’s book without authorization and refused to remove such links to the infringing websites after the plaintiff requested the defendant to do so. The court found the defendant liable based primarily on the fact that it received notices of infringement from the plaintiff but did not timely remove the search links, and ordered the defendant to pay RMB3,000 (US$362.5) to the plaintiff as compensatory damage.

We do not host MP3 music files or movies on our servers. We provide algorithm-generated links to MP3 music files and provide index to movies located on third-party websites in response to our users’ search queries. We have adopted measures to mitigate copyright infringement risks. For example, our policy is to remove links to web pages if we know these web pages contain materials that infringe third-party rights or if we are notified by the legitimate copyright holder of the infringement.

Trademark. The PRC Trademark Law, adopted in 1982 and revised in 2001, protects registered trademarks. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. We have registered “SUBAYE” with the Trademark Office. We have also applied to register additional trademarks and logos with the Trademark Office.

Regulation of Information Security

The National People’s Congress has enacted legislation that prohibits use of the internet that breaches the public security, disseminates socially destabilizing content or leaks state secrets. Breach of public security includes breach of national security and infringement on legal rights and interests of the state, society or citizens. Socially destabilizing content includes any content that incites defiance or violations of PRC laws or subversion of the PRC government or its political system, spreads socially disruptive rumors or involves cult activities, superstition, obscenities, pornography, gambling or violence. State secrets are defined broadly to include information concerning PRC national defense, state affairs and other matters as determined by the PRC authorities.

According to this legislation and other relevant regulations, ICP operators must complete mandatory security filing procedures with local public security authorities and must also report any public dissemination of prohibited content.

As Guangzhou Subaye is an ICP operator, it is subject to the regulations relating to information security. Guangzhou Subaye has taken measures to comply with such regulations. It is registered with the relevant government authority in accordance with the mandatory registration requirement. Its policy is to remove links to web pages which, to its knowledge, contain information that would be in violation of PRC laws. In addition, we monitor our websites to ensure our compliance with such regulations.

Regulations on Internet Privacy

The PRC Constitution states that PRC laws protect the freedom and privacy of communications of citizens and prohibits infringement of such rights. In recent years, PRC government authorities have enacted legislation on internet use to protect personal information from any unauthorized disclosure. The Internet Measures prohibit an ICP operator from insulting or slandering a third party or infringing upon the lawful rights and interests of a third party. Pursuant to the privacy measures, ICP operators that provide electronic messaging services must keep users’ personal information confidential and must not disclose such personal information to any third party without the users’ consent or unless required by law. The regulations further authorize the relevant telecommunications authorities to order ICP operators to rectify unauthorized disclosure. ICP operators are subject to legal liability if the unauthorized disclosure results in damages or losses to users. The PRC government, however, has the power and authority to order ICP operators to turn over personal information if an internet user posts any prohibited content or engages in illegal activities on the internet.

Transfer Agent

The transfer agent for our common stock will be Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO, 80209 (phone number: 303-282-4800).

Property

Our principal executive offices are located on premises comprising approximately 4,010 square feet in Foshan City, China. The office is under lease to a subsidiary of our controlling shareholder, MYST, and we utilize the space under a verbal sublease agreement for $2,406 a month. Our servers are hosted at the internet data centers of FRT and China Netcom in Guangzhou and Tianjin. The agreements initially expired on May 26, 2008 and May 30, 2008, respectively, but were automatically renewed for a twelve month period subsequent to each termination date. The agreements will continue in full force unless terminated by either party to each agreement. We believe that we will be able to obtain adequate facilities, principally through the leasing of appropriate properties, to accommodate our future expansion plans.

Legal Proceedings

None.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the Over The Counter Bulletin Board (“OTCBB”) upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the OTCBB, or if traded, that a public market will materialize.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of January 12, 2009, we had 18 holders of record of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware General Corporations Law, however, does prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

*	we would not be able to pay our debts as they become due in the usual course of business; or

*
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

General

This discussion and analysis should be read in conjunction with our financial statements and accompanying notes, which are included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. Operating results are not necessarily indicative of results that may occur in future periods. When used in this discussion, the words “believes”, “anticipates”, “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Our business and results of operations are affected by a wide variety of factors, as we discuss under the caption “Risk Factors” and elsewhere in this prospectus, which could materially and adversely affect us and our actual results. As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. Except as required by applicable law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Overview

On November 11, 2005, MYST’s subsidiary, Alpha Century Holdings Limited (“Alpha”) and China Dongguan Networks, Inc. (“CDN”) entered into a Rights Agreement related to the development of websites and the sharing of resources, such as personnel.  The personnel of MYST and CDN consulted with the Company’s current employees and were focused on finalizing the design, functionality and appearance of the original version of the www.subaye.com website.

In April 2006, MYST advanced $500,000 to the Company, in the form of uncollected accounts receivable. The Company utilized the funds to purchase Panyu M&M for $500,000 on April 25, 2006.

On May 17, 2006, the Company agreed to issue Alpha a convertible promissory note in the amount of $1,500,000. The convertible promissory note was immediately assigned to MYST.  The convertible promissory note was issued in exchange for the previous unsecured $500,000 advance and $1,000,000, which was the value assigned to the consulting services provided by MYST’s personnel from November 2005 through May 2006.

On June 16, 2006, the following transactions took place:

1	The Company sold 2,024,192 shares of its common stock to MYST for $1,060,000.

2.
The Company acquired certain valuable assets, namely certain minority ownership rights to the website known as www.subaye.com, by issuing 798,747 shares, valued at $1,565,544, of its common stock to CDN.

3.
The Company issued 500,000 shares of its common stock and 200,000 shares of its Series A convertible preferred stock, par value $0.01, to Top Rider Group Limited for $1,760,000. Each share of the Company’s series A convertible preferred stock is convertible into two shares of the Company’s common stock.

4.	The Company agreed to reimburse CDN for website development costs incurred on behalf of the Company in 2006 and 2005 totaling $190,800.

5.	MYST and CDN agreed to terminate the Rights Agreement dated November 11, 2005.

Since acquiring 100% of the rights to the www.subaye.com website in June 2006, the Company focused its efforts on developing the website.  In October 2006, the Company began to realize significant cashflow from the operation of the website and began to formalize a business plan focused on utilizing the cashflow from the website operations to develop synergistic businesses internally or acquire other assets or business.

In addition to the convertible promissory note discussed above, MYST advanced a total of $674,359 in cash to the Company during the period from the acquisition of the website in June 2006 through September 30, 2006. During this period ended September 30, 2006, the Company recorded interest on the daily balance owed to MYST of $34,849.

During the time period from June 2006 through September 2007, when the Company was a majority-owned subsidiary of MYST, MYST's management consulted with the Company's management regarding operations and the development of the Company's business plan.  Additionally, as necessary, MYST's administrative personnel assisted with invoicing, collection of receipts and bill payment services on behalf of the Company.  The Company and MYST agreed that the value of the services provided was not significant and the Company would not compensate MYST for these services.  As a result, MYST was not compensated by the Company for services provided during this time period.

On May 16, 2007, the following transactions took place:

1.	MYST converted the outstanding balance of $1,080,000 on the convertible promissory note the Company issued on May 17, 2006 into 540,000 shares of the Company's common stock.

2.	The Company sold 610,000 shares of its common stock to MYST for $1,220,000.

During the year ended September 30, 2007, MYST's personnel worked with the Company to collect $3,237,928 of the Company’s accounts receivables and MYST or MYST's subsidiaries paid operating expenses on behalf of the Company of $1,432,035.

During the year ended September 30, 2007 pursuant to a verbal agreement between the Company and MYST, the Company recorded interest income at an annualized rate of 10% on the daily balance MYST and its subsidiaries owed to the Company.  Interest income of $168,142 was recorded for the year ended September 30, 2007 on the balance receivable from MYST

On October 1, 2007, the Company issued 59,767 shares of the Company's common stock valued at $119,534 to acquire Guangzhou Subaye from MYST,  Upon closing of the acquisition, the Company assumed debts with MYST or MYST subsidiaries of $3,224,157. This acquisition was completed for the following reasons contemplated during the acquisition process:

•
MYST, the parent company of Subaye.com, had determined it would focus less of its efforts in its software sales business segment. MYST had historically generated significant revenues from the sale of internet-based and mobile computer software programming. Much of the software assets held by MYST were of interest to the Company and were considered to be potentially adaptable to the platform or applications currently in place on www.subaye.com or for those envisioned in the future.

•
The employee base at Guangzhou Subaye had particularly useful experience with computer software and internet applications which the Company is either currently interested in or believes it can utilize in the near future.

On October 1, 2007, the Company issued 1,375,891 shares of common stock valued at $2,751,781 to MYST as consideration to relieve Guangzhou Subaye's debts with Alpha Century Holdings Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 339,872 shares of common stock valued at $679,744 to MYST as consideration to relieve the Company's debts with Alpha Century Holdings Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 335,203 shares of common stock valued at $670,406 to MYST as consideration to relieve the Company's debts with MyStarU Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 126,353 shares of common stock valued at $252,706 to MYST. This issuance of common stock was intended to reduce the Company's liabilities owed to MyStarU Limited, a subsidiary of MYST. However, once the Company completed its September 30, 2007 audit, the liabilities were determined to be significantly less. As a result, the Company recorded an increase in the balance due from MYST to account for the consideration the Company was to receive upon issuing these shares of common stock.

On October 1, 2007, the Company issued 511,702 shares of common stock valued at $1,023,405 to MYST as consideration to relieve Guangzhou Subaye's debts with Arran Services Limited, a subsidiary of MYST.

On October 1, 2007, Top Rider Group converted the previously outstanding 200,000 shares of preferred stock to 400,000 shares of the Company’s common stock.

On October 23, 2007, the Company acquired Media Group International Limited for $200,000. The purchase consideration was 100,000 shares of the Company's common stock. This acquisition was completed for the following reasons contemplated during the acquisition process:

•
The Company considers the entertainment sector of China to be of significant influence to the Chinese population. The Company believes that customers utilizing the www.subaye.com platform, other customers and its own businesses will continue or begin utilizing the entertainment sector to develop successful advertising platforms and to utilize other media and marketing strategies in the coming years. Management believes that the experience of the MGI employees in the PRC entertainment sector will facilitate the Company’s efforts in advertising, marketing and media strategies.

•
The Company has identified the entertainment sector of China as a possible source of overlapping business for the Company's website and for various new website properties the Company was intent on acquiring. The Company acquired these specific websites from MYST in February, 2008.

On February 20, 2008, the Company issued 66,532 shares of common stock valued at $133,064 to MYST as consideration to relieve Guangzhou Subaye liabilities with Alpha Century Holdings Limited, a subsidiary of MYST.

On February 20, 2008, the Company issued 54,176 shares of common stock valued at $108,353 to MYST. This issuance of common stock was intended to reduce Guangzhou Subaye's liabilities owed to Arran Services Limited, a subsidiary of MYST. However, once the Company’s auditors completed their quarterly financial review for March 31, 2008, the liabilities were determined to be significantly less. As a result, the Company recorded an increase in the balance due from MYST to account for the consideration the Company was to receive upon issuing these shares of common stock.

On February 20, 2008, the Company issued 111,835 shares of common stock valued at $223,670 to MYST as consideration to relieve Guangzhou Subaye's liabilities with Arran Services Limited, a subsidiary of MYST.

On February 20, 2008, the Company issued 767,457 shares of common stock valued at $1,534,914 to MYST as consideration for the purchase of 3 websites controlled by MYST, namely www.goongreen.org, www.x381.com, and www.goongood.com.  The Company believes these acquisitions provide synergies with the business operations of the Company's website, www.subaye.com, and are expected to enhance the services offered and corresponding revenues derived from the members of www.subaye.com.

During the year ended September 30, 2008, MYST's personnel worked with the Company to collect $248,293 of the Company’s accounts receivables and MYST or MYST's subsidiaries paid operating expenses on behalf of the Company of $2,192,769.

During the year ended September 30, 2008, the Company's personnel worked with MYST to collect $1,893,961 of MYST's accounts receivables and the Company paid operating expenses on behalf of MYST or MYST's subsidiaries of $2,952,279.

During the year ended September 30, 2008, pursuant to a verbal agreement between the Company and MYST, the Company recorded interest income at an annualized rate of 10% on the daily balance MYST and its subsidiaries owed to the Company.  Interest income of $608,170 was recorded for the year ended September 30, 2008 on the balance receivable from MYST.

General Discussion on Results of Operations and Analysis of Financial Condition

We begin our General Discussion and Analysis with a discussion of the Critical Accounting Policies and the Use of Estimates, which we believe are important for an understanding of the assumptions and judgments underlying our financial statements. We then provide a discussion of the results of operations for the years ended September 30, 2008, 2007, and 2006, respectively, followed by a discussion of liquidity and capital resources available to finance our operations for the twelve month period ended September 30, 2009.

Critical Accounting Policies and Procedures

We believe the following critical accounting policies and procedures, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

revenue recognition;
use of estimates, amortization of software and websites;
valuation of common stock issuances in lieu of cash compensation; and
valuation of intangible assets and long lived assets, review for impairment losses.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company’s principal operating subsidiaries established in the PRC use their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statements of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the stockholders’ equity and amounted to $23,581, $129 and $1,959 as of September 30, 2008, 2007 and 2006, respectively.

Revenue Recognition

The Company has identified three revenue streams, as follows:

Monthly Website Subscriptions

Revenue for the monthly subscription from the members who subscribed to the Company’s websites is recognized on a pro-rata basis, is calculated on a day-to-day basis and invoiced at the end of each month of full service in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB 104"). The Company does not currently charge a cancellation fee or penalty if and when a customer decides to terminate their membership with our websites.

Current terms of the www.subaye.com membership agreement stipulate that the customer pays a nonrefundable fee of approximately $100 per month for access to the marketing and advertising capabilities in place at www.subaye.com. The Company does not currently provide any specific software to its customers, although, much of the website is driven by complex software which controls the video and voice streaming, among other things, which is prevalent throughout the website.

The Company has an ongoing agreement with China Netcom ("CN"). CN is an internet and webhosting provider in the PRC and manages the internet connection and webhosting of the Company's www.subaye.com website. Under the agreement, CN is required to ensure that the Company's internet connection and namely its webhosting, is operating correctly at all times such that all users of the websites, including Subaye.com members and anyone else who attempts to access the website can do so without interruption as long as the individual has a reliable internet connection. CN is compensated such that CN receives forty percent (40%) of the Company's gross membership fees, payable on a monthly basis within approximately fifteen (15) days of the end of each month. The Company records its revenues net of the fees paid to CN, in accordance with Emerging Issues Task Force Issue No. 99-19 ("EITF 99-19"). The Company believes net revenue presentation is reasonable given that it shares the obligation to perform with CN with regard to its membership contracts with its customers. The Company also does not believe it has the ability to replace CN with another comparable internet and webhosting provider. Lastly, the allocation of fees to CN is based on a fixed percentage portion of the membership revenues earned from membership fee transactions.

The Company also has an ongoing agreement with FRT whereby FRT is to ensure the telephone lines and mechanical equipment associated with the Company's internet connection is operating correctly. The Company has a fixed arrangement with FRT such that the monthly fees payable to FRT for its services are approximately $6,200.

Media & Marketing Management

In accordance with SAB 104, the Company recognizes revenue generated by its MGI subsidiary when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. In general, revenues are typically earned throughout the life of MGI contracts, normally on a monthly basis.

Software Sales

Revenue from the sale of software is recognized pursuant to the requirements of Statement of Position 97-2 “Software Revenue Recognition” (SOP 97-2), issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9 “ Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” In accordance with SOP 97-2, we begin to recognize revenue from licensing and supporting our software products when all of the following criteria are met: (1) we have evidence of an arrangement with a customer; (2) we deliver the products; (3) license agreement terms are deemed fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable.

Our software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period of time before committing to license the software. If a license agreement includes an acceptance provision, we do not record deferred subscription value or recognize revenue until the earlier of the receipt of a written customer acceptance or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period.

Under our business model, software license agreements typically include a lifetime right of use and do not provide for any support or maintenance to be provided by the Company for the term of the agreement.

Software license fees are recognized once all four criteria for revenue recognition criteria are met (as the contracts do not include a right to unspecified software products.)

Our standard licensing agreements include a product warranty provision for all products. Such warranties are accounted for in accordance with SFAS No. 5, “Accounting for Contingencies.” The likelihood that we would be required to make refunds to customers under such provisions is considered remote. As a result, the Company has not accrued for potential liabilities associated with the performance of its software products as no liabilities are specifically anticipated by the Company.

Under the terms of substantially all of our license agreements, we have agreed to indemnify customers for costs and damages arising from claims against such customers based on, among other things, allegations that our software products infringe the intellectual property rights of a third party. In most cases, in the event of an infringement claim, we retain the right to (i) procure for the customer the right to continue using the software product; (ii) replace or modify the software product to eliminate the infringement while providing substantially equivalent functionality; or (iii) if neither (i) nor (ii) can be reasonably achieved, we may terminate the license agreement and refund to the customer a pro-rata portion of the fees paid. Such indemnification provisions are accounted for in accordance with SFAS No. 5. The likelihood that we would be required to make refunds to customers under such provisions is considered remote. In most cases and where legally enforceable, the indemnification is limited to the amount paid by the customer.

Concentrations of Credit Risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains cash balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions or state-owned banks within the PRC are not covered by insurance. Total cash in state-owned banks and cash on hand at September 30, 2008, 2007 and 2006, amounted to $113,860, $0 and $8,628, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Stock-Based Compensation

The Company does not have a formal stock option plan. However, we have offered to some of our employees stock-based compensation in the form of stock warrants and shares of our common stock. Prior to July 1, 2005, we accounted for those stock-based compensation awards using the recognition and measurement principles of the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and applied the disclosure-only provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation . Under the intrinsic value method, we recognized compensation expense on the date of grant only if the current market price of the underlying stock on the grant date exceeded the exercise price of the stock-based award.

In December 2004, the FASB issued FASB Statement No. 123 (Revised 2004), Share-Based Payment , which revises FASB Statement No. 123 and supersedes APB Opinion No. 25. FASB Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Subsequent to the effective date, the pro forma disclosures previously permitted under FASB Statement No. 123 are no longer an alternative to financial statement recognition.

In March 2005, the Staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment . SAB No. 107 expresses the view of the SEC Staff regarding the interaction between FASB Statement No. 123(R) and certain SEC rules and regulations and provides the SEC Staff’s views regarding the valuation of share-based payment arrangements for public companies. The SEC Staff believes the guidance in SAB No. 107 will assist public companies in their initial implementation of FASB Statement No. 123(R) beginning with the first interim or annual period of the first fiscal year that begins after June 15, 2005.

Effective July 1, 2005, we adopted FASB Statement No. 123(R) using the modified prospective method. Under this method, compensation cost recognized during 2006 includes: (1) compensation cost for the portions of all share-based payments granted prior to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement No. 123 amortized on a straight-line basis over the options’ remaining vesting period beginning July 1, 2005, and (2) compensation cost for all share-based payments granted subsequent to July 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FASB Statement No. 123(R) amortized on a straight-line basis over the options’ requisite service period. Pro forma results for prior periods have not been restated. No tax benefit and deferred tax asset were recognized on the compensation cost because of our full valuation allowance against deferred tax assets as of September 30, 2005 .

There was no impact on the Company’s financial statements as a result of adopting FASB Statement No. 123(R) on July 1, 2005. The adoption of FASB Statement No. 123(R) had no impact on cash flows from operations or financing activities. No tax benefit and deferred tax asset were recognized upon the adoption date.

Software Development Costs

The Company accounts for software development costs in accordance with SFAS No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed. The Company has not historically developed its computer software internally and has purchased software exclusively from one provider located in the PRC.

Once the Company begins utilizing its computer software within its website offerings or for any ancillary purposes, the Company begins to amortize the computer software component of cost of sales. The Company amortizes the computer software costs over a three year life. Additionally, if management deems certain computer software costs to be unrecoverable based on expected future gross revenue and corresponding cash flows, the Company will write off the costs and record the charge as an impairment loss, as appropriate.

Property and Equipment

Property and equipment is located in the PRC and is recorded at cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the expected useful life of the asset, after the asset is placed in service. The Company generally uses the following depreciable lives for its major classifications of property and equipment:

Description	Useful Lives
Computer hardware	3 years
Computer software	3 years
Websites	3 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

Valuation of Long-Lived Assets

Long-lived tangible assets and definite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company uses an estimate of undiscounted future net cash flows of the assets over the remaining useful lives in determining whether the carrying value of the assets is recoverable. If the carrying values of the assets exceed the expected future cash flows of the assets, the Company recognizes an impairment loss equal to the difference between the carrying values of the assets and their estimated fair values. Impairment of long-lived assets is assessed at the lowest levels for which there are identifiable cash flows that are independent from other groups of assets. The evaluation of long-lived assets requires the Company to use estimates of future cash flows. However, actual cash flows may differ from the estimated future cash flows used in these impairment tests. As of the year ended September 30, 2008, management does not believe any of the Company’s assets were impaired.

Table of Contractual Obligations

The following is a table outlining the Company’s actual and projected significant contractual obligations as of September 30, 2008.

	For the Years Ended September 30,
	2009		2010		2011	2012	2013	Total
Operating Lease Obligations (1)		$21,654		$-	$-	$—	$-		$21,654
Purchase Obligations - China Netcom (2)	$	variable	$	variable	$-	$-	$-	$	variable
Purchase Obligations - FRT (3)		$49,600		$-	$-	$-	$-		$49,600
							-
Total		$71,254		$-	$-	$—	$-		$71,254

(1)
The Company has a verbal sublease agreement with its majority shareholder, MYST to utilize the office space leased by one of MYST’s subsidiaries at 6 North Twelfth Road, Country Garden, Shunde District, Foshan City, Guangdong, China 528312 for approximately $2,406 per month through June 30, 2009.

(2)
The Company has an ongoing contractual obligation which renews annually upon approval from both parties on May 30 of each year to China Netcom ("CN") whereby the Company is liable to pay CN monthly compensation equal to forty percent (40%) of the Company's membership revenues derived from www.subaye.com, for ensuring that the Company's webhosting and internet connections operate without interruption.

(3)
The Company has an ongoing contractual obligation which renews annually upon approval from both parties on May 26 of each year to FRT whereby the Company is liable to pay FRT monthly compensation equal to $6,200 for ensuring the Company's computer networking, servers and internet connections operate without interruption.

Goodwill and Intangible Assets

The Company adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective June 2001. SFAS No. 141 requires the use of the purchase method of accounting for any business combinations initiated after June 30, 2002, and further clarifies the criteria to recognize intangible assets separately from goodwill. Under SFAS No. 142, goodwill and indefinite life intangible assets are no longer amortized but are reviewed for impairment annually.

Impact of Inflation

Inflation, in the PRC, the United States or throughout the world, could affect our business operations. Our SME customers generally pay for our services with the intention of increasing their own sales. If these SMEs determine the business climate has been negatively impacted by inflation they may choose to decrease their advertising, media and marketing spending, which would likely directly impact our business operations. Additionally, we are continually refining our business models. When developing our business models we do not assume inflation will have a significant impact on our future operations. However, we could be wrong and inflation could cause our gross profits and net income to decrease and our business could be negatively impacted in several ways, should inflation become significant at some point in the future.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. All cash is held in large banks located in the PRC, Hong Kong or is cash in hand.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable balance. The Company determines the allowance for doubtful accounts based upon historical write-off experience and current economic conditions. The Company reviews the adequacy of its allowance for doubtful accounts on a regular basis. Receivable balances past due over 120 days, which exceed a specified dollar amount, are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Credit Risk and Customers

We are diligent in attempting to ensure that we issue credit to credit-worthy customers. However, our customer base is small and our accounts receivable balances are usually over 90 days outstanding, and that exposes us to significant credit risk. Therefore, a credit loss can be significant, relative to our overall profitability.

Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments and is included in the consolidated statement of stockholders’ equity.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109 Accounting for Income Taxes . Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In July, 2006, the FASB issued FASB Interpretations No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. FIN 48 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. FIN 48 became effective as of January 1, 2007 and had no impact on the Company’s consolidated financial statements.

Net Earnings (Loss) Per Share

The Company utilizes SFAS No. 128, Earnings per Share to calculate gain or loss per share. Basic gain or loss per share is computed by dividing the gain or loss available to common stockholders (as the numerator) by the weighted-average number of common shares outstanding (as the denominator). Diluted gain or loss per share is computed in a similar manner to basic gain or loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential common stock (including common stock equivalents) had all been issued, and if such additional common shares were dilutive. Under SFAS No. 128, if the additional common shares are dilutive, they are not added to the denominator in the calculation. Where there is a loss, the inclusion of additional common shares is anti-dilutive (since the increased number of shares reduces the per share loss available to common stock holders). For the year ended September 30, 2006, when the Company incurred a loss, common stock equivalents such as the convertible promissory note and preferred stock, have been excluded from the calculation of diluted loss per share.

As of September 30, 2008, there were 1,650,000 outstanding warrants to purchase the Company’s Common Stock at $4.00 per share. The warrants expire on July 7, 2013. As of September 30, 2007, common stock equivalents consisted of 200,000 shares of preferred stock issued to Top Rider Group in June 2006, which convert at Top Rider Group’s discretion to 400,000 shares of the Company’s common stock. Top Rider Group elected to convert the shares of preferred stock to common stock on October 1, 2007.

Years Ended September 30, 2008 and 2007

	September 30, 2008	September 30, 2007	Increase (Decrease)	Percentage Increase (Decrease)

Revenues	$10,147,208	$4,310,030	$5,837,178	135%
Cost of sales	4,676,265	2,182,239	2,494,026	114%
Gross profit	5,470,943	2,127,791	3,343,152	157%
Operating expenses	2,252,740	1,192,291	1,060,449	89%
Other income (expenses)	608,691	132,872	475,819	358%
Income taxes	(2,252)	-	(2,252)	(100	) %
Net income	3,824,642	1,068,372	2,756,270	258%
Foreign currency translation adjustment	23,452	(1,830)	25,282	N/A
Comprehensive income	3,848,094	1,066,542	2,781,552	261%

Earnings per common share
- Basic	$0.40	$0.25
- Fully diluted	$0.38	$0.23

Weighted average common share Outstanding
- Basic	9,569,830	4,195,463
- Fully diluted	9,948,519	4,595,463

Revenues

For the year ended September 30, 2008, revenues increased 135% from the year ended September 30, 2007.  Revenues for the online membership services business segment were $7,680,017 for 2008 as compared to $4,310,030 for 2007.  During the year ended September 30, 2008, the Company had an average of 23,133 members as compared to the year ended September 30, 2007 when the Company had an average of 11,336 members. The membership growth from period to period was 114%. However, the Company offered free use of the Company's website, www.subaye.com, for the period from July 1, 2007 through December 31, 2007.  As a result, the Company did not record any revenues for the period from October 1, 2007 through December 31, 2007 and the revenues for 2008 presented above were generated during the period from January 1, 2008 through September 30, 2008.  The Company's initial launch of the www.subaye.com website produced $2,626,128 in revenues for the online membership services business segment during the three months ended December 31, 2006.  When the website was launched it created a significant amount of curiosity within the local PRC market and generated significant revenues for the Company for the three months ended December 31, 2006.  PRC-based businesses utilized the website to determine if it was a viable advertising and marketing forum for their businesses and for small to mid size businesses, in general.  Once the initial launch was complete, the membership base decreased as businesses determined whether or not the website would benefit businesses and actually drive sales and brand recognition of the Company's members.  Since the initial launch, the Company witnessed less dramatic but more stable growth in its member base.  Revenues for the three months ended March 31, 2007, June 30, 2007 and September 30, 2007 were $730,884, $928,779 and $0, respectively.  The Company expects to continue to see consistent growth in its member base unless business conditions change or the business plan itself is modified. The Company does believe membership growth over any three month period could be volatile given current economic, market and political conditions within China and throughout the world. Revenues generated by the media and marketing management business of MGI were $640,320 and $0 for the years ended September 30, 2008 and 2007 respectively. The Company negotiated and delivered its services related to an advertising placement for two customers in 2008 as compared to none in 2007. The Company did not own MGI in 2007 so no revenues were recorded in 2007.  Software sales totaled $1,826,871 and $0 for the years ended September 30, 2008 and 2007, respectively. The Company's revenues for software sales consisted of one lifetime license for its IBS Version 5.0 software for $1,723,012, which was sold in December 2007, and $103,859 in revenues charged for services related to software training and use by the Company's customer.  The Company did not own any software and did not have an active software business segment in 2007.

Cost of Sales

For the year ended September 30, 2008, the Company’s costs of sales increased 114% over the year ended September 30, 2007. During the years ended September 30, 2008 and 2007, the Company recorded $2,658,265 and $2,182,239, respectively, in costs of sales for its online membership services business segment. Included within these totals for the years ended September 30, 2008 and 2007 were $2,248,672 and $1,858,782 in amortization expense associated with the Company’s websites respectively.  In 2008, the Company is amortizing four websites, three of which the Company acquired in February, 2008.  In 2007, the Company was only amortizing costs associated with the www.subaye.com website. For the year ended September 30, 2008, the remaining balance in costs of sales for the online membership services business segment of $410,208 included $361,637 in amortization related to computer software purchased and included in the online membership services business segment for 2008, and $47,956 in internet access and webhosting costs associated with the operation of the Company’s websites, in addition to costs incurred with CN and FRT. The costs of sales for the online membership services business segment are effectively all fixed costs such as amortization and internet access and connection charges.  As a result, the Company's costs of sales for 2008 were not significantly impacted by the period of free use offered by the Company, whereby members accessed the www.subaye.com website free of charge from July 1, 2007 through December 31, 2007.  Costs of sales totaled $701,658 for the media and marketing business segment in 2008 and included the cost of advertising placements and related costs incurred on behalf of two customers which totaled $701,658. This business segment was not active in 2007. The Company did not own MGI during the year ended September 30, 2007. The Company’s software business segment had costs of sales in 2008 and 2007 of $1,316,342 and $0, respectively.  For the year ended September 30, 2008, the entire amount of costs of sales for the software business segment was for amortization of software costs.

Gross Profit

For the year ended September 30, 2008, the Company’s gross profit increased 157% over the year ended September 30, 2007. The Company’s gross profits for its online membership services business segment were $5,021,752and $2,127,791 for the years ended September 30, 2008 and 2007, respectively. Revenues for the online membership services business segment increased 78% for the year ended September 30, 2008, as compared to the year ended September 30, 2007.  Costs of sales for the online membership services business segment increased 22% for 2008 versus 2007.  The online membership services business segment exhibited growth in membership as expected and continued to be an extremely profitable business due to the online membership services business segment’s fixed costs.  The increase in costs of sales in 2008 was largely due to the additional websites purchased in 2008, which contributed additional amortization expense of $389,891 to costs of sales in 2008, while in 2007, only the amortization of the cost of the www.subaye.com website was included in costs of sales.  The Company’s software business segment generated gross profits of $510,529 and $0 in 2008 and 2007, respectively.  The Company’s media and marketing management business segment generated a gross loss for the years ended September 30, 2008 and 2007 of $61,338 and $0, respectively. The Company acquired MGI on October 23, 2007. Therefore, the portion of the gross profit generated by MGI and included as media and marketing management revenues during the year ended September 30, 2007 was $0.

Operating Expenses

For the year ended September 30, 2008, the Company’s operating expenses increased by 89% .  Advertising fees for the years ended September 30, 2008 and 2007 totaled $1,140,927 and $825,125, respectively.  The Company began utilizing internet advertising solutions provided by Google, Inc. and committed to its advertising programs with Google, Inc. further in November 2007, when a new formal advertising agreement was agreed to.  Management determined it would spend heavily on promoting the "Subaye" brand through effective advertising on the internet and is also intent on driving additional internet traffic to the Company's websites.  Management believes the decision to increase advertising spending has benefited the Company and that its membership growth can be attributed in some part to the increased advertising.  Salaries for the years ended September 30, 2008 and 2007 totaled $398,677 and $120,883, respectively.  In November 2007, the Company began to increase its staff dramatically in order to support the Company's administrative and sales teams for the end of the free trial period, when the Company expected the increased employee base would be needed to retain and attract current and new members to the www.subaye.com website.  Additionally, the Company determined it would need additional personnel to complete the integration of the Company's three new websites purchased in February 2008 from MYST.  Depreciation included in operating expenses for 2008 and 2007 totaled $110,374 and $55,966, respectively.  In 2008, the Company invested in furniture and fixtures for its new office in Foshan City, China.  The Company's property and equipment, which consists almost entirely of the www.subaye.com website, were amortized such that the amortization expenses was included in costs of sales.  In 2008, the Company invested in improvements to its new office space and furniture and fixtures.  Bad debt (recovery) expense for the years ended September 30, 2008 and 2007 totaled ($185,440) and $216,074, respectively. The Company had recorded an extensive bad debt reserve against significant past due balances related to sales in 2007.  In 2008, the Company received payment on the majority of the accounts receivable reserved for in 2007 and determined it was reasonable to record a recovery of bad debts.  Stock based compensation for the years ended September 30, 2008 and 2007 totaled $639,523 and $0, respectively.  The Company entered into various employment and consulting contracts in 2008, all of which included terms for the issuance of restricted stock, which will be expensed over the two year term of each contract.

Other Income (Expenses)

For the year ended September 30, 2008, the Company’s other income and expenses increased $475,819 over the year ended September 30, 2007. The Company recorded interest income of $122,991 on debts owed from MYST in 2007. In 2008, MYST owed significant funds to the Company. The Company recorded interest income on the amounts owed to the Company of $608,170 for the year ended September 30, 2008.

Net Income

For the year ended September 30, 2008, the Company’s net income increased 258% over the year ended September 30, 2007. The Company generated significant gross profits from its online membership services business segment in both 2008 and 2007.  However, in 2008, the Company also generated $510,529 in gross profits from its software business segment as compared to $0 for 2007.

Years Ended September 30, 2007 and 2006

	September 30, 2007	September 30, 2006	Increase (Decrease)	Percentage Increase (Decrease)
		(Restated)
Revenues	$4,310,030	$-	$4,310,030	100%
Cost of sales	2,182,239	-	2,182,239	100%
Gross profit	2,127,791	-	2,127,791	100%
Operating expenses	1,192,291	135,261	1,057,030	781%
Other income (expenses)	132,872	(34,849)	167,721	N/A
Net loss from discontinued operations	-	(2,523)	(2,523)	(100	) %
Net income (loss)	1,068,372	(172,633)	1,241,005	N/A
Other comprehensive (loss) income	(1,830)	1,959	(3,789)	N/A
Comprehensive income (loss)	1,066,542	(170,674)	1,237,216	N/A

Earnings per common share
- Basic	$0.25	$(0.15)
- Fully diluted	$0.23	$(0.15)

Weighted average common shares outstanding
- Basic	4,195,463	1,181,604
- Fully diluted	4,595,463	1,181,604

Revenues

For the year ended September 30, 2007, revenues increased 100% from the prior year ended September 30, 2006. From July 1, 2007 through December 31, 2007, the Company offered its customers and its potential customers’ access to the Company's website, www.subaye.com, free of charge. Management offered free access to the website with the expectation that continued access and use of the website would result in greater revenues and a larger customer base in the future. As of the date of these financial statements, the Company has no plans to offer free access and use to its customers or potential customers but the Company believes its decision has in fact resulted in increased use of the website and the customer base has grown. As a result, there are business reasons to institute free access to the website again. During 2007, the Company recorded revenues from membership sales for its website, www.subaye.com of $4,310,030. The Company experienced significant revenue growth in its first full fiscal year of operations within its online membership services business segment, while the fiscal year ending September 30, 2006 was spent acquiring and developing the assets and personnel that are now in full operation running the Company's website, wwww.subaye.com. Revenues for 2006 were $0. On October 1, 2006, the Company sold its importing and exporting business, Panyu M&M, to MYST. As a result, the revenues, costs of sales and operating expenses from the operations of Panyu M&M are included within net loss from discontinued operations for 2006. The company had no other operating business segments in 2007 and 2006, respectively

Cost of Sales

For the year ended September 30, 2007, the Company’s costs of sales increased 100% over the prior year ended September 30, 2006. The Company’s online membership services business segment was not yet generating revenues from customers in 2006. In 2007, costs of sales included $1,858,781 in amortization of the Company's website, www.subaye.com, $95,722 in internet hosting and access costs and $227,736 in merchant processing commissions for sales transacted on the Company's website.

Gross Profit

For the year ended September 30, 2007, the Company’s gross profit increased 100% over the prior year ended September 30, 2006. The Company committed to its online membership services business segment in 2006 and witnessed significant growth and high gross margins as a result of this commitment. Panyu M&M was a much less profitable business, historically generating approximately 3% gross margins, at most, and was not included in continuing operations within these financial statements.

Operating Expenses

For the year ended September 30, 2007, the Company’s operating expenses increased 781% as the Company increased its facilities expenses with a commitment to a new office and embarked on significant advertising campaigns whereby the Company committed $1 million to media placements within the motion picture industry in the PRC and $1 million to online advertising networks catering to the Company’s PRC targeted audiences. A total of $825,125 in prepaid advertising costs were amortized and included as operating expenses in 2007.  The Company had several accounts receivable which it determined may be potentially uncollectible and recorded a bad debt expense of $216,074 to reserve against future losses associated with uncollectible accounts receivable.  Salaries and wages totaled $120,883 for 2007.  In 2006, there were no revenues and therefore no bad debt expense was recorded.  Additionally, no salaries were paid in 2006.  The Company’s operating expenses in 2006 consisted of one advertising placement for $125,000 and other miscellaneous costs incurred in daily operations.

Other Income (Expenses)

For the year ended September 30, 2007, the Company’s other income and expenses increased substantially over the prior year ended September 30, 2006. The Company incurred interest expense of $34,849 on debts owed to its controlling shareholder in 2006 while in 2007, the Company’s controlling shareholder owed significant funds to the Company. The Company recorded interest income on the amounts owed to the Company of $122,991 in 2007.

Net Income

For the year ended September 30, 2007, the Company’s net income increased $1,241,005 over the loss generated for year ended September 30, 2006. The Company’s results of operations for 2007 reflect a fully operational website used in the online membership services business segment and includes a full fiscal year of operations. In 2006, operations for the website were minimal and no revenues were generated. The Panyu M&M business had small gross margins which were not able to offset the development costs incurred by the Company in 2006 as it prepared the www.subaye.com website for market.

Liquidity and Capital Resources

For the Years Ended September 30, 2008 and September 30, 2007

At September 30, 2008 we had cash and cash equivalents of $113,860 as compared to cash and cash equivalents of $0 as of September 30. 2007. Net cash provided by operating activities for the year ended September 30, 2008 was $3,893,063 as compared to net cash used in operating activities of $(1,207,656) for the year ended September 30, 2007. This increase of $5,100,719 in cash provided by operating activities as compared to the comparable period of the prior year is reflective of a variety of factors, including an increase in depreciation of $2,173,456, an increase in the change in accounts receivable of $3,689,784, which partially offset the increase in depreciation in 2008, stock based compensation expense of $639,523 and a positive change in amounts due from MYST of $3,459,023. Depreciation increased substantially for the year ended September 30, 2008 due to the additional depreciation recorded for the three new websites the Company acquired in February, 2008. Accounts receivable increased as sales increased and also included a balance receivable as of September 30, 2008 of $1,079,917, which was related to a one time sale of the Company's IBS Version 5.0 software, which was paid in full as of October 13, 2008. The Company had no stock based compensation in 2007 but recorded stock based compensation of $639,523 in 2008 related to the new contracts entered into with management and a consultant in January and February, 2008. Additionally, MYST only collected receivables of $248,293 on behalf of the Company in 2008, which resulted in a decrease of $2,989,635 in receivables collected by MYST over 2007.

As of September 30, 2008, MYST owed the Company $4,860,660.  From time to time, the Company has had significant balances owed from MYST.  However, the Company does not anticipate either the Company or MYST will encounter liquidity problems in the near future and this outstanding balance due from MYST is expected to be repaid.  Both the Company and MYST have been able to raise funds from investors in the past when needed and the Company does have a significant monthly cashflow from its online membership services business segment.

For the Years Ended September 30, 2007 and September 30, 2006

At September 30, 2007, we had cash and cash equivalents of $0 as compared to cash and cash equivalents of $8,628 as of September 30, 2006. Net cash used in operating activities for the year ended September 30, 2007 was $1,207,656, as compared to net cash provided by operating activities of $4,017,459 for the year ended September 30, 2006. This decrease of $5,225,115 in cash provided by operating activities as compared to the comparable period of the prior year is reflective of a reversal of cashflow whereby in 2006, MYST was advancing funds to the Company, and in 2007 the Company advanced funds to MYST. Offsetting this is an increase in depreciation of $1,863,569. The Company had no revenues and no depreciation of the website was recorded for the year ended September 30, 2006. The Company recorded an allowance for bad debts in 2007 of $216,074 to reserve against a small portion of its accounts receivable. In 2006, there was no allowance recorded as a result of the lack of revenues, etc. During 2006, the Company spent $4,010,800 to acquire the www.subaye.com website. On May 16, 2007, MYST paid $1,220,000 for 610,000 shares of the Company's common stock and converted the convertible debt issued to MYST on June 16, 2006 for $1,080,000 to 540,000 shares of the Company's common stock.

At the present level of business activity, the Company’s ongoing monthly gross operating cash disbursements are expected to average approximately $189,000. As of September 30, 2008, the Company had net working capital of $11,217,380. Assuming that current sales continue at the average rate experienced during the three months ended September 30, 2008, which was approximately $977,000 per month, and gross operating cash expenditures continue at $189,000 per month, this would give rise to a monthly cash flow of approximately $788,000. Actual results may be better or worse than anticipated, depending upon the Company’s actual sales results and capital expenditures, in particular, in future months.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers, the members of our Board of Directors and certain key employees as of September 30, 2008. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Name	Age	Positions Held
Jun Han	28	Chief Executive Officer, Director
Yaofu Su	28	President, Director
James T. Crane	32	Chief Financial Officer
Heying Zhang	29	Vice President
Yulong Zhu	25	Secretary, Director

Jun Han, Chief Executive Officer and Chief Technology Officer, Director

Mr. Han joined our parent company, MYST in 2004. Mr. Han has been the CEO of the Company from July 2007 to present and CTO of the Company since June 2006 through present. From January 2005 through June 2006, Mr. Han was the webmaster of skyestar.com a wholly owned subsidiary of MYST. From July 2004 to December 2004, Mr. Han was a web programmer of skyestar.com. Mr. Han completed his studies in 2004 at the Computer Science Section of Beijing Normal University

Yaofu Su, President, Director

Mr. Su joined our parent company, MYST in 2004, where he is currently a Vice President and Director. He was the Chief Executive Officer of the Company from June 2006 to July 2007. From January 2005 through January 2007, Mr. Su was the Multimedia Technology Director of 3G Dynasty Inc. ("3G"). 3G is an internet and wireless communications content services company that is a wholly owned subsidiary of MYST. From March 2004 to December 2004, Mr. Su was the multimedia content production manager of IC Star MMS Limited, a wholly owned subsidiary of MYST. From July 2003 to March 2004, Mr. Su was the assistant to the Production Director of Free Stage Studio Limited in Guangdong. Prior to July 2003, Mr. Su studied computer systems application and maintenance at Guangdong Industrial University.  While Mr. Su is still currently a Vice President at MYST, he devotes virtually all of his time at the Company and makes himself available to MYST on an as-needed basis.

Yulong Zhu, Secretary, Director

Mr. Zhu joined the Company in 2006. Mr. Zhu has also been a member of the board of directors of Mystaru.com, Inc., the parent company of the Company, Effective as of January 18, 2008. From June 2006 to June 2007, Mr. Zhu was the assistant to the CEO of the Company. Before June 2006, Mr. Zhu was the assistant to the Chief Information Officer of the Company. Mr. Zhu graduated in 2005 from the College of Economics and Management of South China Agricultural University.

Heying Zhang, Executive Vice President

Ms. Zhang joined our parent company, MYST in 2003. She has been the sales and marketing Vice President of the Company since June 2006. From June 2003 through June 2006, Ms. Zhang was the sales and marketing manager of Alpha Century Holdings Limited, a wholly owned subsidiary of MYST. From July 2001 to June 2003, Ms. Zhang was the assistant to the Sales Manager of Henan Xzuhua Developments Group Corporation. Ms. Zhang graduated from Henan University in 2001.

James T. Crane, Chief Financial Officer

Mr. Crane joined our parent company, MYST, in October, 2007 as Chief Financial Officer of MYST. On February 26, 2008, Mr. Crane became Chief Financial Officer of Subaye.com, Inc., in addition to his role with MYST. Mr. Crane is a United States resident and is a licensed Certified Public Accountant. Mr. Crane is the sole owner of the professional services firm, J. Crane & Company, P.C., which he formed in May, 2001. Prior to forming J. Crane & Company, Mr. Crane was employed by Ernst & Young LLP from August 1999 through May 2001. J. Crane & Company is compensated separately by the Company and MYST on an hourly basis for all work performed on behalf of the Company and MYST. Since his hiring in October 2007, Mr. Crane estimates that he has devoted 12.7% of his time to MYST. Since his hiring in February 2008, Mr. Crane estimates that he has devoted approximately 18.5% of this time to the Company. Mr. Crane also serves as President of Peerless Capital Corporation, an SEC reporting Company.

None of our directors are independent under the independence standards of NASDAQ and we do not have separately designated audit, nominating or compensation committees.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee, and the full board of directors, which includes our Chief Executive Officer, President and Secretary participated in deliberations concerning executive officer compensation in the last completed fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

We currently compensate our senior management and key employees through base salary and stock-based awards. We compensate our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

Base Salaries

The Company’s officers have not taken compensation in the form of cash salaries from either the company or MYST. The officers were recently granted stock-based awards, which will be amortized according to their employment contracts, which are generally over a two year period as outlined in the accompanying September 30, 2008 financial statements, Footnote 9.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yaofu Su President (1)	2008 2007	- -	- -	141,600 -	- -	- -	- -	- -	141,600 -

Jun Han CEO (2)	2008 2007	- -	- -	340,000 -	- -	- -	- -	- -	340,000 -

James T. Crane CFO (3)	2008 2007	- -	- -	156,850 -	- -	- -	- -	38,738 -	195,588 -

Guo Nan COO (4)	2008 2007	- -	- -	- -	- -	- -	- -	- -	- -

Ningjian Liao CIO (5)	2008 2007	- -	- -	- -	- -	- -	- -	- -	- -

Heying Zhang Vice President (6)	2008 2007	- -	- -	100,000 -	- -	- -	- -	- -	100,000 -

Yulong Zhu Secretary (7)	2008 2007	- -	- -	100,000 -	- -	- -	- -	- -	100,000 -

(1)	Yaofu Su was granted 70,800 shares of the Company’s common stock, valued at $141,600 in accordance with a two year employment agreement beginning January 2, 2008.
(2)	Jun Han was granted 170,000 shares of the Company’s common stock, valued at $340,000 in accordance with a two year employment agreement beginning January 2, 2008.
(3)	James T. Crane was granted 78,425 shares of the Company’s common stock, valued at $156,850 in accordance with a two year employment agreement beginning February 26, 2008
(4)	Guo Nan’s employment with the Company terminated in May 2007.
(5)	Ningjian Liao’s employment with the Company terminated in May 2007.
(6)	Heying Zhang was granted 50,000 shares of the Company’s common stock, valued at $100,000 in accordance with a two year employment agreement beginning January 2, 2008.
(7)	Yulong Zhu was granted 50,000 shares of the Company’s common stock, valued at $100,000 in accordance with a two year employment agreement beginning January 2, 2008.

As of September 30, 2008 the Company did not have any grants of plan-based awards, outstanding equity awards at fiscal year-end, option exercises and stock vested, pension benefits, or nonqualified deferred compensation. The Company did not have any post-employment payments to report.

Stock Option Grants

There were no outstanding stock options or stock warrant grants as of April 17, 2006 and through July 7, 2008. On July 8, 2008 the Company granted warrants to purchase 1,150,000 and 500,000 shares of the Company's common stock to MYST and an unaffiliated individual at $4.00 per share. The warrants expire on July 7, 2013.

Compensation of Directors

The Directors of the Company are also employees of the Company and are not compensated separately for their services as members of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of January 12, 2009, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers, and (iv) all directors and executive officers as a group. As of January 12, 2009, the Company had 10,361,832 shares of common stock outstanding. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes warrants and options to purchase shares of our common stock exercisable within 60 days of January 12, 2009.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership		Percent of class

Current Executive Officers & Directors:

Common Stock	Yaofu Su	70,800		0.68%
Common Stock	Jun Han	170,000		1.64%
Common Stock	Yulong Zhu	50,000		0.48%
Common Stock	Heying Zhang	50,000		0.48%
Common Stock	James T. Crane (2)	110,606	*	1.07%

Total of All Current Directors and Officers:		451,406		4.35%

More than 5% Beneficial Owners

Common Stock	MyStarU.com, Inc.	7,152,773	**	69.03%

* Mr. Crane owns 735,000 shares of MYST, which represents a beneficial ownership in 32,181 shares of the Company’s common stock, in addition to 78,425 shares of the Company’s common stock he owns directly. Mr. Crane does not exercise sole or shared dispositive or investment powers over any shares of the Company’s stock owned by MYST.

**Alan Lun, the Chief Executive Officer of MYST, exercises the dispositive or voting powers with respect to the shares of the Company held by MYST.

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.
(2)
Mr. Crane does not receive a salary from the Company. Mr. Crane’s professional services firm, J. Crane & Company, P.C., is compensated on an hourly basis with rates ranging between $100 and $75 an hour, for all work performed for the Company. Mr. Crane was also compensated directly with a stock award of 78,425 shares of the Company’s common stock, to vest over a two year period beginning on February 26, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 11, 2005, MYST’s subsidiary, Alpha Century Holdings Limited (“Alpha”) and China Dongguan Networks, Inc. (“CDN”) entered into a Rights Agreement related to the development of websites and the sharing of resources, such as personnel.  The personnel of MYST and CDN consulted with the Company’s current employees and were focused on finalizing the design, functionality and appearance of the original version of the www.subaye.com website.

In April 2006, MYST advanced $500,000 to the Company, in the form of uncollected accounts receivable. The Company utilized the funds to purchase Panyu M&M for $500,000 on April 25, 2006.

On May 17, 2006 the Company issued a convertible promissory note (the “Note”) due on May 16, 2007 for $1,500,000 to Alpha Century Holdings Limited, (“Alpha”) which was previously a subsidiary of MYST. Upon the transaction date, the convertible promissory note was immediately assigned to MYST from Alpha. The Note carried interest at 8% and was convertible into the Company’s common stock at the election of MYST at any time after May 17, 2006. The conversion price was $2.00 per share. The Note was issued in exchange for a $500,000 advance Alpha provided to the Company in the form of an uncollected accounts receivable on April 25, 2006 in order to complete the Panyu M&M acquisition and for services provided by MYST related to the development of the www.subaye.com website between November 11, 2005 and May 2006. The Company's management, CDN and MYST negotiated the terms of the Note and agreed to value the services provided by MYST between November 2005 and May 2006 at $1,000,000.  On May 17, 2006, MYST was unaffiliated with the Company. As a result, the Company believes the valuations of the services provided by MYST and the terms of the convertible promissory note were completed at arm's length in the normal course of business.

On June 16, 2006, the following transactions took place:

1.	The Company sold 2,024,192 shares of its common stock to MYST for $1,060,000.
2.	The Company acquired certain valuable assets, namely the minority ownership rights to the website known as www.subaye.com, by issuing 798,747 shares, valued at $1,565,544, of its common stock to CDN.
3.
The Company issued 500,000 shares of its common stock and 200,000 shares of its Series A convertible preferred stock, par value $0.01, to Top Rider Group Limited for $1,760,000. Each share of the Company’s Series A convertible preferred stock is convertible into two shares of the Company’s common stock.

4.	The Company agreed to reimburse CDN for website development costs incurred on behalf of the Company in 2006 and 2005 totaling $190,800.
5.	MYST and CDN agreed to terminate the Rights Agreement dated November 11, 2005.

In addition to the convertible promissory note discussed above, MYST advanced a total of $674,359 in cash to the Company during the period from the acquisition of the website in June 2006 through September 30, 2006. During this period ended September 30, 2006, the Company recorded interest on the daily balance owed to MYST of $34,849.

On October 1, 2006, the Company sold 100% of the ownership units of Panyu M&M to MYST for $500,000.  On October 1, 2006, $500,000 of the 8% convertible promissory note owed to MYST was paid to MYST, through the sale of Panyu M&M to MYST.  The transaction was between two entities under common control.  As a result, the transaction was accounted for at the historical adjusted cost of the net assets transferred, which was $500,000.

During the time period from June 2006 through September 2007, when the Company was a majority-owned subsidiary of MYST, MYST's management was consulted on an informal basis with regard to management of operations and development of the Company's business plan.  Additionally, as necessary, MYST's administrative personnel assisted with invoicing, collection of receipts and bill payment services on behalf of the Company The Company and MYST agreed that the services would not result in a significant amount of compensation.  As a result, MYST was not compensated by the Company for services provided during this time period.

On May 16, 2007, MYST exercised its right to convert the remaining balance on the Note in the amount of $1,080,000. The Note was converted to 540,000 shares of the Company’s common stock. The Company also sold 610,000 shares of the Company’s common stock to MYST for $1,220,000.

During the year ended September 30, 2007, the Company recorded interest expense on the Note of $45,151, reduced the balance on the Note by $500,000 upon the Company's sale of Panyu M&M to MYST, and converted the remaining balance on the Note of $1,080,000 to 540,000 shares of the Company's common stock.

During the year ended September 30, 2007, MYST's personnel worked with the Company to collect $3,237,928 of the Company’s receivables and MYST paid operating expenses on behalf of the Company of $1,432,035.

During the year ended September 30, 2007, the Company recorded interest income at an annualized rate of 10% on the daily balance MYST owed to the Company.  Interest income of $168,142 was recorded for the year ended September 30, 2007 on the balance receivable from MYST.

On October 1, 2007, the Company issued 59,767 shares of common stock valued at $119,534 to MYST as consideration to acquire Guangzhou Subaye from MYST.

On October 1, 2007, the Company issued 1,375,891 shares of common stock valued at $2,751,781 to MYST as consideration to relieve Guangzhou Subaye's debts with Alpha Century Holdings Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 339,872 shares of common stock valued at $679,744 to MYST as consideration to relieve the Company's debts with Alpha Century Holdings Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 335,203 shares of common stock valued at $670,406 to MYST as consideration to relieve the Company's debts with MyStaru Limited, a subsidiary of MYST, a subsidiary of MYST.

On October 1, 2007, the Company issued 126,353 shares of common stock valued at $252,706 to MYST.  This issuance of common stock was intended to reduce the Company's liabilities owed to Mystaru Limited, a subsidiary of MYST.  However, once the Company completed its September 30, 2007 audit, the liabilities were deteremined to be significantly less.  As a result, the Company recorded an increase in the balance due from MYST to account for the consideration the Company was to receive upon issuing these shares of common stock.

On October 1, 2007, the Company issued 511,702 shares of common stock valued at $1,023,405 to MYST as consideration to relieve Guangzhou Subaye's debts with Arran Services Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 170,000 shares of common stock valued at $340,000 to Jun Han, the Company's Chief Executive Officer.

On October 1, 2007, the Company issued 50,000 shares of common stock valued at $100,000 to Heying Zhang, the Company's Vice President.

On Jan 2, 2008, the Company issued 50,000 shares of common stock valued at $100,000 to Yulong Zhu, the Company's Secretary.

On February 20, 2008, the Company issued 66,532 shares of common stock valued at $133,064 to MYST as consideration to relieve Guangzhou Subaye liabilities with Alpha Century Holdings Limited, a subsidiary of MYST.

On February 20, 2008, the Company issued 54,176 shares of common stock valued at $108,353 to MYST.  This issuance of common stock was intended to reduce Gunagzhou Subaye's liabilities owed to Arran Services Limited, a subsidiary of MYST.  However, once the Company’s independent auditors completed their March 31, 2008 financial review of the Company, the liabilities were determined to be significantly less.  As a result, the Company recorded an increase in the balance due from MYST to account for the consideration the Company was to receive upon issuing these shares of common stock.

On February 20, 2008, the Company issued 111,835 shares of common stock valued at $223,670 to MYST as consideration to relieve Guangzhou Subaye's liabilities with Arran Services Limited, a subsidiary of MYST.

On February 20, 2008, the Company issued 767,457 shares of common stock valued at $1,534,914 to MYST as consideration for the purchase of 3 websites controlled by MYST, namely www.goongreen.org, www.x381.com, and www.goongood.com.  The Company believes these acquisitions provide synergies with the business operations of the Company's website, www.subaye.com, and are expected to enhance the services offered and corresponding revenues derived from the members of www.subaye.com.

On February 27, 2008, the Company issued 78,425 shares of common stock valued at $156,850 to James Crane, the Company's Chief Financial Officer.

On February 27, 2008, the Company issued 70,800 shares of common stock valued at $141,600 to Yaofu Su, the Company's President.

On July 8, 2008, for $920,000, the Company issued MYST 230,000 shares of common stock and warrants to purchase an additional 1,150,000 shares of the Company's common stock at $4.00 per share with an expiration date of July 7, 2013.

During the year ended September 30, 2008, the Company acquired Guangzhou Subaye, and assumed $3,224,157 in liabilities with MYST and MYST subsidiaries upon the acquisition. The Company issued 2,741,035 shares of its common stock to MYST in order to cancel liabilities with MYST subsidiaries totaling $5,482,070 during the year ended September 30, 2008. The Company issued 180,529 shares of common stock to MYST, which was recorded as an increase in “advances receivable from parent company” on the balance sheet. The Company collected $1,893,961 in accounts receivables on behalf of MYST. The Company paid expenses on behalf of MYST of $2,952,279. MYST paid expenses on behalf of the Company of $2,192,769. MYST collected $248,293 in receivables on behalf of the Company. The Company also recorded interest income on the net daily balance owed from MYST of $608,170.

On July 8, 2008, for $920,000, the Company issued MYST 230,000 shares of common stock and warrants to purchase an additional 1,150,000 shares of the Company's common stock at $4.00 per share with an expiration date of July 7, 2013.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, New York, New York.

EXPERTS

DNTW Chartered Accountants, LLP an Independent Registered Public Accounting Firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. DNTW Chartered Accountants, LLP, has presented their report with respect to our audited financial statements. The report of DNTW Chartered Accountants, LLP is included in reliance upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

SUBAYE.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US dollars)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Subaye.com, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Subaye.com, Inc. and Subsidiaries as of September 30, 2008, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended September 30, 2008, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company’s consolidated balance sheet as of September 30, 2006 and the related consolidated statements of operations and cash flows for the year ended September 30, 2006 have been restated.  The restatements of the financial statements are described in Note 18.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Subaye.com, Inc. and Subsidiaries as of September 30, 2008, 2007 and 2006, and the results of its consolidated operations and comprehensive income, stockholders' equity, and its cash flows for the years ended September 30, 2008, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ DNTW Chartered Accountants, LLP

Licensed Public Accountants
Markham, Ontario, Canada
January 12, 2009

SUBAYE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008, 2007 AND 2006

	2008	2007	2006
			(Restated)
ASSETS
Current Assets
Cash	$113,860	$-	$8,628
Accounts Receivable, Net of Allowances for Doubtful Accounts of $30,767 (2008), $216,074 (2007) and $0 (2006) (Note 3)	4,858,787	383,811	-
Prepaid Advertising (Note 4)	566,274	951,741	549,358
Prepaid Customer Advertising (Note 4)	797,930	-	-
Advances Receivable From Parent Company (Note 5)	4,860,660	2,519,676	-
Other Current Assets	194,552	-	-
Current Assets of Discontinued Operations (Note 13)	-	-	1,124,981

Total Current Assets	11,392,063	3,855,228	1,682,967

Property & Equipment, Net of Accumulated Depreciation (Note 7)	9,668,028	3,731,917	5,576,344

Other Assets
Security Deposit	7,218	4,423	-
Goodwill (Note 6)	202,608	-	-

Total Other Assets	209,826	4,423	-

TOTAL ASSETS	$21,269,917	$7,591,568	$7,259,311

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$64,260	$1,528	$-
Deferred Revenue	110,423	-	-
Current Liabilities of Discontinued Operations (Note 13)	-	-	625,544
Related Party Payables	-	-	201,061
Advances Payable to Parent Company (Note 5)	-	-	674,359
Convertible Debt-Parent Company (Notes 6,8,9)	-	-	1,534,849

Total Current Liabilities	174,683	1,528	3,035,813

Total Liabilities	174,683	1,528	3,035,813

Commitments and Contingencies (See Note 11)

Stockholders’ Equity (Note 9)
Preferred stock, $0.01 par value, authorized: 50,000,000 shares, 0, 200,000 and 200,000 shares issued and outstanding at September 30, 2008, 2007 and 2006, respectively	-	2,000	2,000
Common stock, $0.001 par value, authorized: 300,000,000 shares, 10,361,832, 4,913,819 and 3,763,819 shares issued and outstanding at September 30, 2008, 2007 and 2006, respectively	10,362	4,914	3,764
Additional Paid in Capital	17,439,837	6,687,258	4,388,408
Deferred Stock-Based Compensation	(1,098,927)	-	-
Accumulated Other Comprehensive Income	23,581	129	1,959
Retained Earnings (Accumulated Deficit)	4,720,381	895,739	(172,633)

Total Stockholders’ Equity	21,095,234	7,590,040	4,223,498

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$21,269,917	$7,591,568	$7,259,311

See accompanying notes to the financial statements.

SUBAYE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED SEPTEMBER 30, 2008, 2007 AND 2006

	2008	2007	2006
			(Restated)
Revenue
Online Membership Services	$7,680,017	$4,310,030	$-
Media and Marketing Management	640,320	-	-
Software Sales	1,826,871	-	-

Total Revenue	10,147,208	4,310,030	-

Costs of Sales	4,676,265	2,182,239	-

Gross Profit	5,470,943	2,127,791	-

Operating Expenses
Advertising	1,140,927	825,125	125,000
Stock Based Compensation	639,523	-	-
Salaries	398,677	120,883	-
Bad Debt (Recovery) Expense	(185,440)	216,074	-
Depreciation and Amortization	110,374	55,966	-
Other Selling, General and Administrative	148,679	(25,757)	10,261

Total Operating Expenses	2,252,740	1,192,291	135,261

Income (Loss) From Continuing Operations	3,218,203	935,500	(135,261)

Other Income and Expenses
Interest Income (Expense) on Advances Receivable or Payable to MYST	608,170	122,991	(34,849)
Other Income and Expenses	521	9,881	-

Total Other Income and Expenses	608,691	132,872	(34,849)

Net Income (Loss) From Continuing Operations Before Discontinued Operations and Income Taxes	3,826,894	1,068,372	(170,110)

Provision for Income Taxes	(2,252)	-	-

Net Loss From Discontinued Operations, Net of Taxes	-	-	(2,523)

Net Income (Loss) from Continuing Operations	$3,824,642	$1,068,372	$(172,633)

Foreign Currency Translation Adjustment	23,452	(1,830)	1,959

Comprehensive Income (Loss)	$3,848,094	$1,066,542	$(170,674)

Basic Net Income (Loss) Per Common Share	$0.40	$0.25	$(0.15)

Diluted Net Income (Loss) Per Common Share	$0.38	$0.23	$(0.15)

Basic Weighted Average
Number of Common Shares	9,569,830	4,195,463	1,181,604

Diluted Weighted Average
Number of Common Shares	9,948,519	4,595,463	1,181,604

See accompanying notes to the financial statements.

SUBAYE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
AS OF SEPTEMBER 30, 2008

	Preferred Stock		Common Stock
	Shares Issued	Par $0.01	Shares Issued	Par $0.001	Additional Paid in Capital	Other Comprehensive Income	Deferred Stock Based Compensation	(Accumulated Deficit) Retained Earnings	Total Stockholder’s Equity
Balance, January 27, 2005	-	$-	-	$-	$-	$-	-	$-	$-
Issuance of Stock to Founder			10,000	10	-	-	-	-	10
Net Income			-	-	-	-	-	-	-
Balance, September 30, 2005	—	-	10,000	10	-	-		-	10
Issuance of Stock For Cash	200,000	2,000	2,955,072	2,955	2,823,663	-	-	-	2,828,618
Issuance of Stock for Website Rights	-	-	798,747	799	1,564,745	-	-	-	1,565,544
Foreign Currency Translation	-	-	-	-	-	1,959	-	-	1,959
Net Loss	-	-	-	-	-	-	-	(172,633)	(172,633)
Balance, September 30, 2006	200,000	2,000	3,763,819	3,764	4,388,408	1,959	-	(172,633)	4,223,498
Issuance of Stock For Cash	-	-	610,000	610	1,219,390	-	-	-	1,220,000
Issuance of Stock For Conversion of Debt			540,000	540	1,079,460	-	-	-	1,080,000
Sale of Subsidiary	-	-	-	-	-	(1,959)	-	-	(1,959)
Foreign Currency Translation	-	-	-	-	-	129	-	-	129
Net Income	-	-	-	-	-	-	-	1,068,372	1,068,372
Balance, September 30, 2007	200,000	$2,000	4,913,819	$4,914	$6,687,258	$129	-	895,739	7,590,040
Issuance of Stock For Acquisition of Guangzhou Subaye	—		59,767	60	119,474	-		-	119,534
Issuance of Stock, Increase in Advances Receivable From MYST	—		180,529	181	360,879	-		-	361,060
Issuance of Stock For Acquisition of MGI	-	-	100,000	100	199,900	-		-	200,000
Issuance of Stock For Retirement of Liabilities with MYST	-	-	2,741,035	2,741	5,479,328	-		-	5,482,069
Issuance of Stock For Compensation	-		869,225	869	1,737,581	-	(1,738,450)	-	-
Issuance of Stock to Acquire Websites From MYST	-	-	767,457	767	1,534,147	-	-	-	1,534,914
Amortization of Deferred Compensation	-	-	-	-	-	-	639,523	-	639,523
Conversion of Preferred Stock to Common Stock	(200,000)	(2,000)	400,000	400	1,600	-		-	-
Issuance of Stock and Warrants For Cash	—	-	330,000	330	1,319,670	-		-	1,320,000
Foreign Currency Translation	-	-	-	-	-	23,452		-	23,452
Net Income	-	-	-	-	-	-		3,824,642	3,824,642
Balance, September 30, 2008	-	$-	10,361,832	$10,362	$17,439,837	$23,581	(1,098,927)	$4,720,381	$21,095,234

See accompanying notes to the financial statements.

SUBAYE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASHFLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2008, 2007 AND 2006

	2008	2007	2006
			(Restated)
Cash Flows From Operating Activities
Net Income (Loss)	$3,824,642	$1,068,372	(172,633)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By (Used in) Operating Activities:
Depreciation and Amortization	4,037,025	1,863,569	-
Bad Debt (Recovery) Expense	(185,440)	216,074	-
Amortization of Deferred Stock Based Compensation	639,523	-	-
Changes in Operating Assets and Liabilities:
Accounts Receivable	(4,289,669)	(599,885)	-
Prepaid Advertising	385,467	(402,383)	(549,358)
Prepaid Advertising for Customers	(797,930)	-	-
Advances Receivable From Parent Company	309,576	(3,149,447)	4,739,450
Other Current Assets	(194,552)	-	-
Security Deposit	(2,795)	(4,423)	-
Accounts Payable and Accrued Expenses	62,732	1,528	-
Deferred Revenue	110,423	-	-
Related Party Payable	(5,939)	(201,061)	-
Net Cash Provided by (Used In) Operating Activities	3,893,063	(1,207,656)	4,017,459
Cash flows From Investing Activities:
Cash Received Upon Acquisition of MGI	2,834	-	-
Cash Received Upon Acquisition of Guangzhou Subaye	501,290	-	-
Capital Expenditures	(5,287,922)	(19,142)	(4,010,800)
Net Cash Used In Investing Activities	(4,783,798)	(19,142)	(4,010,800)
Cash flows From Financing Activities
Proceeds From Issuance of Common Stock, Warrants (2008)	1,320,000	1,220,000	-
Net Cash flows Provided by Financing Activities:	1,320,000	1,220,000	-

Effect of Exchange Rate Changes in Cash	(315,405)	(1,830)	1,959

Net Increase (Decrease) in Cash	113,860	(8,628)	8,618

Cash - Beginning of Year	$-	$8,628	$10

Cash - End of Year	$113,860	$-	$8,628

Supplemental Disclosure of Cash flow Information:
Taxes Paid	$2,252	$-	$1,105
Interest Paid	$-	$-	$-
Non Cash Investing and Financing Activities:
Issuance of Stock for Services, Deferred Compensation	$1,738,450	$-	$-
Issuance of Stock to Cancel Liabilities with MYST Subsidiaries or MYST	$5,482,070	$1,080,000	$-
Issuance of Stock to MYST, Increase in Advances Receivable From Parent Company	$361,059	$-	$-
Acquisition of Guangzhou Subaye Through Issuance of Common Stock	$119,534	$-	$-
Acquisition of MGI Through Issuance of Common Stock	$200,000	$-	$-
Accounts Receivable Used for Acquisition of Subsidiary	$-	$-	$500,000
Acquired Website Through Issuance of Common Stock	$1,534,914	$-	$1,565,544

See accompanying notes to the financial statements.

SUBAYE.COM, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2008, 2007 AND 2006

NOTE 1 - BUSINESS DESCRIPTION AND ORGANIZATION

Subaye.com, Inc., a Delaware corporation (together with its consolidated subsidiaries, “Subaye” or the (“Company”) is a majority-owned subsidiary of MyStarU.com, Inc. (“MYST”). The Company was incorporated on January 27, 2005 as HRDQ Group, Inc. and is headquartered in the People’s Republic of China (the “PRC”). The Company is a provider of video sharing services in China, which includes production, upload, storage, sharing and publishing onto more than 30 main video sharing portal websites.

The Company’s platform consists of its websites, www.goongreen.org, www.x381.com, www.goongood.com, www.subaye.com and the Subaye Alliance network, which is its network of third-party websites. The Company’s website, www.subaye.com is active, while its other website businesses are under development at this time. Subaye.com’s services are designed to enable internet users to find and view videos online. As of November 30, 2008, the Company had 34,545 members and the Company’s video database consisted of 73,999 profiles of corporate video showcases. These showcases offer a cost-effective venue for small to mid-size enterprises (“SMEs”) to advertise their products and services and establish and enhance their corporate brands. The Company provides its users with easy access to an index of over 2.77 million video clips, images and web pages.

The Company currently operates in the following business segments:

1.	Online Membership Services - The Company provides online content and member services for commercial use.

2.	Software Sales - The Company provides web-based and mobile software platforms.

3.	Media and Marketing Management - The Company coordinates product placement activities for filmmakers and advertisers within the entertainment arts industry of the PRC.

On April 25, 2006, the Company acquired 100% of the shares of Guangzhou Panyu Metals & Minerals Import and Export Co., Limited (“Panyu M&M”), a PRC limited company, from the sole shareholder, Wukang IE Limited for $500,000 of MYST’s yet-to-be received accounts receivable. Panyu M&M’s principal activity is conducting import and export trade in PRC.

On June 16, 2006, the following transactions took place:

1.	The Company sold 2,024,192 shares of its common stock to MYST for $1,060,000.
2.	The Company acquired certain valuable assets, namely the minority ownership rights to the website known as www.subaye.com, by issuing 798,747 shares, valued at $1,565,544, of its common stock to CDN.
3.
The Company issued 500,000 shares of its common stock and 200,000 shares of its Series A convertible preferred stock, par value $0.01, to Top Rider Group Limited for $1,760,000. Each share of the Company’s Series A convertible preferred stock is convertible into two shares of the Company’s common stock.

4.	The Company agreed to reimburse CDN for website development costs incurred on behalf of the Company in 2006 and 2005 totaling $190,800.
5.	MYST and CDN agreed to terminate the Rights Agreement dated November 11, 2005.

On October 1, 2006, the Company sold 100% of the outstanding ownership interests in Panyu M&M to its controlling shareholder, MYST, for gross consideration of $500,000. The transaction was between two entities under common control. As a result, the transaction was accounted for at the historical adjusted cost of the net assets transferred, which was $500,000.

On February 28, 2007, the Company changed its name to Subaye.com, Inc. by filing a certificate of amendment with the State of Delaware.

From July 1, 2007 through December 31, 2007, the Company allowed its current members and new members to use the Company's website, www.subaye.com, free of charge. As a result, the Company's Online Membership Services business segment did not generate any revenues during this time period.

On October 1, 2007, the Company acquired 100% of the outstanding ownership units of Guangzhou SubayeComputer Tech Limited (“Guangzhou Subaye”) from MYST for $119,534. Payment of the purchase price of $119,534 was made in the form of 59,767 shares of Subaye.com common stock. With the acquisition of Guangzhou Subaye, the Company acquired the technical know-how to market, sell and manage the Company's software products, specifically IBS Version 5.0. Additionally, the Company now has a much more diverse employee base which it anticipates will help it to develop a more collaborative work environment and result in more robust products and services. The Company believes that Guangzhou Subaye provides the appropriate employee staff the Company needs in order to generate revenues from software sales and also to manage its computer infrastructure, among other tasks, for the foreseeable future.

On October 23, 2007, the Company completed the acquisition of Media Group International Limited (“MGI”), a Hong-Kong–based media and marketing management firm. The purchase price was $200,000, payable in the form of 100,000 shares of the Company's common stock. With the acquisition of MGI, the Company is now able to further develop business within the entertainment sector of the PRC, which it believes will generate significant revenues for the Company. The Company believes that it now has individuals in place who can enhance the Company's brand and not only develop a marketing plan, but implement that plan on a daily basis. The Company strives, like most businesses with online service offerings, to drive internet traffic to the Company’s websites. This is a highly competitive environment but the Company believes that the acquisition of MGI is an important step in expanding its advertising, media and marketing efforts.

On February 20, 2008, the Company issued 767,457 shares of common stock valued at $1,534,914 to MYST as consideration for the purchase of 3 websites controlled by MYST, namely www.goongreen.org, www.x381.com, and www.goongood.com. The Company believes these acquisitions provide synergies with the business operations of the Company's website, www.subaye.com, and are expected to enhance the services offered and corresponding revenues derived from the members of www.subaye.com.

CONTROL BY PRINCIPAL STOCKHOLDERS

Mystaru.com, Inc., a Delaware corporation, owns beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, MyStarU.com, Inc., its directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets or business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements, prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the place of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of the Company’s subsidiaries to present them in conformity with United States GAAP.

Subsidiaries	Countries Registered In	Percentage of Ownership
Subaye IIP Limited	British Virgin Islands	100.00%
Guangzhou Subaye Computer Tech Limited	The People’s Republic of China	100.00%
Media Group International Limited	Hong Kong, The People’s Republic of China	100.00%

Subaye IIP Limited

Subaye IIP Limited is a holding company utilized by the Company to manage its investments in Guangzhou Subaye Computer Technology Limited and Media Group International Limited.

Guangzhou Subaye Computer Technology Limited

Guangzhou Subaye Computer Technology Limited ("Guangzhou Subaye") provides technical expertise with regard to computer software, hardware, internet infrastructure and networking for the Company and its employees and markets and sells computer software, namely IBS Version 5.0.

Media Group International Limited

Media Group International Limited ("MGI") provides media, advertising and marketing expertise for the Company and markets and sells its services such as advertising product placement services and media management services within the PRC entertainment market and overseas.

The accounts of Guangzhou Panyu Metals & Materials Limited, were only included in the financial statements for the period the Company held ownership of Panyu M&M, or from April 25, 2006 through October 1, 2006.

General Statement

The Securities and Exchange Commission ("SEC") has issued Financial Reporting Release No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies (“FRR 60”), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. The methods, estimates and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements.

We believe the following critical accounting policies and procedures, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue recognition;

Use of estimates, amortization of software and websites;

Validation of common stock issuances in lieu of cash compensation, and;

Valuation of intangible assets and long lived assets, review for impairment losses, amortization of intangible assets.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company’s principal operating subsidiaries established in the PRC and Hong Kong use their local currencies, Renminbi (RMB) and Hong Kong Dollar (HKD), as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statements of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $23,581, $129 and $1,959 as of September 30, 2008, 2007 and 2006, respectively.

Revenue Recognition

The Company negotiates contracts with its customers, which may include revenue arrangements with multiple deliverables, as outlined by Emerging Issues Task Force No. 00-21 ("EITF 00-21"). The Company’s accounting policies are defined such that each deliverable under a contract is accounted for separately. Historically, the Company has not entered into contracts with its customers that provided for multiple deliverables.

The Company has identified three revenue streams, as follows:

Monthly Website Subscriptions

Revenue for the monthly subscription from the members who subscribed to the Company’s websites is recognized on a pro-rata basis, is calculated on a day-to-day basis and invoiced at the end of each month of full service in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB 104"). The Company does not currently charge a cancellation fee or penalty if and when a customer decides to terminate their membership with our websites.

Current terms of the www.subaye.com membership agreement stipulate that the customer pays a nonrefundable fee of approximately $100 per month for access to the marketing and advertising capabilities in place at www.subaye.com. The Company does not currently provide any specific software to its customers, although, much of the website is driven by complex software which controls the video and voice streaming, among other things, which is prevalent throughout the website.

The Company has an ongoing agreement with China Netcom ("CN"). CN is an internet and webhosting provider in the PRC and manages the internet connection and webhosting of the Company's www.subaye.com website. Under the agreement, CN is required to ensure that the Company's internet connection and namely its webhosting, is operating correctly at all times such that all users of the websites, including Subaye.com members and anyone else who attempts to access the website can do so without interruption as long as the individual has a reliable internet connection. CN is compensated such that CN receives forty percent (40%) of the Company's gross membership fees, payable on a monthly basis within approximately fifteen (15) days of the end of each month. The Company records its revenues net of the fees paid to CN, in accordance with Emerging Issues Task Force Issue No. 99-19 ("EITF 99-19"). The Company believes net revenue presentation is reasonable given that it shares the obligation to perform with CN with regard to its membership contracts with its customers. The Company also does not believe it has the ability to replace CN with another comparable internet and webhosting provider. Lastly, the allocation of fees to CN is based on a fixed percentage portion of the membership revenues earned from membership fee transactions.

The Company also has an ongoing agreement with Foshan Ruijang Technology Limited  (“FRT”) whereby FRT is to ensure the telephone lines and mechanical equipment associated with the Company's internet connection is operating correctly. The Company has a fixed arrangement with FRT such that the monthly fees payable to FRT for its services are approximately $6,200.

Media & Marketing Management

In accordance with SAB104, the Company recognizes revenues from media, advertising  and marketing services, product placement services within the PRC and overseas entertainment markets generated by its MGI subsidiary when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. In general, revenues are typically earned throughout the life of MGI contracts, normally on a monthly basis.

Software Sales

Revenue from the sale of software is recognized pursuant to the requirements of Statement of Position 97-2 “Software Revenue Recognition” (SOP 97-2), issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9 “ Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” In accordance with SOP 97-2, we begin to recognize revenue from licensing and supporting our software products when all of the following criteria are met: (1) we have evidence of an arrangement with a customer; (2) we deliver the products; (3) license agreement terms are deemed fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable.

Our software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period of time before committing to license the software. If a license agreement includes an acceptance provision, we do not record deferred subscription value or recognize revenue until the earlier of the receipt of a written customer acceptance or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period.

Under our business model, software license agreements typically include a lifetime right of use and do not provide for any support or maintenance to be provided by the Company for the term of the agreement.

Software license fees are recognized once all four criteria for revenue recognition criteria are met (as the contracts do not include a right to unspecified software products.)

Our standard licensing agreements include a product warranty provision for all products. Such warranties are accounted for in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 5 (“SFAS No. 5”), “Accounting for Contingencies.” The likelihood that we would be required to make refunds to customers under such provisions is considered remote. As a result, the Company has not accrued for potential liabilities associated with the performance of its software products as no liabilities are specifically anticipated by the Company.

Under the terms of substantially all of our license agreements, we have agreed to indemnify customers for costs and damages arising from claims against such customers based on, among other things, allegations that our software products infringe the intellectual property rights of a third party. In most cases, in the event of an infringement claim, we retain the right to (i) procure for the customer the right to continue using the software product; (ii) replace or modify the software product to eliminate the infringement while providing substantially equivalent functionality; or (iii) if neither (i) nor (ii) can be reasonably achieved, we may terminate the license agreement and refund to the customer a pro-rata portion of the fees paid. Such indemnification provisions are accounted for in accordance with SFAS No. 5. The likelihood that we would be required to make refunds to customers under such provisions is considered remote. In most cases and where legally enforceable, the indemnification is limited to the amount paid by the customer.

Concentrations of Credit Risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains cash balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions or state-owned banks within the PRC are not covered by insurance. Total cash in state-owned banks and cash on hand at September 30, 2008, 2007 and 2006, amounted to $113,860, $0 and $8,628, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Stock-Based Compensation

The Company does not have a formal stock option plan. However, we offered to some of our employees stock-based compensation in the form of stock warrants and shares of our common stock. Prior to July 1, 2005, we accounted for those stock-based compensation awards using the recognition and measurement principles of the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and applied the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation . Under the intrinsic value method, we recognized compensation expense on the date of grant only if the current market price of the underlying stock on the grant date exceeded the exercise price of the stock-based award.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”), which revises SFAS 123 (R) and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Subsequent to the effective date, the pro forma disclosures previously permitted under SFAS 123 (R) are no longer an alternative to financial statement recognition.

In March 2005, the Staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment . SAB No. 107 expresses the view of the SEC Staff regarding the interaction between SFAS 123 (R) and certain SEC rules and regulations and provides the SEC Staff’s views regarding the valuation of share-based payment arrangements for public companies. The SEC Staff believes the guidance in SAB No. 107 will assist public companies in their initial implementation of SFAS 123 (R) beginning with the first interim or annual period of the first fiscal year that begins after June 15, 2005.

Effective July 1, 2005, we adopted SFAS 123 (R) using the modified prospective method. Under this method, compensation cost recognized during 2006 includes: (1) compensation cost for the portions of all share-based payments granted prior to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement No. 123 amortized on a straight-line basis over the options’ remaining vesting period beginning July 1, 2005, and (2) compensation cost for all share-based payments granted subsequent to July 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123 (R) amortized on a straight-line basis over the options’ requisite service period. Pro forma results for prior periods have not been restated. No tax benefit and deferred tax asset were recognized on the compensation cost because of our full valuation allowance against deferred tax assets as of September 30, 2005.

There was no impact on the Company’s 2008, 2007 or 2006 financial statements as a result of adopting FASB Statement No. 123(R) on July 1, 2005.

Software Development Costs

The Company accounts for software development costs in accordance with SFAS No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed. The Company has not historically developed its computer software internally and has purchased software exclusively from one provider located in the PRC.

Once the Company begins utilizing its computer software within its website offerings or for any ancillary purposes, the Company begins to amortize the computer software costs. The Company records amortization expense related to its computer software as a component of cost of sales. The Company amortizes the computer software costs over a three year life. Additionally, if management deems certain computer software costs are unrecoverable based on expected future gross revenue and corresponding cash flows, the Company will write off the costs and record the charge as an impairment loss, as deemed appropriate.

Property and Equipment

Property and equipment is located in the PRC and is recorded at cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the expected useful life of the asset, after the asset is placed in service. The Company generally uses the following depreciable lives for its major classifications of property and equipment:

Description	Useful Lives
Computer hardware	3 years
Computer software	3 years
Websites	3 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

Valuation of Long-Lived Assets

Long-lived tangible assets and definite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company uses an estimate of undiscounted future net cash flows of the assets over the remaining useful lives in determining whether the carrying value of the assets is recoverable. If the carrying values of the assets exceed the expected future cash flows of the assets, the Company recognizes an impairment loss equal to the difference between the carrying values of the assets and their estimated fair values. Impairment of long-lived assets is assessed at the lowest levels for which there are identifiable cash flows that are independent from other groups of assets. The evaluation of long-lived assets requires the Company to use estimates of future cash flows. However, actual cash flows may differ from the estimated future cash flows used in these impairment tests. As of September 30, 2008, 2007 and 2006, management does not believe any of the Company’s assets were impaired.

Goodwill and Intangible Assets

The Company adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets , effective June 2001 and revised in December, 2007. SFAS No. 141 requires the use of the purchase method of accounting for any business combinations initiated after June 30, 2002, and further clarifies the criteria to recognize intangible assets separately from goodwill. Under SFAS No. 142, goodwill and indefinite−life intangible assets are no longer amortized but are reviewed for impairment annually.

Cash and Cash Equivalents

For purposes of the consolidated balance sheets and cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. All cash is held in large banks located in the PRC, Hong Kong, or is cash in hand.

Prepaid Advertising

In certain circumstances, the Company pays in advance for Internet based advertising on other contracted Web sites, and expenses the prepaid amounts over the contract periods as the contracted Web site delivers on their commitment. The Company evaluates the realization of prepaid amounts at each reporting period, and expenses prepaid amounts upon delivery of services or if it determines that the contracted Web site will be unable to deliver on its commitment.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable balance. The Company determines the allowance for doubtful accounts based upon historical write-off experience and current economic conditions. The Company reviews the adequacy of its allowance for doubtful accounts on a regular basis. Receivable balances past due over 120 days, which exceed a specified dollar amount, are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Credit Risk and Customers

We are diligent in attempting to ensure that we issue credit to credit-worthy customers. However, our customer base is small and our accounts receivable balances are usually over 90 days outstanding, and that exposes us to significant credit risk. Therefore, a credit loss can be significant relative to our overall profitability. However, through the year ended September 30, 2008, 2007 and 2006, the Company has not suffered a significant credit loss and such losses are not expected to occur in the near future.

Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments and is included in the consolidated statement of stockholders’ equity.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109 Accounting for Income Taxes . Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In July, 2006, the FASB issued FASB Interpretations No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. FIN 48 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. FIN 48 became effective as of January 1, 2007 and had no impact on the Company’s consolidated financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Research and Development

Research, development, and engineering costs are expensed as incurred, in accordance with SFAS No. 2, Accounting for Research and Development Costs.  Research, development, and engineering expenses primarily include payroll and headcount related costs, contractor fees, infrastructure costs, and administrative expenses directly related to research and development support. Research and development expenses for 2008, 2007 and 2006 were $123,414, $80,000 and $0, respectively.

Net Earnings (Loss) Per Share

The Company utilizes SFAS No. 128, Earnings per Share to calculate gain or loss per share. Basic gain or loss per share is computed by dividing the gain or loss available to common stockholders (as the numerator) by the weighted-average number of common shares outstanding (as the denominator). Diluted gain or loss per share is computed similar to basic gain or loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential common stock (including common stock equivalents) had all been issued, and if such additional common shares were dilutive. Under SFAS No. 128, if the additional common shares are dilutive, they are not added to the denominator in the calculation. Where there is a loss, the inclusion of additional common shares is anti-dilutive (since the increased number of shares reduces the per share loss available to common stock holders). For the year ended September 30, 2006 when the Company incurred a loss, common stock equivalents have been excluded from the calculation of diluted loss per share.

The following table outlines the common stock equivalents outstanding as of September 30, 2008, 2007 and 2006, respectively.

	September 30,
	2008	2007	2006

Warrants to Purchase Common Stock, Held by MYST	1,150,000	-	-
Warrants to Purchase Common Stock, Held by an Individual	500,000	-	-
Common Stock Issuable Upon Conversion of Debt	-	-	767,425
Preferred Stock	-	200,000	200,000
	1,650,000	200,000	967,425

As of September 30, 2008, there were warrants outstanding to purchase 1,650,000 shares of the Company's common stock at $4.00 per share, which expire on July 7, 2013.  MYST held a total of 1,150,000 of the 1,650,000 warrants outstanding as of September 30, 2008.

As of September 30, 2007 and 2006, respectively, there were 200,000 shares of preferred stock outstanding which convert at Top Rider Group’s discretion to 400,000 shares of the Company’s common stock. Top Rider Group elected to convert the shares of preferred stock to common stock on October 1, 2007. Additionally, as of September 30, 2006, MYST held a convertible promissory note for $1,534,849, which was convertible into 767,425 shares of the Company’s common stock. MYST converted the note in full on May 17, 2007.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.  The consolidated financial statements include some amounts that are based on management’s best estimates and judgments.  Significant estimates include the allowance for uncollectible accounts receivable, depreciation, amortization, useful lives of fixed assets and intangible assets, and tax liabilities,  These estimates may be adjusted as more current information becomes available, and any future adjustments could be significant in nature to the financial statements taken as a whole.

Fair Value of Financial Instruments

The Company’s consolidated financial instruments, including its cash, accounts receivable and amounts due from or to MYST are carried at cost, which approximates fair value due to the short term maturity of these instruments.

Reclassifications

Certain reclassifications have been made to the consolidated financial statements for the years ended September 30, 2007 and 2006, in order to provide comparative consolidated financial statements for the year ended September 30, 2008.

NOTE 3 – ACCOUNTS RECEIVABLE

The following table provides details on changes within the Company’s allowance for doubtful accounts during the years ended September 30, 2008, 2007 and 2006, respectively.

	2008	2007	2006

Beginning allowance for doubtful accounts	$216,074	$-	$-
Recoveries of bad debts	(185,440)	-	-
Foreign currency adjustment	133	-	-
Additional charge to bad debt expense	-	216,074	-
Ending allowance for doubtful accounts	$30,767	$216,074	$-

The Company’s future operations and continued expansion is subject to a significant concentration risk. During the years ended September 30, 2008, 2007 and 2006, the Company’s revenues were processed by a third party, a PRC-based merchant services provider. The Company utilizes the merchant services provider’s services to such an extent that the loss of the merchant services provider’s services would create a significant business issue for the Company and the Company cannot be sure that it will be able to secure a merchant services provider to replace this third party should the need arise to do so.

NOTE 4 – PREPAID ADVERTISING

The Company routinely works with online advertisers and has also sponsored movie productions, such as Big Movie, a PRC production its controlling shareholder, MYST, has invested in. During the year ended September 30, 2007, the Company contracted to spend approximately $1 million for online advertising through the affiliate networks provided by www.stareastnet.com and also committed $1 million to fund sponsorships in PRC movie productions, namely Big Movie. The following table presents the amounts the Company has paid for advertising to be placed in the near future, in accordance with the Company’s current marketing plan and advertising agreements in place with its advertising partners.

	September 30,
	2008	2007	2006

Prepaid advertising – PRC movie productions	$566,274	$811,741	$153,846
Prepaid advertising – online media	-	140,000	395,512
	$566,274	$951,741	$549,358

In 2008, the Company's subsdiary, MGI, advanced $797,930 to a PRC-based film producer in order to secure an advertising campaign and terms in accordance with two advertising production and placement contracts entered into with customers of MGI in July and September 2008.  The funds advanced under these contracts will be expensed as costs of sales once the advertisement placements are actually included in a film to be released in 2009.  Until the release of the film to the public, the funds advanced by MGI will be classified as prepaid expenses.

NOTE 5 – ADVANCES RECEIVABLE FROM PARENT COMPANY

The Company operates in the PRC. As of October 1, 2007, the Company acquired Guangzhou Subaye, a PRC-organized company, from MYST and from that date forward, the Company is able to process its own payments to vendors and receipts from customers, in accordance with PRC laws.

The balance classified in current assets as of September 30, 2008, 2007 and 2006 titled “advances receivable from parent company” are representative of the balances owed to the Company from its controlling shareholder, MYST, and its subsidiaries. During the years ended September 30, 2008 and 2007, interest was recorded at an annualized rate of 10% on the daily balance owed to the Company. Net interest income of $608,170 and $168,142 was recorded for the years ended September 30, 2008 and 2007, respectively. A summary of transactions between the Company and MYST for the years ended September 30, 2008, 2007 and 2006 are presented below.

For the Year Ended September 30, 2008

Beginning balance receivable from MYST, as of September 30, 2007	$2,519,676
Issuance of stock to MYST, to cancel liabilities owed to MYST and MYST’s subsidiaries	5,482,070
Issuance of stock to MYST, increase in advances receivable from MYST	361,059
Liabilities owed to MYST subsidiaries, assumed upon acquisition of Guangzhou Subaye	(3,224,157)
Cash receipts from the Company’s customers, held by MYST	248,293
Expenses paid by MYST on behalf of the Company	(2,192,769)
Expenses paid by the Company on behalf of MYST	2,952,279
Cash receipts by the Company on behalf of MYST	(1,893,961)
Interest charged to MYST on the daily balance owed to the Company	608,170
Ending balance receivable from MYST, as of September 30, 2008	$4,860,660

For the Year Ended September 30, 2007

Beginning balance payable to MYST, as of September 30, 2006	$(674,359)
Expenses paid by MYST or its subsidiaries on behalf of the Company	(1,432,035)
Issuance of common stock to MYST for cash	1,220,000
Cash receipts by MYST on behalf of the Company	3,237,928
Interest charged to MYST on the daily balance owed to the Company	168,142
Ending balance receivable from MYST, as of September 30, 2007	$2,519,676

During the year ended September 30, 2006, the Company received advances from MYST or MYST paid the Company’s vendors directly for $674,359.

NOTE 6 - BUSINESS ACQUISITION AND DIVESTITURE, ACQUISITION OF ASSETS

Acquisition of Media Group International Limited

On October 23, 2007, the Company acquired 100% of the outstanding ownership units of Media Group International Limited for 100,000 shares of the Company’s common stock, valued at $200,000, which was the fair market value of recent arms length transactions involving the Company’s common stock, namely certain consulting contracts agreed to with third party service providers in October, 2007. The net assets received by the Company from the acquisition of MGI totaled $200,000. In accordance with the purchase method of accounting, the results of MGI and the estimated fair market value of the assets and liabilities assumed have been included in the consolidated financial statements from the date of acquisition.

The purchase price of MGI was allocated to the assets acquired and liabilities assumed by the Company less the goodwill of $202,453. The Company recorded $202,453 of goodwill, which was the excess of acquisition cost over fair value of net assets of MGI.

Cash	$2,834
Fixed assets, net	$653
Goodwill	$202,453
Due to related party	$(5,940)
Net assets acquired	$200,000

Purchase consideration	$200,000

Net assets acquired	$200,000

Net cash inflow from acquisition of MGI	$2,834

Goodwill is comprised of the residual amount of the purchase price over the fair value of the acquired tangible and intangible assets. The operating results of MGI have been included in the Company’s statement of operations since October 23, 2007. If the operating results had been included since the beginning of the current fiscal year, October 1, 2007, the Company’s pro-forma consolidated revenue and the Company’s pro-forma net income for the year ended September 30, 2008 would have been $10,147,208 (unchanged) and $3,982,863, respectively.

Acquisition of Guangzhou Subaye Tech Limited

On October 1, 2007, the Company acquired 100% of the outstanding ownership units of Guangzhou Subaye Computer Tech Limited (“Guangzhou Subaye") (f/k/a Guangzhou TCOM Computer Tech Limited) from MYST for $119,534. Payment of the purchase price of $119,534 was made in the form of 59,767 shares of the Company’s common stock.

The acquisition of Guangzhou Subaye was completed by two entities under common control. Therefore, the transaction was accounted for at the underlying historical cost of the net assets of Guangzhou Subaye. In accordance with the purchase method of accounting, the results of Guangzhou Subaye and the historical cost basis of the assets and liabilities assumed have been included in the consolidated financial statements from the date of acquisition.

The purchase price of Guangzhou Subaye was allocated to the assets acquired and liabilities assumed by the Company.

(Restated)

Cash	$501,290
Computer software	2,700,000
Security deposit	31,147
Property and equipment	111,254
Liabilities assumed	(3,224,157)
Net assets acquired	$119,534

Purchase consideration	$119,534
Net assets acquired	$(119,534)
Net cash inflow from acquisition of Guangzhou Subaye	$501,290

There is no goodwill generated as a result of this transaction because the net assets were exchanged at their historical cost basis. The operating results of Guangzhou Subaye have been included in the Company’s statement of operations since October 1, 2007. As a result, the Company’s pro-forma consolidated revenue and the Company’s pro-forma net income for the year ended September 30, 2008 was $10,147,208 (unchanged) and $3,824,642 (unchanged), respectively.

Acquisition of Interests in Panyu Metals & Minerals Import & Export Co. Limited

On April 25, 2006, the Company acquired a 100% interest in Panyu M&M for total consideration of $500,000, which was in the form of an assignment of $500,000 of MYST  accounts receivable. The net assets received by the Company from the acquisition of Panyu M&M totaled $320,014. In accordance with the purchase method of accounting, the results of Panyu M&M and the estimated fair market value of the assets and liabilities assumed have been included in the consolidated financial statements from the date of acquisition.

The purchase price of Panyu M&M was allocated to the assets acquired and liabilities assumed by Subaye.com. The Company recorded $354,051 of goodwill, which was the excess of acquisition costs over fair value of net assets of Panyu M&M. The Company did not identify any other indefinite or definite-lived intangible assets.

Accounts receivable	$193,453
Property and equipment	12,024
Other current assets	368,951
Goodwill	354,051
Liabilities assumed	(608,465)
Net assets acquired	$320,014

Purchase consideration	$500,000
Net assets acquired	(320,014)
Net cash inflow from acquisition of the Panyu M&M	$179,986

Sale of Interests in Panyu Metals & Minerals Import & Export Co. Limited

On October 1, 2006, the Company sold 100% of the outstanding ownership interests in Panyu M&M to its controlling shareholder, MYST, for gross consideration of $500,000. The transaction was between two entities under common control.  As a result, the transaction was accounted for at the historical adjusted cost of the net assets transferred, which was $500,000.

The purchase price of Panyu M&M was allocated based on the adjusted historical cost of the assets acquired and liabilities assumed by the Company.

Cash	$111,707
Accounts receivable	544,555
Prepaid expenses	4,821
Property and equipment	13,214
Other assets	96,633
Advances receivable from Parent Company	563
Goodwill	354,051
Liabilities assumed	(625,544)
Net assets acquired	$500,000

Purchase price	$500,000
Net assets sold	(500,000)

The operating results of Panyu M&M have been included in Subaye.com’s statement of operations from April 25, 2006 through October 1, 2006. If the operating results had been included since the beginning of the year ended September 30, 2006, the pro-forma consolidated revenue and pro-forma consolidated net income would have been $6,895,241 and $1,000,819, respectively.

Acquisition of the website rights of www.subaye.com

On May 17, 2006, the Company entered into a convertible promissory note with Alpha, which was immediately assigned to MYST for $1,500,000.  The convertible promissory note was issued in consideration of the time and efforts incurred by MYST in the development of the Company's single significant asset at the time, the www.subaye.com website, and a $500,000 advance from MYST on April 25, 2006.

On June 16, 2006, the following transactions took place:

1	The Company sold 2,024,192 shares of its common stock to MYST for $1,060,000.
2.
The Company acquired certain valuable assets, namely certain minority ownership rights to the website known as www.subaye.com, by issuing 798,747 shares, valued at $1,565,544, of its common stock to CDN.

3.
The Company issued 500,000 shares of its common stock and 200,000 shares of its Series A convertible preferred stock, par value $0.01, to Top Rider Group Limited for $1,760,000. Each share of the Company’s series A convertible preferred stock is convertible into two shares of the Company’s common stock.

4.	Additionally, the Company agreed to reimburse CDN for website development costs incurred on behalf of the Company in 2006 and 2005 totaling $190,800.
5.	MYST and CDN agreed to terminate the Rights Agreement dated November 11, 2005.

The purchase price of the website rights was allocated as follows:

Valuation of Services Provided by MYST and Issuance of Convertible Debt	$1,000,000
Valuation of Liabilities Cancelled Upon Stock Issuance to MYST	1,060,000
Valuation of Stock Issued to CDN	1,565,544
Valuation of Stock Issued to Top Rider	1,760,000
Liabilities Assumed From CDN	190,800
Net assets acquired	$5,576,344

The Company determined the purchase price of the website rights should be fully allocated to the asset itself and classified as a website in property and equipment in the financial statements.

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	At September 30,
	2008	2007	2006

Websites	$7,132,716	$5,576,344	5,576,344
Computer Software	9,387,042
Furniture & Fixtures	35,152	19,142	-
	16,554,910	5,595,486	5,576,344
Less: Accumulated depreciation and amortization	(6,886,882)	(1,863,569)	-
	$9,668,028	$3,731,917	$5,576,344

Depreciation and amortization related to the assets listed above for each period presented within the financial statements is as follows:

	At September 30,
	2008	2007	2006

Depreciation Included Within Operating Expenses	$110,374	$4,787	-
Amortization of Websites Included Within Cost of Sales	2,248,672	1,858,782	-
Amortization of Software Included Within Cost of Sales	1,677,979	-	-
	$4,037,025	$1,863,569	$-

The Company acquired the following websites on February 20, 2008:

		Estimated Useful
Website Acquired	Cost	Life (Years)

www.goongreen.org	$534,914	1.75	**
www.goongood.com	500,000	3.00
www.x381.com	500,000	3.00
	$1,534,914

** The www.goongreen.org website was acquired from MYST on February 20, 2008 for $534,914, which is the historical adjusted cost basis of the website prior to the sale from MYST to the Company. The website's original cost was previously being amortized over a 36 month term. Amortization on MYST's records was recorded for approximately 15 months, leaving an adjusted cost basis of $534,914 as of February 20, 2008. On February 20, 2008, the Company determined that the website has an estimated remaining useful life of 21 months, which was the remaining term associated with the original estimate of the website’s estimated useful life. All other websites are considered to have an estimated useful life of 36 months in accordance with the Company's depreciable life and amortizable life accounting policies.

The Company acquired the following computer software in connection with its acquisition of Guangzhou Subaye on October 1, 2007:

		Estimated Useful
Software Acquired	Cost	Life (Years)
IBS V5.0	$1,350,000	2.25	**
IBS V5.0 Edu	675,000	3.00
IBS V5.0 Gov	675,000	3.00
	$2,700,000

** The computer software was acquired from MYST on October 1, 2007 and was accounted for at the historical adjusted cost basis of the computer software prior to the sale of Guangzhou Subaye to the Company. The adjusted cost basis of the software was $2,700,000 as of October 1, 2007. On October 1, 2007, the Company determined that the computer software acquired from MYST had an estimated remaining useful life of 27 months, which was the remaining term associated with the original estimate of the computer software's estimated useful life.

NOTE 8 - CONVERTIBLE DEBT – PARENT COMPANY

On May 17, 2006 the Company issued a convertible promissory note (the “Note”) for $1,500,000 to Alpha Century Holdings Limited, (“Alpha”) which was previously a subsidiary of the company’s parent company, MYST. Upon the transaction date, the convertible debt was immediately assigned to MYST from Alpha. The Note carried interest at 8% and was convertible into the Company’s common stock at the election of Alpha at any time subsequent to May 17, 2006. The conversion price was $2.00 per share of the Company’s common stock. Management has reviewed EITF 00-19, EITF 0027, EITF 98-5 and SFAS 133 (the “Accounting Guidance”) and determined the convertible debt did not carry characteristics of a convertible instrument as defined within the Accounting Guidance.

On October 1, 2006, $500,000 of the Note was paid upon the sale of Panyu M&M to MYST as discussed in Note 6.

On May 16, 2007, MYST elected to convert the current principal and interest balance on the Note of $1,080,000 into 540,000 shares of the Company’s common stock, in accordance with the terms of the Note.

Interest expense recorded on the Note for 2007 and 2006 amounted to $45,151 and $34,849, respectively.

NOTE 9 - STOCKHOLDERS’ EQUITY

Subaye.com, Inc. is authorized to issue 350,000,000 shares, in aggregate, consisting of 300,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of preferred stock, $0.01 par value. The Company's Certificate of Incorporation authorizes the Board of Directors (the “Board”) to determine the preferences, limitations and relative rights of any class or series of Company preferred stock prior to issuance and each such class or series must be designated with a distinguishing designation prior to issuance. As of September 30, 2008, no shares of the Company’s preferred stock and 10,361,832 shares of the Company’s common stock were issued and outstanding.

On April 15, 2005, the Company issued 10,000 shares of common stock to Li Youhong for $10.

On April 16, 2005, the Company issued warrants to purchase 430,880 shares of common stock at $0.02 per share to its employees.

On April 8, 2006, the Company's employees exercised the warrants to purchase 430,880 shares of the Company's stock for $8,618.

On June 16, 2006, the following transactions took place:

1.	The Company sold 2,024,192 shares of its common stock to MYST for $1,060,000.

2.
The Company acquired certain valuable assets, namely the minority ownership rights to the website known as www.subaye.com, by issuing 798,747 shares, valued at $1,565,544, of its common stock to China Dongguan Networks.

3.
The Company issued 500,000 shares of its common stock and 200,000 shares of its Series A convertible preferred stock, par value $0.01, to Top Rider Group Limited for $1,760,000. Each share of the Company’s Series A convertible preferred stock is convertible into two shares of the Company’s common stock.

4.	The Company agreed to reimburse CDN for website development costs incurred on behalf of the Company in 2006 and 2005 totaling $190,800.

5.	MYST and CDN agreed to terminate the Rights Agreement by and between CDN and Alpha Century Holdings, Limited, a wholly-owned subsidiary of MYST, dated as of November 11, 2005.

On May 16, 2007, the Company sold 610,000 shares of its common stock to MYST for $1,220,000.

On October 1, 2007, the Company issued 59,767 shares of common stock valued at $119,534 to MYST as consideration to acquire Guangzhou Subaye from MYST.

On October 1, 2007, the Company issued 1,375,891 shares of common stock valued at $2,751,781 to MYST as consideration to relieve Guangzhou Subaye's debts with Alpha Century Holdings Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 339,872 shares of common stock valued at $679,744 to MYST as consideration to relieve the Company's debts with Alpha Century Holdings Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 335,203 shares of common stock valued at $670,406 to MYST as consideration to relieve the Company's debts with MyStarU Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 126,353 shares of common stock valued at $252,706 to MYST. This issuance of common stock was intended to reduce the Company's liabilities owed to MyStarU Limited, a subsidiary of MYST. However, once the Company completed its September 30, 2007 audit, the liabilities were determined to be significantly less. As a result, the Company recorded an increase in the balance due from MYST to account for the consideration the Company was to receive upon issuing these shares of common stock.

On October 1, 2007, the Company issued 511,702 shares of common stock valued at $1,023,405 to MYST as consideration to relieve Guangzhou Subaye's debts with Arran Services Limited, a subsidiary of MYST.

On October 1, 2007, Top Rider Group converted the previously outstanding 200,000 shares of preferred stock to 400,000 shares of the Company’s common stock.

On October 1, 2007, the Company issued 170,000 shares of common stock valued at $340,000 to its Chief Executive Officer, Jun Han under a two year employment agreement with a start date of January 2, 2008.

On October 1, 2007, the Company issued 50,000 shares of common stock valued at $100,000 to its Vice President, Heying Zhang, under a two year employment agreement with a start date of January 2, 2008.

On October 23, 2007, the Company completed the acquisition of Media Group International Limited, a Hong Kong-based media and marketing management firm. Under the terms of the transaction, Leyi Yang, the sole shareholder of MGI, received 100,000 shares of the Company's common stock valued at $200,000.

On January 2, 2008, the Company issued 50,000 shares of common stock valued at $100,000 to its Secretary, Yulong Zhu, under a two year employment agreement with a start date of January 2, 2008.

On January 2, 2008, the Company agreed to issue 450,000 shares of common stock valued at $900,000 to Todd Heinzl, a consultant, under a two year employment agreement with a start date of January 2, 2008.

On February 20, 2008, the Company issued 66,532 shares of common stock valued at $133,064 to MYST as consideration to relieve Guangzhou Subaye liabilities with Alpha Century Holdings Limited, a subsidiary of MYST.

On February 20, 2008, the Company issued 54,176 shares of common stock valued at $108,353 to MYST. This issuance of common stock was intended to reduce Guangzhou Subaye's liabilities owed to Arran Services Limited, a subsidiary of MYST. However, once the Company’s auditors completed their quarterly financial review for March 31, 2008, the liabilities were determined to be significantly less. As a result, the Company recorded an increase in the balance due from MYST to account for the consideration the Company was to receive upon issuing these shares of common stock.

On February 20, 2008, the Company issued 111,835 shares of common stock valued at $223,670 to MYST as consideration to relieve Guangzhou Subaye's liabilities with Arran Services Limited, a subsidiary of MYST.

On February 20, 2008, the Company issued 767,457 shares of common stock valued at $1,534,914 to MYST as consideration for the purchase of 3 websites controlled by MYST, namely www.goongreen.org, www.x381.com, and www.goongood.com. The Company believes these acquisitions provide synergies with the business operations of the Company's website, www.subaye.com, and are expected to enhance the services offered and corresponding revenues derived from the members of www.subaye.com.

On February 27, 2008, the Company issued 70,800 shares of common stock valued at $141,600 to its President, Yaofu Su, under a two year employment agreement with a start date of January 2, 2008.

On February 27, 2008, the Company issued 78,425 shares of common stock valued at $156,850 to its Chief Financial Officer, James Crane, under a two year employment agreement with a start date of February 26, 2008.

July 8, 2008 Private Placement

On July 8, 2008, for $920,000, the Company issued MYST 230,000 shares of common stock and warrants to purchase an additional 1,150,000 shares of Subaye.com's common stock at $4.00 a share with an expiration date of July 7, 2013.

On July 8, 2008, for $400,000, the Company issued an unaffiliated individual 100,000 shares of the Company's common stock and warrants to purchase an additional 500,000 shares of the Company's common stock at $4.00 a share with an expiration date of July 7, 2013.

The Company has reviewed Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Potentially Settled in a Company's Own Stock ("EITF 00-19"). The Company has determined that the warrants do not meet the criteria in EITF 00-19 to be classified as liabilities. As a result, the Company will account for the warrants in permanent equity.

The fair value of the Company's common stock and the warrants issued on July 8, 2008 were determined by an independent professional valuation firm.  The independent professional valuation firm concluded that a transaction on July 8, 2008 which involved an unaffiliated individual can be used to determine the valuation of the Company's common stock and the warrants issued on July 8, 2008.  The independent professional valuation firm used the known attributes associated with the July 8, 2008 investment by the individual, along with the attributes listed below, to determine the value of the common stock and associated warrants. This approach is consistent with the methods outlined in the AICPA Practice Aid, “Valuation of Privately-Held Company Equity Securities Issued as Compensation.”

The Company used the following attributes for the Black Scholes Option Pricing calculation:

Expected Volatility	45.95%
RiskFree Interest Rate	3.91%
Exercise Price	$4.00
Price Per Common Share	$1.86
Expected Term (In Years)	5

The expected volatility was determined using a blended volatility rate of four publicly-traded companies in a similar market to the Company, although one volatility rate was omitted from the final blended volatility rate due to its unexplainable and extremely high volatility rate.

The risk free interest rate utilitized by the independent professional valuation firm was the interest rate on the "10-Year Federal Reserve T-Bond as of July 8, 2008."

The independent professional valuation firm valued the warrants at $0.43 and the Company’s common stock at $1.86 as of July 8, 2008, after taking the July 8, 2008 private placement into account.  The Company reviewed the valuation performed, concluded it to be consistent with its current accounting policies, and has accounted for the common stock and warrants issued accordingly.

NOTE 10 – INCOME TAX

United States of America

Since the Company had no operations within the United States, there is no provision for US taxes and there are no deferred tax amounts as of September 30, 2008, 2007 and 2006, respectively.

Delaware

The Company is incorporated in Delaware but does not conduct business in Delaware. Therefore, the Company is not subject to corporate income tax. However, the Company does have to pay Franchise Tax to the Delaware Department of State. Regardless of where the Company conducts business, it must file an Annual Franchise Tax Report and pay Franchise Tax for the privilege of incorporating in Delaware. The minimum Franchise Tax is $35 with a maximum of $165,000. The Franchise Tax owed to Delaware was $200 and $500 for the years ended September 30, 2007 and 2006, respectively.  The tax for the year ended September 30, 2008 has not yet been determined but it is not anticipated to be significantly more than in previous years.

British Virgin Islands

Subaye IIP Limited is incorporated in the British Virgin Islands and, under the current laws of the British Virgin Islands, is not subject to income taxes.

Hong Kong

Media Group International is organized in Hong Kong and is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. No provision for Hong Kong corporate current income tax has been made as the Company incurred a loss during the years ended September 30, 2008, 2007 and 2006, respectively. The applicable Hong Kong statutory tax rate for the years ended September 30, 2008, 2007 and 2006 is 17.5%, respectively.

People’s Republic of China

Enterprise income tax in PRC is generally charged at 33% of a company’s assessable profit, of which 30% is a national tax and 3% is a local tax. The Company’s subsidiaries incorporated in the PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Pursuant to the same enterprises income tax laws, the Company’s subsidiaries are fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years.
As of January 1, 2008, the new Enterprise Income Tax (“EIT”) law of the People’s Republic of China replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.
The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%. The Company currently believes it will qualify as a high tech company.

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next five years or until the tax holiday term is completed, whichever is sooner.

The Company and all of its subsidiaries were established before March 16, 2007 and therefore the Company is qualified to continue enjoying the reduced tax rate as described above.
No provision for enterprise income tax in the PRC had been made for the years ended September 30, 2008, 2007 and 2006 due to the fact that the Company is exempt from PRC tax based on the statutory provisions granting a tax holiday for a five year period, as stated above, for the years ended September 30, 2009, 2008, 2007 and 2006, respectively.  The Company anticipates its tax exemption will expire in the year ended September 30, 2010.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended September 30, 2008, 2007 and 2006:

	2008	2007	2006
U.S. Statutory rates	35.0%	35.0%	35.0%
Foreign income	(35.0)	(35.0)	(35.0)
China tax rates	25.0	33.0	33.0
China income tax exemption	(25.0)	(33.0)	(33.0)
Effective income tax rates	0%	0%	0%

Value Added Tax

Enterprises or individuals who sell products, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax rate applicable to the Company is 6% of the gross sales price. No credit is available for VAT paid on the purchases. The Company reports value-added taxes on a gross basis within the statement of operations in accordance with EITF 06-3.

NOTE 11 - COMMITMENTS & CONTINGENCIES

Operating Leases

On July 1, 2008, the Company entered into a twelve month verbal sublease agreement with MYST for new office space in Foshan City, Guangdong, China. The following table summarizes the Company’s future minimum lease payments under operating lease agreements for the five years subsequent to September 30, 2008:

Year Ended:
September 30, 2009	$21,654
$21,654

The Company recognizes lease expense on a straight-line basis over the life of the lease agreement. Contingent rent expense is recognized as it is incurred. Total rent expense in continuing operations from operating lease agreements was $129,766, $53,790 and $11,407 for the years ended September 30, 2008, 2007 and 2006, respectively.

Vendor Commitments

The Company has an ongoing contractual obligation which renews annually upon approval from both parties on May 30 of each year to China Netcom whereby the Company is liable to pay China Netcom monthly compensation equal to forty percent (40%) of the Company's membership revenues derived from www.subaye.com, for ensuring the Company's webhosting and internet connections operate without interruption.

The Company has an ongoing contract with Foshan Ruijang Technology Limited to ensure the telephone lines and mechanical equipment associated with the Company's internet connection is operating correctly. As of September 30, 2008, the Company's commitment with FRT had a remaining term of eight months. The following table summarizes the Company’s future minimum payments under the FRT contract as of September 30, 2008:

Year ended September, 30

2009	$49,600
$49,600

Litigation

We may be involved from time to time in ordinary litigation that will not have a material effect on our operations or finances. We are not aware of any pending or threatened litigation against the Company or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

NOTE 12 - OPERATING RISK

  Credit risk

The Company is exposed to credit risk from its cash at bank and fixed deposits and bills and accounts receivable. The credit risk on cash at bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which has been determined by reference to past default experience and the current economic environment.

  Foreign currency risk

Most of the transactions of the Company were settled in Renminbi and U.S. dollars. In the opinion of the directors, the Company does not have significant foreign currency risk exposure.

  Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are manufactured in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

NOTE 13– DISCONTINUED OPERATIONS

On October 1, 2006, the Company sold 100% of its outstanding ownership interest in Panyu M&M to its controlling shareholder, MYST, for gross consideration of $500,000. In accordance with SFAS 144. Accounting for the Impairment or Disposal of Long-Lived Assets . (“SFAS 144”), the Company is presenting all assets, liabilities and the Company's results of operations for Panyu M&M as appropriate for discontinued operations presentation under SFAS 144. Below are tables reflecting the assets and liabilities included as discontinued operations as of September 30, 2006, and the results of operations for the year ended September 30, 2006, respectively, for the Company’s discontinued operations.

September 30,
2006
(Restated)
Assets of Discontinued Operations
Cash	$111,707
Accounts Receivable, Net	544,555
Prepaid Expenses	4,821
Fixed Assets, Net	13,214
Goodwill	354,051
Other Assets	96,633
Total Assets	$1,124,981
Liabilities of Discontinued Operations
Accounts Payable and Accrued Expenses	$572,663
Customer Deposits	40,365
Other Liabilities	12,516
Total Liabilities	$625,544

Loss from discontinued operations in the Company’s Statements of Operations consists of:

2006
(Restated)
Sales	$2,868,074

Cost of Goods sold	2,806,843

Gross Profit	61,231

Salaries	(18,996)
Travel and Entertainment	(42,482)
Other Expenses	(24,043)
Interest Income	21,767
Loss from Discontinued Operations	$(2,523)

NOTE 14 - RELATED PARTY TRANSACTIONS

Through the date of these financial statements, the Company had significant related party transactions with its majority stockholder, MYST and its subsidiaries. Related party transactions are disclosed throughout the financial statements in the respective sections to which they relate most. The following is a list, though not necessarily all-inclusive, of significant related party transactions between the Company and its majority stockholder:

•	The Company is under a verbal office sublease agreement with MYST through June 30, 2009 such that the Company's monthly rent for its headquarters in Foshan City, China is $2,406.

•
A significant portion of the Company's funds were being held in bank accounts of MYST's subsidiaries through the years ended September 30, 2008, 2007 and 2006, respectively, and subsequently. Certain payments for the Company's bills and the receipt of funds from the Company's customers have been deposited and held in the bank accounts of MYST's subsidiaries in the past. The Company is currently in the process of discontinuing this practice now that certain issues with PRC law have been settled and the Company or its subsidiaries can collect on receipts from its PRC operations.

•
The Company issued a convertible promissory note to a subsidiary of MYST on May 17, 2006 for $1,500,000. The remaining balance on the convertible promissory note was converted to 540,000 shares of the Company's common stock on May 16, 2007.

•
The Company and its majority shareholder have also entered into several stock purchase agreements through the date of these financial statements, as disclosed in the footnotes to these financial statements.

•
The Company and its majority shareholder have also entered into several business, asset acquisitions and disposals through the date of these financial statements, as disclosed in the footnotes to these financial statements.

•
Historically, the Company has relied on certain business relationships maintained by its majority shareholder in order to conduct business. An example of the business relationships utilized includes certain media contacts in the PRC, government contacts in the PRC, and financial contacts in the PRC, U.S. and Canada.

NOTE 15 - SUBSEQUENT EVENTS

On November 3, 2008, the Company's subsidiary, Subaye IIP Limited entered into a contract with Gold Swallow Show Shop Limited ("Gold Swallow"), a PRC-based management agency for 14 shopping malls in Guangdong, China for 1,700 software licenses to be utilized by tenants within Gold Swallow's shopping malls. The contract is for a term of one year. The license fees earned by Subaye IIP will be $170,000 per month or $2,040,000 in total.

On December 16, 2008, Subaye IIP Limited entered into a contract with Gold Swallow for 2,200 software licenses to be utilized by tenants within Gold Swallow's shopping malls. The contract is for a term of one year. The license fees earned by Subaye IIP will be $220,000 per month or $2,640,000 in total.

NOTE 16 - SEGMENT REPORTING

The Company operates under the following business segments:

1.      Online Membership Services - The Company provides online content and member services for commercial use.

2.      Media and Marketing Management - The Company coordinates product placement activities for filmmakers and advertisers within the entertainment arts industry of the PRC.

3.      Software sales - The Company provides web-based and mobile software platforms.

Additionally, the Company operated the Panyu M&M subsidiary in 2006.  The results of operations for Panyu M&M are included in the Importing and Exporting of Goods business segment.  The Company sold Panyu M&M on October 1, 2006.  Therefore, no results of operations for Panyu M&M are included for 2008 and 2007, respectively.

Year Ended September 30, 2008	Online Membership Services	Software Sales	Media and Marketing Management	Consolidated Total
Net Sales	$7,680,017	$1,826,871	$640,320	$10,147,208
Cost of Sales	2,658,265	1,316,342	701,658	4,676,265
Segment Income (Loss) Before Income Taxes	3,703,639	(57,092)	180,347	3,826,894
Segment Assets	17,316,591	2,910,490	1,042,836	21,269,917
Expenditures for Segment Assets, Net of Liabilities assumed	6,822,836	119,534	200,000	7,142,370

Year Ended September 30, 2007	Online Membership Services	Consolidated Total
Net Sales	$4,310,030	$4,310,030
Cost of Sales	2,182,239	2,182,239
Segment Income From Continuing Operations	1,068,372	1,068,372
Segment Assets	7,591,568	7,591,568
Expenditures for Segment Assets	-	-

Year Ended September 30, 2006 (Restated)	Online Membership Services	Importing and Exporting of Goods	Consolidated Total
Net sales	$-	$-	$-
Cost of sales	-	-	-
Segment loss from continuing operations	(170,110)	-	(170,110)
Segment loss from discontinued operations	-	(2,523)	(2,523)
Segment assets	6,634,331	624,980	7,259,311
Expenditures for segment assets	4,010,800	20,363	4,031,163

NOTE 17 - RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, Defining Fair Value Measurement ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R) ("SFAS 158"). The Company has adopted SFAS 158 except for the requirement to measure plan assets and benefit obligations as of the date of the Company's fiscal year-end statement of financial position which is effective to fiscal years beginning after December 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 158 could have on its financial statements.

In December 2006, FASB issued FSB EITF 00-19-2, Accounting for Registration Payment Arrangements(“FSB EITF 00-19”), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSB EITF 00-19-2 is effective immediately for new and modified registration payment arrangements entered into after December 21, 2006, and beginning in the fiscal year ended December 31, 2007 for any such instruments entered into before that date. The Company does not expect the issuance of FSB EITF 00-19-2 to have a material impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS No. 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

In April 2007, the FASB issued a FASB Statement Position ("FSP") on FASB FIN 39-1 which modifies FIN 39, Offsetting of Amounts relating to Certain Contracts ("FIN 39"). FIN 39-1 addresses whether a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with FIN 39. Upon adoption of this FSP, a reporting entity shall be permitted to change its accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements. The guidance in this FSP is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the potential impact of implementing this standard.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations ("SFAS 141"). SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of the Company’s fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of the Company’s fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's consolidated financial statements.

In February 2008, FASB issued FSP SFAS No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP SFAS 140-3”). The objective of this FSP is to provide guidance on accounting for a transfer of a financial asset and a repurchase financing. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 140"). However, if certain criteria are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under SFAS 140. FSP SFAS 140-3 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within these fiscal years. Earlier application is not permitted. The Company is currently reviewing the effect, if any; the proposed guidance will have on its consolidated financial statements.

In February 2008, FASB issued FSP SFAS No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP SFAS 157-1”). FSP SFAS 157-1 amends SFAS 157 to exclude SFAS 13, Accounting for Leases(SFAS 13), and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value underSFAS 141, or SFAS 141(R), regardless of whether those assets and liabilities are related to leases. FSP SFAS 157-1 is effective upon the initial adoption of SFAS 157. The Company is currently evaluating the impact of adopting FSP SFAS No. 157-1 on its consolidated financial statements.

In February 2008, FASB issued FSP SFAS No. 157-2, Effective date of FASB Statement No. 157 (“FSP SFAS 157-2”). FSP SFAS 157-2 delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting FSP SFAS No. 157-2 on its consolidated financial statements.

In March 2008, FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133 ("SFAS 161"). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 161 could have on its consolidated financial statements.

NOTE 18  -   RESTATEMENT OF FINANCIAL STATEMENTS

Subsequent to the original issuance of Subaye.com, Inc.’s September 30, 2007 and 2006 financial statements, the Company concluded that its previously issued financial statements as of, and for the year ended September 30, 2006,  should no longer be relied upon because of certain accounting omissions in those financial statements.  Accordingly, the Company has restated its previously issued financial statements for the year ended September 30, 2006.

The above mentioned accounting omissions are reclassifications which did not result in any changes to the opening or ending retained earnings balances.

The accompanying balance sheet as of September 30, 2006, and the related statements of operations, and cash flows for the fiscal year ended September 30, 2006 have been restated to reflect the correction of this matter.

The following tables present the impact of the above mentioned adjustments to the financial statement information:

SUBAYE.COM, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND CHANGES IN COMPREHENSIVE LOSS
FOR THE YEAR ENDED SEPTEMBER 30, 2006

	As Previously Stated	Adjustment	As Restated
Revenue
Online Membership Services	$-	$-	$-
Import and Export Sales	2,868,074	(2,868,074)	-

Total Revenue	2,868,074	(2,868,074)	-

Cost of Sales	2,806,844	(2,806,844)	-

Gross Profit	61,230	(61,230)	-

Operating expenses:
Advertising	125,000	-	125,000
Salaries and Wages	18,996	(18,996)	-
Selling, General and Administrative	75,664	(65,403)	10,261

Total Operating Expenses	219,660	(84,399)	135,261

Loss From Continuing Operations	(158,430)	23,169	(135,261)

Other Income and Expenses:
Interest Income (Expense) on Advances to or From Parent Company	85	(34,934)	(34,849)
Other Expenses	(13,183)	13,183	-

Total Other Income and Expenses	(13,098)	(21,751)	(34,849)

Net Loss From Continuing Operations Before Income Taxes	(171,528)	1,418	(170,110)

Net Loss From Discontinued Operations	-	(2,523)	(2,523)

Provision for Income Taxes	(1,105)	1,105	-

Net Loss	(172,633)	-	(172,633)

Foreign Currency Translation Adjustment	1,959	-	1,959

Comprehensive Loss	$(170,674)	$-	$(170,674)

Net Loss Per Common Share - Basic and Diluted	$(0.15)		$(0.15)

Basic Weighted Average Number of Common Shares	1,181,604		1,181,604

Diluted Weighted Average Number of Common Shares	1,360,845		1,181,604

SUBAYE.COM, INC.
BALANCE SHEET
SEPTEMBER 30, 2006

	As Previously Stated	Adjustment	As Restated

Current Assets:
Cash	$120,335	$(111,707)	$8,628
Accounts Receivable, Net of Allowances for Doubtful Accounts	544,555	(544,555)	-
Prepaid Expenses	4,820	(4,820)	-
Prepaid Advertising	549,359	(1)	549,358
Other Current Assets	96,633	(96,633)	-
Current Assets of Discontinued Operation	-	1,124,981	1,124,981

Total Current Assets	1,315,702	367,265	1,682,967

Property and Equipment, Net of Accumulated Depreciation	5,589,558	(13,214)	5,576,344

Other Assets:
Goodwill	354,051	(354,051)	-

Total Other Assets	354,051	(354,051)	-

TOTAL ASSETS	$7,259,311	-	$7,259,311

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$585,180	$(585,180)	$-
Current Liabilities of Discontinued Operations	-	625,544	625,544
Customer Deposits	40,364	(40,364)	-
Related Party Payables	-	201,061	201,061
Advances Payable to Parent Company	875,420	(201,061)	674,359
Convertible Debt-Parent Company	1,534,849	-	1,534,849

Total current liabilities	3,035,813	-	3,035,813

Total Liabilities	3,035,813	-	3,035,813

Commitment and Contingencies

Stockholders' Equity:
Preferred Stock: $0.01 Par Value, Authorized: 50,000,000 Shares, 200,000 Shares Issued and Outstanding	2,000	-	2,000
Common Stock: $0.001 Par Value, Authorized 300,000,000 Shares, 3,763,819 Shares Issued and Outstanding	3,764	-	3,764
Additional Paid-in Capital	4,388,408	-	4,388,408
Accumulated Other Comprehensive Income	1,959	-	1,959
Accumulated Deficit	(172,633)	-	(172,633)

Total Stockholders’ Equity	4,223,498	-	4,223,498

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,259,311	$-	$7,259,311

SUBAYE.COM, INC.
CONSOLIDATED STATEMENT OF CASHFLOWS
FOR THE YEAR ENDED SEPTEMBER 30, 2006

	As Previously Stated	Adjustment	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(172,633)	$-	$(172,633)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	19,173	(19,173)	-
Changes in Operating Assets and Liabilities:
Accounts Receivable	(351,102)	351,102	-
Prepaid and Other Current Assets	(281,861)	281,861	-
Accounts Payable and Accrued Charges	(23,285)	23,285	-
Customer Deposits	40,364	(40,364)
Prepaid Advertising	-	(549,358)	(549,358)
Advances Receivable From Parent Company	-	4,739,450	4,739,450

Net Cash Used in Operating Activities	(769,344)	4,786,803	4,017,459

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash Received upon Acquisition of Subsidiary	179,986	(179,986)	-
Capital Expenditures	(4,031,163)	20,363	(4,010,800)

Net Cash Used in Investing Activities	(3,851,177)	(159,623)	(4,010,800)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances From Parent Company	4,738,887	(4,738,887)	-

Net Cash Provided by Financing Activities	4,738,887	(4,738,887)	-

EFFECT OF EXCHANGE RATE ON CASH	1,959	-	1,959

INCREASE IN CASH	120,325	(111,707)	8,618

CASH AT BEGINNING OF YEAR	$-		$10

CASH AT END OF YEAR	$120,325		$8,628

The adjustments to the statement of cash flows were made to properly reflect the correction of certain accounting omissions related to the reclassification of a discontinued operation.  Cash flow activities for the fiscal year ended September 30, 2006 are revised, accordingly.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Registrant relating to the sale of securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$211.40
Printing expenses	$500
Legal fees and expenses	$50,000
Consultant fees and expenses	$1,000
Accounting fees and expenses	$75,000
Transfer agent fees	$500
Miscellaneous fees and expenses	$1,000
Total	$128,211.40

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to our Company and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

RECENT SALES OF UNREGISTERED SECURITIES

Each issuance set forth below was made in reliance upon the exemptions from registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) on the basis that such transactions did not involve a public offering. When appropriate, we determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in our securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. Where required by applicable law, the certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

On April 15, 2005, the Company issued founder’s shares totaling 10,000 shares for $10 to Li Youhong.

On April 16, 2005, the Company issued warrants to purchase 430,880 shares of common stock at $0.02 per share to the following employees:

Li Youhong
Liu Qimei
Zhang Weiming
Chen Zhiguang
Yang Yuezhi
Fu Jintao

On April 8, 2006, all of the Company's employees who were issued the warrants on April 16, 2005 exercised those warrants to purchase 430,880 shares of the Company's common stock for $8,618.

On June 16, 2006, the following transactions took place:

1.	The Company sold 2,024,192 shares of its common stock to MYST for $1,060,000.
2.	The Company acquired certain valuable assets, namely the minority ownership rights to the website known as www.subaye.com, by issuing 798,747 shares, valued at $1,565,544, of its common stock to CDN.
3.
The Company issued 500,000 shares of its common stock and 200,000 shares of its Series A convertible preferred stock, par value $0.01, to Top Rider Group Limited for $1,760,000. Each share of the Company’s Series A convertible preferred stock is convertible into two shares of the Company’s common stock.

4.	The Company agreed to reimburse CDN for website development costs incurred on behalf of the Company in 2006 and 2005 totaling $190,800.
5.	MYST and CDN agreed to terminate the Rights Agreement dated November 11, 2005.

On May 16, 2007, the following transactions took place:

1.	MYST converted the outstanding balance of $1,080,000 of the convertible promissory note the Company issued on May 17, 2006 into 540,000 shares of the Company's common stock.
2.	The Company sold 610,000 shares of its common stock to MYST for $1,220,000.

On October 1, 2007, the Company issued 59,767 shares of common stock valued at $119,534 to MYST as consideration to acquire Guangzhou Subaye from MYST.

On October 1, 2007, the Company issued 1,375,891 shares of common stock valued at $2,751,781 to MYST as consideration to relieve Guangzhou Subaye's debts with Alpha Century Holdings Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 339,872 shares of common stock valued at $679,744 to MYST as consideration to relieve the Company's debts with Alpha Century Holdings Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 335,203 shares of common stock valued at $670,406 to MYST as consideration to relieve the Company's debts with MyStaru Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 126,353 shares of common stock valued at $252,706 to MYST.  This issuance of common stock was intended to reduce the Company's liabilities owed to Mystaru Limited, a subsidiary of MYST.  However, once the Company completed its September 30, 2007 audit, the liabilities were deteremined to be significantly less.  As a result, the Company recorded an increase in the balance due from MYST to account for the consideration the Company was to receive upon issuing these shares of common stock.

On October 1, 2007, the Company issued 511,702 shares of common stock valued at $1,023,405 to MYST as consideration to relieve Guangzhou Subaye's debts with Arran Services Limited, a subsidiary of MYST.

On October 1, 2007, the Company issued 170,000 shares of common stock valued at $340,000 to Jun Han, the Company's Chief Executive Officer.

On October 1, 2007, the Company issued 50,000 shares of common stock valued at $100,000 to Heying Zhang, the Company's Vice President.

On October 23, 2007, the Company completed the acquisition of Media Group International Limited, a premier media and marketing management firm operating out of Hong Kong. Under the terms of the transaction, MGI shareholders received 100,000 shares of the Company's common stock valued at $200,000.

On January 2, 2008, the following transactions took place:

1.
The Company agreed to issue 450,000 shares of common stock to Todd Heinzl, an investment banking consultant, in accordance with a consulting contract. The shares will vest over a two-year period of time once the contract term begins, and were valued at $900,000.

2.
The Company issued 50,000 shares of common stock to Yulong Zhu   in accordance with his employment agreement. The shares will vest over a two-year period of time once his employment term begins, and were valued at $100,000.

On February 20, 2008, the Company issued 66,532 shares of common stock valued at $133,064 to MYST as consideration to relieve Guangzhou Subaye liabilities with Alpha Century Holdings Limited, a subsidiary of MYST.

On February 20, 2008, the Company issued 54,176 shares of common stock valued at $108,353 to MYST.  This issuance of common stock was intended to reduce Guangzhou Subaye's liabilities owed to Arran Services Limited, a subsidiary of MYST.  However, once the Company’s auditors completed their financial review as of March 31, 2008, the liabilities were determined to be significantly less.  As a result, the Company recorded an increase in the balance due from MYST to account for the consideration the Company was to receive upon issuing these shares of common stock.

On February 20, 2008, the Company issued 111,835 shares of common stock valued at $223,670 to MYST as consideration to relieve Guangzhou Subaye's liabilities with Arran Services Limited, a subsidiary of MYST.

On February 20, 2008, the Company issued 767,457 shares of common stock valued at $1,534,914 to MYST as consideration for the purchase of 3 websites controlled by MYST, namely www.goongreen.org, www.x381.com, and www.goongood.com.  The Company believes these acquisitions provide synergies with the business operations of the Company's website, www.subaye.com, and are expected to enhance the services offered and corresponding revenues derived from the members of www.subaye.com.

On February 27, 2008, the following transactions took place:

1.
The Company issued 70,800 shares of common stock to Yaofu Su, its President, in accordance with his employment agreement. The shares will vest over a two-year period of time once his employment term begins, and were valued at $141,600.

2.
The Company issued 78,425 shares of common stock to James T. Crane, its Chief Financial Officer, pursuant to his employment agreement. The shares will vest over a two-year period of time once his employment term begins, and were valued at $156,850.

On July 8, 2008, the following transactions took place:

1.
For $920,000, the Company issued MYST 230,000 shares of common stock and warrants to purchase an additional 1,150,000 shares of Subaye.com's common stock at $4.00 a share with an expiration date of July 7, 2013.

2.
For $400,000, the Company issued to Peng Xiao Rong, an unaffiliated individual, 100,000 shares of the Company's common stock and warrants to purchase an additional 500,000 shares of the Company's common stock at $4.00 a share with an expiration date of July 7, 2013.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein:

Exhibit
Number	Exhibit Description
2.1(1)	Share Purchase Agreement by and among Yang Le Yi, Subaye IIP Limited and Subaye.com, Inc. for Media Group International Limited, dated as of October 23, 2007
2.2(1)	Purchase Agreement by and between Mystaru.com, Inc. and Subaye.com, Inc. for goongreen.org, X381.com and goongood.com, dated as of February 20, 2008
2.3(2)	Acquisition Agreement by and among HRDQ Group, Inc., Telecom Communications, Inc., Alpha Century Holdings, Ltd and China Dongguan Networks, Inc., dated as of June 16, 2006
3.1(1)	Certificate of Incorporation of the Company
3.2 (1)	By-laws of the Company
5.1	Opinion of K&L Gates LLP
10.1(2)	Series A Preferred and Common Stock Purchase Agreement, dated as of Jun 16, 2006, by and between HRDQ Group, Inc. and Top Rider Group Limited**
10.2(2)	Stockholders Agreement by and among HRDQ Group, Inc., Telecom Communications, Inc., China Dongguan Networks, Inc. and Top Rider Group, Limited, dated as of June 16, 2006
10.3(2)	Registration Rights Agreement between HRDQ Group, Inc. and Top Rider Group Limited, dated as of June 16, 2006
10.4(1)	Advertising Agreement by and between HRDQ Group, Inc. and Media Group International Limited, dated as of August 15, 2006
10.5(1)	Advertising Agreement by and between QXS Enterprise Image Planning Limited and Media Group International Limited, dated as of October 25, 2007
10.6 (1)	Agreement by and between Mystaru.com, Inc. and Subaye.com, Inc., dated as of October 1, 2007
10.7 (1)	Employment Agreement, dated as of January 2, 2008, by and between Jun Han and Subaye.com, Inc.
10.8 (1)	Employment Agreement, dated as of January 2, 2008, by and between Yaofu Su and Subaye.com, Inc.
10.9 (1)	Employment Agreement, dated as of January 2, 2008, by and between Yulong Zhu and Subaye.com, Inc.
10.10 (1)	Employment Agreement, dated as of January 2, 2008, by and between Heying Zhang and Subaye.com, Inc.
10.11(1)	Fee Agreement, dated as of February 26, 2008, by and between J. Crane & Company and Subaye.com, Inc.
10.12(1)	Agreement by and between China Netcom and Guangzhon TCOM Computer, dated as of May 17, 2007
10.13(1)	Agreement by and between Guangzhon TCOM Computer Technology Limited and Foshan Ruijang Technology Limited, dated as of June 1, 2007
10.14(1)	Stock Purchase Agreement, dated as of July 8, 2008, by and between Subaye.com, Inc. and MyStarU.com, Inc.
10.15(1)	Stock Purchase Agreement, dated as of July 8, 2008, by and between Subaye.com, Inc. and Peng Xiao Rong
10.16(1)	Common Stock Purchase Warrant issued to MyStarU.com, Inc. dated as of July 8, 2008
10.17 (1)	Common Stock Purchase Warrant issued to Peng Xiao Rong dated as of July 8, 2008
21.1(1)	List of Subsidiaries
23.1	Consent of DNTW Chartered Accountants, LLP
23.2	Consent of K&L Gates LLP
24.1(1)	Power of Attorney

(1)	Previously filed.
(2)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission by MyStarU.com, Inc. on June 22, 2006.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER,

(a) that the undertakings set forth in paragraphs (a)(i), (a)(ii) and (a)(iii) above do not apply if the information required with or furnished to the Securities and Exchange Commission to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.;

 (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foshan City, Guangdong Province, The People’s Republic of China, on the 14th day of January, 2009.

SUBAYE.COM, INC.

By:	/s/ Jun Han
Jun Han
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jun Han	Chief Executive Officer and Director	January 14, 2009
Jun Han	(Principal Executive Officer)

*	President, Director	January 14, 2009
Yaofu Su

*	Chief Financial Officer,	January 14, 2009
James T. Crane	(Principal Financial and Accounting Officer)

*	Director	January 14, 2009
Yulong Zhu

*	Vice President	January 14, 2009
Heying Zhang

*/s/ Jun Han		January 14, 2009
Signed by Jun Han, as attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
2.1 (1)	Share Purchase Agreement by and among Yang Le Yi, Subaye IIP Limited and Subaye.com, Inc. for Media Group International Limited, dated as of October 23, 2007
2.2 (1)	Purchase Agreement by and between Mystaru.com, Inc. and Subaye.com, Inc. for goongreen.org, X381.com and goongood.com, dated as of February 20, 2008
2.3 (2)	Acquisition Agreement by and among HRDQ Group, Inc., Telecom Communications, Inc., Alpha Century Holdings, Ltd and China Dongguan Networks, Inc., dated as of June 16, 2006
3.1 (1)	Certificate of Incorporation of the Company
3.2 (1)	By-laws of the Company
5.1	Opinion of K&L Gates LLP
10.1 (2)	Series A Preferred and Common Stock Purchase Agreement, dated as of Jun 16, 2006, by and between HRDQ Group, Inc. and Top Rider Group Limited**
10.2 (2)	Stockholders Agreement by and among HRDQ Group, Inc., Telecom Communications, Inc., China Dongguan Networks, Inc. and Top Rider Group, Limited, dated as of June 16, 2006
10.3 (2)	Registration Rights Agreement between HRDQ Group, Inc. and Top Rider Group Limited, dated as of June 16, 2006
10.4 (1)	Advertising Agreement by and between HRDQ Group, Inc. and Media Group International Limited, dated as of August 15, 2006
10.5 (1)	Advertising Agreement by and between QXS Enterprise Image Planning Limited and Media Group International Limited, dated as of October 25, 2007
10.6 (1)	Agreement by and between Mystaru.com, Inc. and Subaye.com, Inc., dated as of October 1, 2007
10.7 (1)	Employment Agreement, dated as of January 2, 2008, by and between Jun Han and Subaye.com, Inc.
10.8 (1)	Employment Agreement, dated as of January 2, 2008, by and between Yaofu Su and Subaye.com, Inc.
10.9 (1)	Employment Agreement, dated as of January 2, 2008, by and between Yulong Zhu and Subaye.com, Inc.
10.10 (1)	Employment Agreement, dated as of January 2, 2008, by and between Heying Zhang and Subaye.com, Inc.
10.11 (1)	Fee Agreement, dated as of February 26, 2008, by and between J. Crane & Company and Subaye.com, Inc.
10.12 (1)	Agreement by and between China Netcom and Guangzhon TCOM Computer, dated as of May 17, 2007
10.13 (1)	Agreement by and between Guangzhon TCOM Computer Technology Limited and Foshan Ruijang Technology Limited, dated as of June 1, 2007
10.14 (1)	Stock Purchase Agreement, dated as of July 8, 2008, by and between Subaye.com, Inc. and MyStarU.com, Inc.
10.15 (1)	Stock Purchase Agreement, dated as of July 8, 2008, by and between Subaye.com, Inc. and Peng Xiao Rong
10.16 (1)	Common Stock Purchase Warrant issued to MyStarU.com, Inc. dated as of July 8, 2008
10.17 (1)	Common Stock Purchase Warrant issued to Peng Xiao Rong dated as of July 8, 2008
21.1 (1)	List of Subsidiaries
23.1	Consent of DNTW Chartered Accountants, LLP
23.2	Consent of K&L Gates LLP
24.1 (1)	Power of Attorney

(1) Previously filed.
(2) Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission by MyStarU.com, Inc. on June 22, 2006.